  As filed with the Securities and Exchange Commission on November 10, 1998
                                               Registration Number: 33-_________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                             FIRST M&F CORPORATION
            (Exact name of Registrant as specified in its charter)

     MISSISSIPPI                                6712                             64-0636653
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification Number)
 incorporation or organization)      Classification Code Number)

                             221 WASHINGTON STREET
                         KOSCIUSKO, MISSISSIPPI 39090
                                (601) 289-5121
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              HUGH S. POTTS, JR.
                             221 WASHINGTON STREET
                         KOSCIUSKO, MISSISSIPPI 39090
                                (601) 289-5121
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:

                             L. KEITH PARSONS,ESQ.
                     WATKINS LUDLAM WINTER & STENNIS, P.A.
                              POST OFFICE BOX 427
                            633 NORTH STATE STREET
                          JACKSON, MISSISSIPPI  39202
                                (601) 949-4900

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: As soon as practicable after the effective date of this Registration Statement.

     If securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
    Title of each class         Amount      Proposed maximum     Proposed maximum     Amount of
      of securities to          to be      offering price per   aggregate offering   registration
        be registered        registered          unit                price **            fee
-------------------------------------------------------------------------------------------------
        Common Stock,           245,157            *               $3,468,721         $1,023.27
        $5.00 par value
-------------------------------------------------------------------------------------------------

*Not applicable.
**Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       FIRST BOLIVAR CAPITAL CORPORATION
                     FIRST NATIONAL BANK OF BOLIVAR COUNTY
                             308 E. SUNFLOWER ROAD
                         CLEVELAND, MISSISSIPPI 38732


                 MERGER PROPOSED---YOUR VOTE IS VERY IMPORTANT

                             November ______, 1998


Dear Shareholders:

     You are cordially invited to attend a joint Special Meeting of shareholders of First Bolivar Capital Corporation and First National Bank of Bolivar County, to be held at the Banking House on December __, 1998 at _____p.m. local time.

     First Bolivar and the Bank have agreed on a merger with First M&F
Corporation and Merchants & Farmers Bank.   If the merger is completed, First
Bolivar and Bank shareholders will each receive 8.32169 shares of First M&F common stock for each share of First Bolivar or Bank common stock that they own. We estimate that, on completion of the merger, about 6.74% of the outstanding common stock of First M&F will be owned by former First Bolivar and Bank shareholders and that about 93.26% will be owned by those persons who were First M&F shareholders just before the merger is completed.

     We can't complete the merger unless the shareholders of First Bolivar and
the Bank approve it.   We have scheduled a special joint meeting for the
shareholders of First Bolivar and Bank to approve the merger. First Bolivar owns 99.23% of the shares of the Bank and intends to vote for the merger, which means that the merger will be approved by the Bank's shareholders by First Bolivar's vote, even if the remaining Bank shareholders vote against the merger.

      YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND PROMPTLY MAILING THE ENCLOSED PROXY CARD TO US. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER. IF YOU DON'T RETURN YOUR CARD, THE EFFECT WILL BE A VOTE AGAINST THE MERGER.

     This Joint Proxy Statement-Prospectus provides you with detailed information about the proposed merger. You can also get information about First M&F from documents it has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     YOUR BOARDS OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER.

Very truly yours,

James I. Tims                                   Doug Springer
President, First Bolivar Capital Corporation    President and CEO of First National Bank of Bolivar County

DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. AFTER THE MERGER IS COMPLETED FIRST M&F WILL SEND YOU WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR STOCK FOR FIRST M&F COMMON STOCK.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES +
+ COMMISSION HAVE APPROVED THE FIRST M&F COMMON STOCK TO BE ISSUED UNDER  +
+ THIS JOINT PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS JOINT PROXY +
+ STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO    +
+ THE CONTRARY IS A CRIMINAL OFFENSE.                                     +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Joint Proxy Statement-Prospectus dated November ___, 1998, and first mailed to shareholders on November___, 1998.

                NOTICE OF SPECIAL JOINT SHAREHOLDERS'  MEETING
                      TO BE HELD ON DECEMBER ______, 1998

     Notice is hereby given that a Special Joint Meeting of Shareholders of First Bolivar Capital Corporation and First National Bank of Bolivar County will be held at the offices of First National Bank of Bolivar County (the Banking House), 308 E. Sunflower Road, Cleveland, Mississippi 38732, on December __, 1998, at___ p.m. for the purpose of considering and voting on:

     1. Approval and adoption of the Agreement and Plan of Merger and related merger agreements dated as of September 9, 1998, and the transactions contemplated in the agreements pursuant to which (a) First Bolivar will be merged into First M&F Corporation and (b) the Bank will be merged into Merchants & Farmers Bank.

     2. To transact such other business as may properly come before the meeting and any adjournment thereof.

Only those shareholders of record at the close of business on November 1, 1998, are entitled to notice of and to vote at the meeting or any adjournments or postponements of the Meeting.

All shareholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Joint Proxy Statement-Prospectus accompanying this notice for more complete information regarding the merger and the Meeting.

If you are a First Bolivar shareholder and you dissent from the merger by following the requirements of the Mississippi Law concerning dissenters' appraisal rights, First M&F will pay you for the fair value of your shares. We have included a copy of this law at Appendix B to the Joint Proxy Statement-Prospectus.

If you are a Bank shareholder and you dissent from the merger by following the requirements of the federal law concerning dissenters' rights, First M&F will pay you for the fair value of your shares. We have included a copy of this law at Appendix C to the Joint Proxy Statement-Prospectus. Please see the section entitled "ADDITIONAL INFORMATION -- Dissenters' Appraisal Rights" in the attached Joint Proxy Statement-Prospectus for a discussion of the procedures to be followed in asserting these dissenters' rights.

BY ORDER OF THE BOARD OF DIRECTORS      BY ORDER OF THE BOARD OF DIRECTORS OF
OF FIRST BOLIVAR CAPITAL CORPORATION    FIRST NATIONAL BANK OF BOLIVAR COUNTY

Secretary                               Secretary


November ______, 1998

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT
                        YOU PLAN TO ATTEND THE MEETING.

THE BOARDS OF DIRECTORS OF FIRST BOLIVAR AND THE BANK UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.
                  ---

DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. AFTER THE MERGER IS COMPLETED FIRST M&F WILL SEND YOU WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR STOCK FOR FIRST M&F COMMON STOCK.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q(1):  WHY IS FIRST BOLIVAR MERGING WITH FIRST M&F?

   A: The First Bolivar and Bank (collectively referred to as Bolivar) Boards have approved the merger with First M&F based upon their assessment of the financial condition and prospects of Bolivar in particular and the competitive and regulatory environment for financial institutions generally. First M&F is a Mississippi bank holding company for Merchants & Farmers Bank, a Mississippi chartered state bank which operates offices in Mississippi. Its common stock is traded on the Nasdaq stock market under the symbol FMFC. The merger will enable First Bolivar and Bank shareholders to hold stock in a larger and more diversified entity whose shares are more widely held and more actively traded. The merger will also enable us to better serve our customers with more products and services. Based upon these and other factors we believe that the merger is in the best interest of the First Bolivar and Bank shareholders. To review the background and reasons for the merger see pages 11 through 13.

Q(2):  AS A FIRST BOLIVAR OR BANK SHAREHOLDER, WHAT WILL I RECEIVE IN THE
       MERGER?

   A: First M&F will pay you 8.32169 shares of First M&F common stock in exchange for each share of First Bolivar or Bank common stock you own. However, First M&F will not issue any fractional shares. Instead, First M&F will pay you cash for any fraction of a First M&F share based upon a price of $37.00 per First M&F share.

       Example: If you own 100 shares of First Bolivar or Bank common stock, upon completion of the merger you will have the right to receive 832 shares of First M&F common stock and a check for $6.25 ($37 x .169).

Q(3):  WHAT HAPPENS AS THE MARKET PRICE OF FIRST M&F COMMON STOCK FLUCTUATES?

   A: The exchange ratio is based upon a formula that is not determined by the market price of First M&F common stock and is not expected to change. Since the market value of the First M&F common stock will fluctuate before and after the closing date of the merger, the value of the stock you will receive in the merger will fluctuate as well and could decrease.

Q(4):  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

   A: We hope to complete the merger by the end of 1998. In addition to the approval of the First Bolivar and Bank shareholders, certain regulatory agencies must approve the merger, which includes the approval of the Federal Deposit Insurance Corporation and the Federal Reserve Board and may include approval of or notice to certain state authorities.

Q(5):  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

   A: We expect that for U.S. federal income tax purposes, your exchange of shares of First Bolivar or Bank common stock for shares of First M&F common stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares. This tax treatment won't apply to you if you dissent from the merger under Mississippi law or Federal law.

       We provide a more detailed review of the U.S. federal income tax consequences of the merger at page 16 of this document.

Q(6): AS A FIRST BOLIVAR OR BANK SHAREHOLDER, DO I HAVE TO ACCEPT FIRST M&F COMMON STOCK IN EXCHANGE FOR MY SHARES IF THE MERGER IS APPROVED?

   A: No. First Bolivar Shareholders. If you are a First Bolivar shareholder and you follow the procedures prescribed by Mississippi law, you may dissent from the merger and have the fair value of your stock appraised by a court. If you follow those procedures, you won't receive First M&F common stock. The fair value of your First Bolivar stock, determined in the manner prescribed by Mississippi law, will be paid to you in cash.

       Bank Shareholders. If you are a Bank shareholder and you follow the procedures prescribed by Federal law, you may dissent from the merger and have the fair value of your stock appraised by a court. If you follow these procedures you won't receive First M&F common stock. The fair value of your Bank stock, determined in the manner prescribed by Federal law will be paid to you in cash.

                                                           QUESTIONS AND ANSWERS

        For a more complete description of these dissenters' rights, see page __ of this document.

 Q(7):  WHAT DO I NEED TO DO NOW?

    A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you don't vote on the merger or if you abstain, the effect will be a vote against the merger.

        The meeting will take place on December __, 1998. You are invited to the meeting to vote your shares in person rather than signing and mailing your proxy card. If you do sign your proxy card, you can take back your proxy up to and including the date of the meeting and either change your vote or attend the meeting and vote in person. We provide more detailed instructions about voting on page 9.

        THE BOARDS OF DIRECTORS OF BOTH FIRST BOLIVAR AND BANK UNANIMOUSLY RECOMMEND VOTING IN FAVOR OF THE PROPOSED MERGER.

 Q(8):  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A: No. No one should send their stock certificates in now. After the merger is completed, we'll send you written instructions on how to exchange your First Bolivar or Bank common stock for First M&F common stock.

 Q(9):  WHO CAN HELP ANSWER YOUR QUESTIONS?

    A:  If you have more questions about the merger you should contact:

          First National Bank of Bolivar County
                  308 E. Sunflower Road
              Cleveland, Mississippi 38732

            Attention: Doug Springer, President
                Phone Number: (601) 845-4321

                                                           QUESTIONS AND ANSWERS

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

                                    SUMMARY

The Companies                                                               1
     First M&F Corporation                                                  1
     First Bolivar Capital Corporation                                      1
     First National Bank of Bolivar County                                  1
Reasons for the Merger                                                      1
The Shareholders' Meeting                                                   1
Our Recommendations to Shareholders                                         2
Record Date; Voting Power                                                   2
Votes Required                                                              2
The Merger                                                                  2
     The Exchange Ratio                                                     2
     Conditions to Completion of the Merger                                 2
     Termination of the Merger Agreement                                    2
     Federal Income Tax Consequences                                        3
     Accounting Treatment                                                   3
     Dissenters' Appraisal Rights                                           3
     Regulatory Approvals                                                   3
     Comparative Per Share Market Price Information                         3
Selected Financial Data                                                     5
Comparative Unaudited Per Share Data                                        8

                                  THE MEETING
General                                                                     9
Solicitation, Voting and Revocation of Proxies                              9
Shares Entitled to Vote; Quorum                                             9
Votes Required                                                             10
Dissenters' Appraisal Rights                                               10
Recommendation of First Bolivar and Bank Boards of Directors               10

                                  THE MERGERS

Description of the Mergers                                                 10
Background of and Reasons for the Mergers                                  11
Exchange of Certificates                                                   13
Regulatory Approvals and Other Conditions to the Mergers                   13
Conduct of Business Prior to the Effective Date                            15
Waiver, Amendment and Termination                                          15
Employee Benefits                                                          15
Expenses                                                                   16
Restrictions on Resales of Securities by Affiliates                        16
Pooling of Interests Accounting Treatment                                  16
Material Federal Income Tax Consequences                                   16

                        INFORMATION ABOUT OUR COMPANIES

Information About First M&F                                                18
     General                                                               18
     Recent Acquisition Activities                                         18
Information About First Bolivar                                            18
Information About Bank                                                     19
Management and Operations After the Mergers                                19
Price Range of common stock                                                19
Dividends                                                                  20
First M&F Capital Stock                                                    21
     Authorized and Outstanding Capital Stock                              21
     Voting Rights                                                         21
     Dividend Rights                                                       21

     Preemptive Rights                                                     22
     Fully Paid and Nonassessable                                          22
     Cumulative Voting                                                     22
     Liquidation Rights                                                    22
     Indemnification of Directors, Officers and Employees                  22
     Transfer Agent and Registrar                                          22
     Provisions Discouraging Changes in Control                            22
Comparative Rights of Shareholders of First M&F, First Bolivar and Bank    24
     Authorized Shares of Capital Stock; Dividend Rights                   25
     Board of Directors                                                    26
     Removal of Directors                                                  27
     Vacancies in the Board of Directors                                   27
     Amendment of the Articles of Incorporation                            28
     Amendment of the Bylaws                                               28
     Special Meetings of Shareholders                                      28
     Preemptive Rights                                                     29
     Reports to Shareholders                                               29
     Voting Rights                                                         29
     Shareholder Inspection Rights                                         30
     Limitation of Liability of Directors                                  30
     Indemnification                                                       30
     Supermajority Voting Requirements; Business Combinations              32
     Dissenters' Appraisal Rights                                          32

                   ADDITIONAL INFORMATION ABOUT FIRST BOLIVAR

Principal Business                                                         33
Competition                                                                33
Seasonality of Business and Concentration of Customers                     33
Employees                                                                  33
Property                                                                   33
Legal  Proceedings                                                         33
Ownership of First Bolivar Stock                                           33
Transactions with Management                                               34
First Bolivar Management Discussion and Analysis of Financial Condition
 and Results of Operations                                                 34
     Comparison of Years Ended December 31, 1997 and 1996                  34
     Comparison of Financial Condition at June 30, 1998 and
       December 31, 1997                                                   42

                            ADDITIONAL INFORMATION

Dissenters' Appraisal Rights                                               44
Legal Matters                                                              47
Experts                                                                    47
Other Matters                                                              47
Where You Can Find More Information                                        47

INDEX TO FIRST BOLIVAR FINANCIAL STATEMENTS                               F-1

                                  APPENDICES

APPENDIX A -- AGREEMENT AND PLAN OF MERGER                                A-1

APPENDIX B -- ARTICLE 13 OF MISSISSIPPI BUSINESS CORPORATION ACT          B-1

APPENDIX C -- 12 U.S.C. (S)214a NATIONAL BANK ACT                         C-1

                                    SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document, its appendices and the documents to which we have referred you before you decide how to vote in order to fully understand the merger and to obtain a more complete description of the legal terms of the merger. See "ADDITIONAL INFORMATION -- Where You Can Find More Information" (page 47). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES
PAGE 18

FIRST M&F CORPORATION
221 Washington Street
Kosciusko, Mississippi 39090
(601) 289-5121

First M&F is incorporated in Mississippi and is a one-bank holding company. We provide commercial banking operations, credit card services, issuance services, trust services and other related financial services in the counties of Attala, Calhoun, Choctaw, DeSoto, Grenada, Hinds, Holmes, LaFayette, Leake, Madison, Neshoba, Oktibbeha and Rankin in Mississippi. First M&F's principal asset is its stock in Merchants & Farmer's Bank. As of June 30, 1998 our total assets were about $644.9 million, our deposits were about $581.5 million and shareholder's equity was about $56.6 million.

FIRST BOLIVAR CAPITAL CORPORATION
308 E. Sunflower Road
Cleveland, Mississippi 38732
(601) 843-4231

First Bolivar is incorporated in Mississippi and is a one-bank holding company. Through our bank subsidiary First National Bank of Bolivar County, we serve customers in Bolivar County, Mississippi. The Bank offers consumer, commercial and agricultural loans and short term mortgage loans. As of June 30, 1998, our total assets were $39.5 million, our deposits were about $32.3 million and shareholders' equity was about $3.5 million.

FIRST NATIONAL BANK OF BOLIVAR COUNTY
308 E. Sunflower Road
Cleveland, Mississippi 38732
(601) 843-4231

First National Bank of Bolivar County is a national bank. First Bolivar owns over 99% of the capital stock of the Bank. Bank operates a banking office in Cleveland, Mississippi, Bolivar County. As of June 30, 1998, our total assets were about $38.8 million, our deposits were about $32.4 million and shareholders equity was about $3.2 million.

REASONS FOR THE MERGER
PAGE 11

We believe that the financial terms of the agreement were attractive based upon the recent earnings performance of First M&F, each Boards' familiarity with First M&F's business, the current and prospective economic and regulatory environment and each Boards' belief that First M&F was an attractive choice as a long term affiliation partner for First Bolivar and the Bank. The merger will offer liquidity to the First Bolivar and Bank shareholders and more products and services to the Banks' customers, including electronic banking products.

To review the background of and reasons for the merger in greater detail, please see pages 11 through 13.

THE SHAREHOLDERS' MEETING
PAGE 9

The joint special Meeting will be held at the First National Bank of Bolivar County (the Banking House), 308 E. Sunflower, Road, Cleveland, Mississippi, at ___ p.m. on December __, 1998. At the Meeting First Bolivar and Bank shareholders will be asked to approve the merger agreement.

                                       1                                 SUMMARY

OUR RECOMMENDATIONS TO SHAREHOLDERS
PAGE 10

The Board of Directors of First Bolivar and the Bank believe that the merger is fair to you and in your best interests and unanimously recommend that you vote "FOR" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER
PAGE 9

You can vote at the Meeting if you owned First Bolivar common stock or Bank common stock as of the close of business on November 1, 1998, the record date. On that date, 29,230 shares of First Bolivar common stock were outstanding and therefore allowed to vote at the Meeting. On that date 30,000 shares of Bank common stock were outstanding and therefore are allowed to vote at the Meeting. You will be able to cast one vote for each share of First Bolivar or Bank common stock you owned on November 1, 1998.

VOTES REQUIRED
PAGE 10

In order for the merger to be approved, First Bolivar shareholders holding a majority of the outstanding shares of common stock present at the Meeting must vote in favor of the merger, and Bank shareholders holding at least two-thirds of the outstanding shares voting at the Meeting must vote in favor of the merger. Since First Bolivar owns 29,770 shares or 99.23% of the Bank's common stock and will vote its shares in favor of the merger, it is expected that the merger will get the needed approval of the Bank shareholders. Altogether the directors and officers of First Bolivar can cast 86.25% of the votes entitled to be cast at the Meeting. We expect that they will vote all of their shares in favor of the merger.

THE MERGER
PAGE 10

We have attached the merger agreement to this Joint Proxy Statement-Prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

THE EXCHANGE RATIO
PAGE 10

In the merger, each outstanding share of First Bolivar and Bank common stock will be converted into 8.32169 shares of First M&F common stock. The exchange ratio will be adjusted if First M&F, First Bolivar or the Bank increases its number of shares of common stock outstanding from the figures disclosed in this Joint Proxy Statement-Prospectus.

CONDITIONS TO COMPLETION OF THE MERGER
PAGE 13

The completion of the merger depends on a number of conditions being met, including the following:

1. First Bolivar and Bank shareholders approving the merger;

2. receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

3. the absence of any governmental order blocking completion of the merger or of any proceedings by a governmental body trying to block it;

4. receipt of opinions of First M&F's counsel that the U. S. federal income tax treatment of First Bolivar and the Bank's shareholders, First Bolivar, the Bank and First M&F in the merger will generally be as we've described it to you in this document; and

5. the merger must qualify for "pooling of interests"  accounting treatment.

In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We can't be certain whether or when any of the conditions we've listed will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT
PAGE 15

We can agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of First Bolivar and the Bank have already voted to approve it. Also, First M&F can terminate the merger agreement if the holders of ten percent or more of the outstanding First

Bolivar common stock exercise dissenters' appraisal rights.

Moreover, either of us can terminate the merger agreement in the following circumstances:

1. after a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger;

2. if the merger isn't completed by March 31, 1999;

3. if the First Bolivar shareholders don't approve the merger; or

4. if the other party violates, in a significant way, any of its representations, warranties or obligations under the merger agreement.

Generally, a party can only terminate the merger agreement in one of the preceding four situations if that party isn't in violation of the merger agreement or if its violations of the merger agreement aren't the cause of the event permitting termination.

FEDERAL INCOME TAX CONSEQUENCES
PAGE 16

We have structured the merger with the intent that First Bolivar, the Bank and its shareholders won't recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with cash received instead of fractional shares by First Bolivar and Bank shareholders. We have conditioned the merger on the receipt of legal opinions that this will be the case, but these opinions won't bind the Internal Revenue Service, which could take a different view.

THIS TAX TREATMENT WILL NOT APPLY TO ANY SHAREHOLDER WHO DISSENTS FROM THE MERGER UNDER MISSISSIPPI OR FEDERAL LAW. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

ACCOUNTING TREATMENT
PAGE 16

We expect the merger to qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. We have conditioned the merger on qualifying as a pooling of interests.

DISSENTERS' APPRAISAL RIGHTS
PAGE 44

First Bolivar Shareholders: Mississippi law permits you to dissent from the merger and to have the fair value of your stock appraised by a court. To do this, you must follow certain procedures, including the filing of certain notices with us and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of First Bolivar common stock will not be exchanged for shares of First M&F common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

Bank Shareholders: Federal law permits you to dissent from the merger and to have the fair value of your stock appraised by a court. To do this, you must follow certain procedures, including the filing of certain notices with us and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of Bank common stock will not be exchanged for shares of First M&F common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

REGULATORY APPROVALS
PAGE 13

We can't complete the merger unless we obtain the approval of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Mississippi Department of Banking and Consumer Finance.

While we don't know of any reason why we shouldn't obtain these regulatory approvals in a timely manner we can't be certain when we'll obtain them or that we will obtain them.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
PAGE 19

Shares of First M&F common stock are quoted on the Nasdaq stock market. Shares of First Bolivar and the Bank are not publicly traded and there have been no transactions in

                                       3                                 SUMMARY
this stock since January 1, 1996. First Bolivar's book value per share as of June 30, 1998 was $118.74. On September 8, 1998 the last full trading day prior to the public announcement of the merger, First M&F common stock closed at $35.50 per share. On November 3, 1998 First M&F common stock closed at $33.00 per share.

Based on the exchange ratio in the merger which is 8.32169, the market value of the 8.32169 shares of First M&F stock that First Bolivar and Bank shareholders will receive in the merger for each share of their common stock would be $295.42 based on First M&F's September 8, 1998 closing price and $274.62 based on First M&F's November 3, 1998 closing price. Of course, the market price of First M&F common stock will fluctuate prior to and after completion of the merger, while the exchange ratio is fixed. You should obtain current First M&F common stock price quotations.

                            SELECTED FINANCIAL DATA

     The following tables show summarized unaudited historical financial data for each of our companies.

     The information we've set forth for the six-month period ended June 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

     The First M&F information in the following tables is based on the historical financial information that has been presented in prior filings with the Securities and Exchange Commission. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have provided in this Joint Proxy Statement-Prospectus, which you can find beginning at page F-1. This historical financial information has also been incorporated into this Joint Proxy Statement-Prospectus by reference -- see "ADDITIONAL INFORMATION -- Where You Can Find More Information" on page 47.

     First M&F's annual financial statements were audited by Shearer, Taylor & Co., P.A. and First Bolivar's annual financial statements were audited by Taylor Powell Wilson & Hartford, P.A., independent Certified Public Accountants to each of our companies. The financial information as of or for the interim periods ended June 30, 1998 and 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

FIRST M&F CORPORATION
SELECTED FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     As of and for the period ended         As of and for the year ended
                                     6/30/98    6/30/97      1997       1996       1995        1994       1993
                                     -------    -------    -------    -------    -------     -------    -------
                                         (unaudited)
INCOME STATEMENT DATA:
 Interest income                      23,290     21,444     44,216     41,496     37,417      30,157     27,739
 Interest expense                     11,298      9,980     20,693     19,541     17,510      12,464     11,127
 Net interest income                  11,992     11,464     23,523     21,955     19,907      17,693     16,612
 Provision for loan losses               938        791      2,050      1,221      1,509         882      1,070
 Noninterest income                    2,402      2,220      4,965      4,436      4,240       3,444      3,222
 Noninterest expense                   8,196      7,498     15,312     14,916     14,370      13,821     13,058
 Income taxes                          1,355      1,544      3,212      2,864      2,018       1,590      1,418
 Net income                            3,905      3,850      7,914      7,390      6,250       4,844      4,288
 Net interest income, taxable
  equivalent                          12,749     12,092     24,838     23,077     21,082      18,796     17,669
 Dividends paid                        1,629      1,426      2,987      2,545      2,031       1,535      1,516
PER SHARE DATA:
 Net income                             1.15       1.13       2.33       2.18       1.90        1.55       1.37
 Cash dividends paid                    0.48       0.42       0.88       0.75       0.62        0.49       0.49
 Book value                            16.65      15.12      15.97      14.46      13.13       11.05      10.50
 Closing stock price                   43.00      28.00      40.00      29.00      22.00       13.00      11.00
AVERAGE BALANCES:
 Assets                              615,682    548,676    562,737    527,001    480,621     429,852    382,943
 Earning assets                      572,490    510,869    523,757    492,466    449,821     399,076    370,720
 Loans                               366,681    343,759    349,684    317,013    275,422     230,693    193,943
 Investments                         181,238    151,995    159,005    158,680    161,763     159,194    164,107
 Total deposits                      547,632    488,687    500,910    449,619    366,231     350,495    338,766
 Equity                               55,718     49,988     51,789     46,766     39,582      33,559     31,072
BALANCE SHEET DATA:
 Assets                              644,912    561,515    580,901    523,760    505,558     446,255    405,961
 Earning assets                      595,582    516,181    540,782    489,485    473,943     416,350    374,537
 Loans                               372,479    345,695    360,192    345,238    291,624     261,713    207,649
 Investments                         193,861    166,322    167,788    143,597    181,004     153,231    151,875
 Core deposits                       519,761    445,130    459,462    415,868    363,491     326,371    300,398
 Total deposits                      581,493    500,779    509,783    464,094    405,863     358,844    329,509
 Equity                               56,508     51,338     54,206     49,089     44,519      34,484     32,784
SELECTED RATIOS:
 Return on average assets               1.28%      1.42%      1.41%      1.40%      1.30%       1.13%      1.12%
 Return on average equity              14.13%     15.51%     15.28%     15.80%     15.79%      14.43%     13.80%
 Equity to assets                       9.06%      9.16%      9.20%      8.87%      8.24%       7.81%      8.11%
 Dividend payout                       41.74%     37.17%     37.77%     34.40%     32.63%      31.61%     35.77%

FIRST BOLIVAR CAPITAL CORPORATION
SELECTED FINANCIAL DATA (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 As of and for the                         As of and for the year ended
                                    period ended
                                 6/30/98    6/30/97    12/31/97    12/31/96    12/31/95   12/31/94    12/31/93
                                 -------    -------    --------    --------    --------   --------    --------
                                    (unaudited)
INCOME STATEMENT DATA:
  Net interest income                578        568       1,190       1,097       1,077     1,071       1,061
  Provision for loan losses            6          6          12          12          46        89           0
  Net income                          82        132         232          34         129        21         254
BALANCE SHEET DATA:
  Total assets                    39,498     39,750      40,557      39,917      38,632    35,685      30,310
  Net loans                       17,540     15,825      15,568      13,266      16,389    13,759      14,914
  Deposits                        32,339     31,882      33,223      32,699      31,407    30,173      25,321
  Stockholders' equity             3,469      3,207       3,441       3,123       2,911     2,470       2,769
PER SHARE DATA:
  Earnings per share                 2.8       4.52        7.95        7.99        4.42      0.73        8.71
  Dividends declared                0.00       0.00        0.00        0.00        0.00      0.00        0.00
  Dividends paid                    0.00       0.00        0.00        0.00        0.00      0.00        0.00
  Average shares outstanding          29         29          29          29          29        29          29
SELECTED RATIOS:
  Return on average assets          0.40%      0.67%       0.58%       0.59%       0.35%     0.06%       0.84%
  Return on average equity          4.76%      8.51%       7.22%       7.74%       4.80%     0.82%       9.63%
  Equity to assets                  8.78%      8.07%       8.49%        7.8%       7.53%     6.92%       9.14%
  Dividend payout                   0.00%      0.00%       0.00%       0.00%       0.00%     0.00%       0.00%

COMPARATIVE PER SHARE INFORMATION
NET INCOME
  For the six months ended          2.81
   6/30/98
  For the year ended 12/31/97       7.95
  For the year ended 12/31/96       7.99
  For the year ended 12/31/95       4.42
CASH DIVIDENDS
  For the six months ended          0.00
    6/30/98
  For the year ended 12/31/97       0.00
  For the year ended 12/31/96       0.00
  For the year ended 12/31/95       0.00
BOOK VALUE
  As of 6/30/98                   118.67
  As of 12/31/97                  117.73
  As of 12/31/96                  106.85

                                                                         SUMMARY

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table shows information about our companies' income per share, dividend per share and book value per share, and similar information reflecting the merger (which is referred to as "pro forma" information). The First M&F information in the following table is based on the historical financial information that has been presented in prior Securities and Exchange Commission filings. This information has been incorporated into this Joint Proxy Statement-Prospectus by reference. See "ADDITIONAL INFORMATION -- Where You Can Find More Information" on page 47. In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods. In presenting the comparative pro forma information, we also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method which is referred to as the "pooling of interests" method of accounting).

     The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 8.32169. It is intended to reflect the fact that First Bolivar and Bank shareholders will be receiving more than one share of First M&F common stock for each share of First Bolivar and Bank common stock exchanged in the merger.

     We expect that we will incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma information, except for the pro forma combined condensed balance sheet. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the six-month period ended June 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

                                                                             Bolivar Pro
                                                                             -----------
                                                          Pro Forma with        Forma
                                                          --------------        -----
                                           First M&F         Bolivar          Equivalent
                                           ---------         -------          ----------
Net Income
  For the six months ended 6/30/98            1.15             1.10              9.15
  For the year ended 12/31/97                 2.33             2.24             18.64
  For the year ended 12/31/96                 2.18             2.10             17.48
  For the year ended 12/31/95                 1.90             1.80             14.98
Cash Dividends

  For the six months ended 6/30/98            0.48             0.48              3.99
  For the year ended12/31/97                  0.88             0.88              7.32
  For the year ended 12/31/96                 0.75             0.75              6.24
  For the year ended 12/31/95                 0.62             0.62              5.16
Book Value

  As of 6/30/98                              16.65            16.48            137.14
  As of 12/31/97                             15.97            15.84            131.82
  As of 12/31/96                             14.46            14.35            119.42

First M&F will account for each of the proposed transactions using the "pooling of interests" method of accounting.

First Bolivar equivalent pro forma amounts are computed by multiplying the First M&F pro forma combined amounts by the exchange ratio of 8.32169.

                                  THE MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed on or about November __, 1998 to the shareholders of First Bolivar Capital Corporation ("FIRST BOLIVAR SHAREHOLDERS") and the shareholders of (THE "BANK SHAREHOLDERS") First National Bank of Bolivar County (the "Bank") in connection with the solicitation of proxies on behalf of the First Bolivar Board and the Bank Board for use at a special joint meeting (the "Meeting") of shareholders of First Bolivar and the Bank to be held on December ___, 1998, at ___ p.m. in the Banking House, 308 E. Sunflower Road, Cleveland, Mississippi and at any adjournments or postponements thereof and is accompanied by the Notice of Meeting and a form of proxy. At the Meeting, First Bolivar and Bank shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 9, 1998 (the "Merger Agreement") by and between First Bolivar and First M&F Corporation, a Mississippi corporation ("First M&F"), and the transactions contemplated thereby, including a merger of First Bolivar with First M&F (the "Company Merger") and a merger of Bank with Merchants & Farmers Bank (the "Bank Merger").

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     When a proxy in the form accompanying this Joint Proxy Statement-Prospectus is properly executed and returned, the shares represented thereby will be voted in the manner specified therein. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE MERGER AGREEMENT. An instruction to abstain from voting on the Merger Agreement will be considered present for quorum purposes but will have the same effect as a vote against the Merger Agreement. Only a vote against the Merger Agreement will preserve any statutory dissenters' appraisal rights a shareholder may otherwise wish to exercise.

     No matters are expected to be considered at the Meeting other than the proposal to approve the Merger Agreement, but if any other matters should properly come before the Meeting, it is intended that proxies will be voted on all such matters in accordance with the judgment of the person(s) voting them.

     Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy (1) by submitting a proxy bearing a later date, (2) by giving written notice of revocation to the Secretary of First Bolivar or the Bank, or
(3) upon request, if such shareholder is present at the Meeting elects to vote in person. Mere attendance at the Meeting will not of itself revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken before receipt of the revocation.

     The cost of soliciting proxies will be borne by First Bolivar and the Bank. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram, by directors, officers and employees of First Bolivar or Bank, who will not receive any additional compensation for so doing.

SHARES ENTITLED TO VOTE; QUORUM

     Only shareholders of First Bolivar or the Bank as of the close of business on November 1, 1998, are entitled to notice of and to vote at the Meeting (the "Record Date"). As of the Record Date, there were 29,230 shares of First Bolivar common stock and 30,000 shares of Bank common stock outstanding, each of which is entitled to one vote on all matters to come before the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of First Bolivar common stock and a majority of the outstanding shares Bank common stock is necessary to constitute a quorum. Therefore, not returning your proxy card would make it more difficult to obtain a quorum because your shares would not be counted as present at the Meeting for quorum purposes.

VOTES REQUIRED

     Approval of the Company Merger requires the affirmative vote of the holders of at least a majority of the voting power of the First Bolivar common stock present and approval of the Bank Merger requires the affirmative vote of at least two-thirds of the voting power of the shares of Bank common stock present, in person or by proxy, at the Meeting. As of the Record Date, directors and executive officers of First Bolivar and their affiliates were the beneficial owners of approximately 86.25 percent of the outstanding First Bolivar common stock entitled to vote at the Meeting, and it is expected that all such shares
will be voted in favor of the Mergers.   See "ADDITIONAL INFORMATION ABOUT FIRST
BOLIVAR -- Ownership of First Bolivar Stock." First Bolivar owns over 99% of the Bank's common stock and will vote its shares in favor of the Bank Merger, thus assuring that the Bank Merger will get the approval of the Bank shareholders. Under Mississippi law, shareholders of First M&F are not required to approve the Mergers.

DISSENTERS' APPRAISAL RIGHTS

     First Bolivar Shareholders. Under Article 13 of the Mississippi Business Corporation Act, each First Bolivar shareholder who dissents from the Company Merger has the right to have the fair value of such First Bolivar's shares appraised and paid to such First Bolivar shareholder in cash. See "ADDITIONAL INFORMATION -- Dissenters' Appraisal Rights."

     Bank Shareholders. Pursuant to 12 U.S.C. (S)215a, each Bank shareholder who dissents from the Bank Merger has the right to have the fair value of such Bank shareholder's shares appraised and paid to such Bank shareholder in cash. See "ADDITIONAL INFORMATION -- Dissenters' Appraisal Rights."

RECOMMENDATION OF FIRST BOLIVAR AND BANK BOARDS OF DIRECTORS

     The First Bolivar and Bank Boards of Directors have unanimously approved the Merger Agreement and the transactions contemplated thereby. The Boards believe the Mergers are fair to and in the best interests of the First Bolivar and Bank shareholders and unanimously recommend that the shareholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "THE MERGER ---Background of and Reasons for the Mergers."

                                  THE MERGERS

     The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached as Appendix A to this Joint Proxy Statement-Prospectus.

DESCRIPTION OF THE MERGERS

     Subject to the terms and conditions of the Merger Agreement, First Bolivar, a Mississippi corporation, will be merged with and into First M&F, a Mississippi corporation (the "Company Merger"), and Bank, a national banking association, will be merged with and into Merchants & Farmers Bank, a Mississippi state chartered bank (the "Bank Merger" and collectively with the Company Merger, the "Mergers"). As a result of the Company Merger, the separate corporate existence of First Bolivar will cease and First M&F will be the surviving corporation (the "Surviving Corporation") and will continue to exist as a Mississippi corporation. As a result of the proposed Bank Merger, the separate legal existence of Bank will cease, and Merchants & Farmers Bank will be the surviving bank (the "Surviving Bank") and will continue to exist as a Mississippi state chartered bank.

     Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and described more fully in "-- Regulatory Approvals and Other Conditions to the Mergers," the proposed Company Merger will become effective (the "First Bolivar Effective Date") upon the filing of articles of merger (the "First Bolivar Articles of Merger") in the offices of the Secretary of State of the State of Mississippi in accordance with the MBCA and the proposed Bank Merger will become effective (the "Bank Effective Date") upon the filing of the articles of merger ("Bank Articles of Merger") in the offices of the Mississippi Department of Banking and Consumer Finance in accordance with the provisions of Miss. Code
Ann. (S) 81-5-85.

     On and after the First Bolivar Effective Date, the proposed Company Merger will have the effects set forth in Article II of the MBCA, and the charter and bylaws of the Surviving Corporation at the First Bolivar Effective Date shall be the charter and bylaws of First M&F in effect immediately prior to the First Bolivar Effective Date. At and after the Bank Effective Date, the proposed Bank Merger will have the effect set forth in 12 U.S.C. (S) 214a and Miss. Code Ann.
(S) 81-5-85, and the charter and bylaws of the Surviving Bank at the Bank Effective Date shall be the charter and bylaws of Merchants & Farmers Bank in effect immediately prior to the Bank Effective Date.

     The directors of First M&F immediately following the Company Merger shall be those directors of First M&F immediately prior to the proposed Company Merger without change. The directors of Merchants & Farmers Bank immediately following the proposed Bank Merger shall be those directors of Merchants & Farmers Bank immediately prior to the proposed Bank Merger without change.

     As a result of the Mergers, all shares of First Bolivar and Bank common stock will cease to be outstanding, and each holder of a certificate for shares of First Bolivar or Bank common stock ("Certificate") will thereafter cease to have any rights with respect to such shares, and the Certificate will thenceforth represent the number of shares of First M&F common stock into which the common stock represented thereby was converted and cash for fractional shares of First M&F common stock at the rate of $37 per share of First M&F common stock. No fractional shares of First M&F common stock will be issued, but cash will be paid to holders in respect of any fractional share of First M&F common stock that would otherwise be issuable.

     On the First Bolivar Effective Date, each share of First Bolivar will be converted into 8.32169 shares of First M&F common stock and a cash payment in lieu of fractional shares. Immediately following the Company Merger, the Bank Effective Date will occur, and at that time, each share of Bank common stock (excluding shares held by First Bolivar, which shall be canceled, or shares with respect to which dissenters' rights have been properly demanded in accordance with 12 U.S.C. (S) 214a ("Bank Dissenting Shares")) issued and outstanding immediately prior to the Bank Merger will become and be converted into the right to receive 8.32169 shares of First M&F common stock, and cash in lieu of any fractional share.

     If First Bolivar, the Bank or M&F changes its number of outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the exchange ratio will be appropriately adjusted.

     It is expected that the market price of First M&F common stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the Mergers are consummated and thereafter. Because the exchange ratio is fixed and because the market price of First M&F common stock is subject to fluctuation, the value of the shares of First M&F common stock that holders of First Bolivar common stock and Bank common stock will receive in the Mergers may increase or decrease prior to the Mergers. For further information concerning the historical market prices of First M&F common stock, First Bolivar common stock and Bank common stock, see "INFORMATION ABOUT OUR COMPANIES -- Price Range of Common Stock." No assurance can be given concerning the market price of First M&F common stock before or after the Mergers.

BACKGROUND OF AND REASONS FOR THE MERGERS

     On June 29, 1998, Hugh Potts, Jr., Chairman and CEO of Merchants and Farmers Bank, received a letter from Mr. Robert L. Tims, a 12% shareholder of First Bolivar in which he expressed his desire to liquidate certain business interests held jointly by him and his brother, James Tims. Their combined ownership in First Bolivar is approximately 52%. Robert Tims had discussed the matter of selling First Bolivar with James Tims and certain other directors. They agreed to solicit an offer from another publicly traded bank holding company, and to proceed further if an attractive offer was made.

     After analyzing certain publicly available financial information concerning First Bolivar and the Bank, Mr. Potts approached the Merchants and Farmers Bank loan committee members at a July 3rd meeting with an analysis and a recommended offered price range of $8.0 million to $9.0 million. The committee concurred with the analysis and encouraged Mr. Potts to proceed. On Monday, July 6, Mr. Potts sent a non-binding offer to Dr. Don Blackwood, the Chairman of First Bolivar Board, of an acquisition price range of $8.5 million to $9.0 million, dependent upon due diligence findings. The offer was forwarded to Mr. Robert Tims. The First Bolivar Board considered the offer in a meeting on July 15, and decided to allow First M&F to proceed with due diligence. On the afternoon of July 15, Robert Tims informed Hugh Potts, Jr. of First Bolivar Board's willingness to proceed. On July 17, First M&F forwarded a list of information necessary for First M&F's analysis and a confidentiality agreement to Mr. Springer, President of the Bank. On July 24, Mr. Springer brought the requested information to the executive offices of Merchants and Farmers Bank, and met with Hugh Potts, Jr., Robert Autry and Bobby Thompson, Chief Financial Officer of First M&F. At this meeting, the backgrounds of First Bolivar, the Bank, First M&F and Merchants & Farmers Bank were discussed including the Bank's and Merchants & Farmers Bank's similar philosophies, lending standards and autonomous branches. There was also discussion concerning the benefits to both banks, shareholders, customers, employees and communities of a possible merger. These benefits included liquidity to its shareholders, and the ability to offer electronic banking products and make larger loans to Bank customers. The benefits to Merchants & Farmers Bank included expansion into a new market area, more density and another base to the bank to use excess capacities.

     A loan trial balance was requested so that loans that needed to be examined could be identified. Mr. Springer forwarded the loan trial balance on Monday, July 27. On the afternoon of July 27, Hugh Potts, Jr. traveled to Cleveland to meet with Robert Tims to discuss the possible merger. On Thursday, July 30, Robert Autry, the Executive Vice President over the Northern Sales Region, and Pat Vanderford, Executive Vice President in loan administration visited the bank in Cleveland for a one (1) day examination of loans and another discussion with Mr. Springer. The review verified the analysis that had been done, and Mr. Potts, Mr. Wiggers and Mr. Thompson decided that First M&F should offer $9.0 million for First Bolivar. On August 3, Mr. Potts sent a letter to Dr. Blackwood making a firm offer of $9.0 million for First Bolivar.

     Dr. Blackwood received the letter on August 4 and called a special board meeting that day to discuss the offer. After discussion, the First Bolivar Board unanimously voted to accept the offer of $9.0 million and accept an exchange ratio based upon a value of $37 per share for First M&F common stock. In deciding to enter into the Merger Agreement, the First Bolivar and Bank Boards, after considering various alternatives, concluded that the Mergers were in the best interest of First Bolivar, the Bank and its shareholders because it would permit shareholders to exchange on favorable terms their respective ownership interests for participation in the ownership of a banking organization operating on a multi-county basis. The Boards also concluded that the shareholders would benefit additionally in that they would attain greater liquidity in their investment by obtaining shares of stock of whose securities are more widely held and actively traded.

     The Boards consulted with management and considered a number of factors, including, but not limited to, the following: (1) the parties' respective earnings and dividend records, financial conditions, historical stock prices and managements; (2) the market for Bank's services and the competitive pressures existing in Bank's market area; (3) the outlook for First Bolivar and Bank in the financial institutions industry; (4) the amount and type of consideration to be received by the shareholders; (5) the fact that First M&F common stock to be received pursuant to the Mergers will be listed for trading on the Nasdaq Stock Market and should provide the shareholders with liquidity that is currently unavailable to them; (6) recent changes in the regulatory environment will result in First Bolivar and Bank facing additional competitive pressures in the Bank's market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; and (7) the Mergers are expected to qualify as tax-free reorganizations so that neither First Bolivar , Bank nor First Bolivar and the Bank's shareholders

(except to the extent that cash is received in respect of fractional shares or in payment of statutory dissenters' rights) will recognize any gain in the transaction.

     The Boards did not assign any specific or relative weight to the foregoing factors in its considerations. The Boards believe that the Mergers will provide significant value to all its shareholders and will enable them to participate in opportunities for growth that the Boards believe the Mergers make possible.

     BASED ON THE FOREGOING, THE FIRST BOLIVAR AND BANK BOARDS HAVE APPROVED THE MERGER AGREEMENT, BELIEVE THAT IT IS IN THE BEST INTEREST OF ITS SHAREHOLDERS, AND RECOMMEND THAT ITS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

EXCHANGE OF CERTIFICATES

     Promptly after the First Bolivar Effective Date and Bank Effective Date, First M&F will cause the Exchange Agent to mail to each shareholder of First Bolivar and the Bank (except for those who have perfected dissenter's rights) a letter of transmittal and instructions for use in effecting the exchange of Certificates for certificates for shares of First M&F common stock ("First M&F Certificates") and cash in lieu of fractional shares. SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS.

     Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor (1) a First M&F Certificate for that number of whole shares of First M&F common stock into which his or her First Bolivar or Bank common stock were converted, and (2) a check for cash in lieu of fractional shares, if any, which such holder has the right to receive, after giving effect to any required withholding tax. No interest will be paid or accrued on the value of any First M&F common stock or cash payable to holders of Certificates.

     No dividends on First M&F common stock into which shares of First Bolivar or the Bank common stock were converted will be paid until the Certificate is surrendered as described above. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the Certificates surrendered, (1) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the First Bolivar and Bank Effective Dates theretofore payable with respect thereto and not paid, less any applicable withholding taxes, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Bolivar and Bank Effective Dates but prior to surrender, less applicable withholding taxes. Certificates surrendered for exchange by any "affiliate" of First Bolivar or the Bank for purposes of Rule 145(c) under the Securities Act will not be exchanged until First M&F has received a written agreement from such person as provided in the Merger Agreement.

     If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by First M&F, the posting of a bond in such reasonable amount as First M&F may direct as indemnity against any claim with respect to such Certificate, the Exchange Agent will issue the shares of First M&F common stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of First M&F common stock as provided in the Merger Agreement.

REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGERS

     The Company Merger is subject to the approval by the Federal Reserve Board (the "FRB"). On or about November 3, 1998 First M&F filed with the FRB a request seeking approval to waive the FRB merger application. The Bank Merger is subject to approval by the Federal Deposit Insurance Corporation (the "FDIC") and the Mississippi Department of Banking and Consumer Finance. On or about October 23, 1998, First M&F filed with the

FDIC an application seeking approval to merge Bank into Merchants & Farmers Bank. As of the date of this Joint Proxy Statement-Prospectus, the FDIC and FRB have not acted on the merger application.

     The Bank Merger is subject to approval by the FDIC, which requires the FRB, when approving a transaction such as the Bank Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the FDIC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

     The Bank Holding Company Act prohibits the FRB from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the FRB finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977 the FRB must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     An application will be submitted to the Mississippi Department of Banking and Consumer Finance immediately after obtaining First Bolivar and Bank shareholder approval.

     The Mergers generally may not be consummated until 30 days (which may be shortened to 15 days with the consent of the U. S. Department of Justice) following the date of applicable United States federal regulatory approval, during which time the U. S. Department of Justice may challenge the Mergers on antitrust grounds. The commencement of an antitrust action by the U. S. Department of Justice would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise.

     There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Mergers or as to the date of such regulatory approval or other action. First M&F, First Bolivar and the Bank are not aware of any governmental approvals or actions that are required in order to consummate the Mergers except as described herein. Should such other approval or action be required, it is contemplated that First M&F, First Bolivar and the Bank would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

     In addition to the receipt of all necessary regulatory approvals, and shareholder approval of the Merger Agreement, consummation of the Mergers is subject to the satisfaction of certain other conditions on or before the Effective Date. Generally, such additional conditions include, among others, the following: (1) the Joint Proxy Statement-Prospectus must have been filed with the Securities and Exchange Commission ("SEC"), and the Registration Statement of which it is a part must have been declared effective by the SEC and not be the subject of any stop order or proceedings seeking a stop order; (2) no action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement; (3) the Mergers must be accounted for as a "pooling of interests;" and (4) First Bolivar and the Bank must have received from Watkins Ludlam Winter & Stennis, P.A., an opinion of counsel as to certain tax aspects of the transactions contemplated by the Mergers.

     The obligations of First Bolivar, the Bank and First M&F to effect the Mergers are also subject to other conditions as set forth in the Merger Agreement to the effect, among others, as follows: (1) each of the representations and warranties of the other parties set forth in the Merger Agreement is true and correct in all material respects on and as of the Closing;
(2) the other parties have in all material respects performed all obligations required by the Merger Agreement to be performed before the Closing; (3) that there has not been a material adverse change in the financial condition, results of operations or business of the other parties; and (4) the receipt of customary legal opinion of the others' counsel.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE

     Pending consummation of the Mergers, First Bolivar and the Bank has agreed to conduct its business in the ordinary course consistent with prudent business practices and in compliance with all applicable laws; and without First M&F's prior consent, First Bolivar and the Bank will not, among other matters, (1) amend its Articles of Incorporation or Bylaws, (2) sell, dispose of or encumber any assets, issue or reacquire any stock, pay dividends except for dividends from the Bank to First Bolivar to enable First Bolivar to service First Bolivar corporate indebtedness and to pay expenses related to the Mergers, (3) authorize any capital expenditure over $20,000, (4) extend any new or renew any existing loan which individually exceeds $50,000, (5) adopt any type of compensation or benefit plan for First Bolivar or Bank officers or employees, (6) grant any increase in compensation to any director, officer, employee or representative of First Bolivar and the Bank except in the ordinary course of business consistent with past practice, (7) enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer or key employee or representative of First Bolivar or Bank, or (8) take any action with respect to the grant or payment of any severance or termination pay.

WAIVER, AMENDMENT AND TERMINATION

     First Bolivar and First M&F may waive their respective rights under the Merger Agreement if any such waiver is in writing. The Merger Agreement may be amended or modified only upon written agreement of both First Bolivar and First M&F.

     The Merger Agreement may be terminated at any time on or before the Effective Date (a) by mutual consent; (b) by First M&F if holders of more than 10% of First Bolivar common stock dissent from the Company Merger; or (c) by either party (1) if the Mergers have not become effective on or before March 31, 1999, (2) if the other party has breached any covenant, representation or warranty that reflects a material adverse change in the financial condition of the other party, (3) if regulatory approvals are not obtained, and (4) if the Merger Agreement is not approved by the required shareholder votes.

     Except under certain circumstances specified in the Merger Agreement, upon termination of the Merger Agreement, no liability will result on the part of either party or their respective directors, officers, employees, agents, or shareholders unless there has been an intentional breach of the Merger Agreement before the date of termination.

EMPLOYEE BENEFITS

     Bank's Basic Savings Plan and 401(k) Plan ("Employee Plans") will remain operative and in effect through the Bank Effective Date. The Employee Plans will be terminated as of the Bank Effective Date and distributed to vested employees of Bank in accordance with the terms of the Employee Plans after the normal and customary contributions have been made consistent with past practices. All retained employees will be eligible to enter the Merchants and Farmers Bank employment benefit plans.

     With respect to First Bolivar's and Bank's group health and life benefit plan as it relates to employees, First M&F shall have the option of either: (1) continuing such plan on and after the Effective Date of the Mergers; or (2) discontinuing such plan upon the Effective Date and thereafter, all retained employees will be eligible to participate in Merchants & Farmers Bank's group health and life benefit plan based on the provisions in the plan. The ninety
(90) day employment period will be waived for eligible retained employees in accordance with Merchants & Farmers Bank's plan. Merchants & Farmers Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel.

     All other Bank benefit plans will continue through Bank Effective Date. Thereafter, all retained employees will be eligible to participate in all Merchants and Farmers Bank employment benefit plans not set forth above based on the provisions set forth in the plans.

EXPENSES

     First M&F and First Bolivar have each agreed to pay their respective expenses incurred in connection with or incidental to the Merger Agreement. First M&F is responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Mergers and the issuance of the First M&F common stock. First Bolivar is responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting the Meeting and obtaining shareholder approval of the Merger Agreement.

RESTRICTIONS ON RESALES OF SECURITIES BY AFFILIATES

     The shares of First M&F common stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act of 1933 ("Securities Act"), thereby allowing such shares to be sold without restriction by persons who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of First Bolivar and who do not become affiliates of First M&F. The shares of First M&F common stock to be issued to affiliates of First Bolivar may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. First M&F will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

     Before the First Bolivar Effective Date, each affiliate of First Bolivar will deliver to First M&F a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of First M&F common stock acquired in the Mergers and whereby such affiliate will agree, among other things, that he or she will not sell, pledge, transfer, or otherwise dispose of such shares of First M&F common stock in violation of the Securities Act.

POOLING OF INTERESTS ACCOUNTING TREATMENT

     It is a condition to First M&F's obligation to complete the Merger Agreement that the Mergers will be accounted for using the "pooling of interests" method of accounting. Under such method, holders of First Bolivar and the Bank common stock will be deemed to have combined their existing voting common stock interest with that of holders of First M&F common stock by exchanging their shares for shares of First M&F common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of First Bolivar, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of First M&F, and no goodwill will be created. First M&F will be able to include in its consolidated income the consolidated income of First Bolivar for the entire fiscal year in which the Mergers occur; however, certain expenses incurred to effect the Merger Agreement must be treated by First M&F as current charges against income rather than adjustments to its balance sheet. In order for the Mergers to qualify for "pooling of interests" accounting treatment, among other things, substantially all (90% or more) of the outstanding First Bolivar common stock must be exchanged for First M&F common stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Set forth below is a discussion of material federal income tax consequences of the Mergers. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax effects relevant to a decision whether to vote for the Merger Agreement. The discussion is based on current provisions of the Internal Revenue Code, regulations thereunder, and applicable judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

     We expect the Mergers to be tax-free reorganizations for federal income tax purposes, with the result that no gain or loss will be recognized by First Bolivar's or Bank's shareholders, except with respect to the cash consideration for fractional shares, or payments received by such shareholders upon exercise of their statutory dissenters' rights.

     Consummation of the Mergers is conditioned upon receipt by First Bolivar of an opinion from Watkins Ludlam Winter & Stennis, P.A., substantially to the following effects, among others:

     (1) The mergers will constitute reorganizations under Section 368 of the Code.

     (2) No gain or loss will be recognized by First M&F, Merchants & Farmers Bank, First Bolivar, or Bank as a result of the Mergers.

     (3) No gain or loss will be recognized by a First Bolivar or Bank shareholder with respect to the First M&F common stock received solely in exchange for such shareholder's stock.

     (4) Cash received by a shareholder in lieu of a fractional share interest in First M&F common stock will be treated under Section 302 of the Code as having been received by shareholder in exchange for such fractional share, and the shareholder generally will recognize gain or loss on such exchange equal to the difference between the cash received and the shareholder's basis allocable to the fractional share. If a fractional share of First M&F common stock would constitute a capital asset in the hands of the shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the applicable provisions and limitations of the Code.

     (5) A shareholder who perfects his statutory dissenters' rights and who receives solely cash in exchange for stock will be treated as having received such cash payment as a distribution in redemption of his shares of stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former shareholder does not actually or constructively own any stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the stock so redeemed.

     (6) The basis of the First M&F common stock to be received by the shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the stock surrendered in exchange therefor, decreased by the amount of cash received.

     (7) The holding period of the First M&F common stock to be received by the shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the First Bolivar or Bank common stock surrendered in exchange therefor was held, provided that the First Bolivar and the Bank common stock is held as a capital asset in the hands of such shareholder on the Effective Date.

     In connection with the foregoing opinion, counsel will make such factual assumptions as are customary in similar tax opinions, and such factual assumptions may be confirmed by certificates signed by appropriate officers of First M&F, Merchants & Farmers Bank, First Bolivar and Bank. The foregoing opinion cannot be relied upon if any such factual assumptions is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Mergers has been requested, and the opinion will not be binding upon the Internal Revenue Service or the courts. If the Mergers are consummated, and it is later determined that the Mergers did not qualify as tax-free reorganizations under the Code, shareholders will, in general, recognize taxable gain or loss on the Mergers equal to the difference between the fair market value of the consideration received in the Mergers and their basis in their stock.

     The foregoing analysis of federal income tax consequences is included herein for general information only and is not intended as a substitute for careful tax planning. Shareholders of First Bolivar and the Bank are urged to consult their tax advisors as to the specific tax consequences to them of the Mergers and of ownership of First M&F common stock, including the application and effect of state and local income and other tax laws.


                        INFORMATION ABOUT OUR COMPANIES

INFORMATION ABOUT FIRST M&F

      GENERAL. First M&F is a bank holding company under the Bank Holding Company Act. It engages exclusively in the banking business through its subsidiary, Merchants and Farmers Bank ("M&F Bank"). The principal executive offices of First M&F and M&F Bank are located at 221 East Washington Street, Kosciusko, Mississippi.

     First M&F was incorporated in 1979 by management of M&F Bank and became the parent of M&F Bank through an exchange offer pursuant to which First M&F issued shares of common stock and debentures in exchange for the then outstanding shares of M&F Bank. First M&F presently owns 100% of the outstanding stock of M&F Bank.

     M&F Bank was chartered and organized under the laws of the State of Mississippi in 1890. M&F Bank offers a complete range of commercial and consumer banking services through its main office and two branch offices in Kosciusko and its thirty locations in Ackerman, Brandon, Bruce, Canton, Clinton, Durant, Grenada, Lena, Madison, Oxford, Pearl, Philadelphia, Pittsboro, Puckett, Ridgeland, Starkville and Weir, Mississippi. The Bank makes commercial, real estate, consumer and agricultural loans and offers a variety of trust services.

     The Bank has a wholly-owned finance company subsidiary, M & F Financial Services, Inc., located in Bruce, Mississippi. The Bank also has a wholly-owned credit insurance subsidiary, First M&F Insurance Company, Inc., based in Kosciusko. The Bank also has a wholly-owned real estate property management subsidiary, Merchants and Farmers Bank Securities Corp., Inc., based in Kosciusko and a wholly-owned insurance agency, M&F Insurance Agency, Inc.

     RECENT ACQUISITION ACTIVITIES. In 1990, the Bank acquired the Kosciusko and Philadelphia, Mississippi branches of Unifirst Bank for Savings, F.S.B. from the Resolution Trust Corporation (RTC). This transaction increased the Bank's total assets by approximately $21,100,000 and its total deposit liabilities by approximately $21,200,000. On December 27, 1991, the Bank assumed approximately $14,397,000 of deposits and acquired certain assets of OmniBank's Rankin County operations. This Rankin County acquisition was made to complement the Bank's opening of a Rankin County branch in 1990. In April, 1994, the Bank acquired approximately $5,100,000 in deposit liabilities of Security Federal Savings Association from the RTC at Kosciusko, Attala County and Starkville, Oktibbeha County, Mississippi. In December of 1995, First M&F acquired Farmers & Merchants Bank, Bruce, Mississippi. This transaction increased the Bank's total assets by approximately $32 million and total deposit liabilities by approximately $27 million.

INFORMATION ABOUT FIRST BOLIVAR

     First Bolivar is a one-bank holding company which owns about 99% of the outstanding shares of Bank common stock. First Bolivar was incorporated under Mississippi law on October 23, 1981 for the purpose of acquiring the outstanding stock of Bank and for related purposes. First Bolivar acquired its ownership in Bank's stock by means of an exchange offer to Bank's shareholders which was consummated in December, 1981. Bank is First Bolivar's only subsidiary. First Bolivar is headquartered at 308 E. Sunflower Road, Cleveland, Bolivar County, Mississippi. Bolivar County is located in northwestern Mississippi, contiguous with the Mississippi River. Cleveland is the county seat of Bolivar County. First Bolivar and the Bank have a market share of 10% of deposits in Bolivar County. See "ADDITIONAL INFORMATION ABOUT FIRST BOLIVAR."

     First Bolivar has 29,230 shares issued and outstanding which are owned by 54 shareholders. First Bolivar has 30,000 shares, no par value, of common stock authorized. The First Bolivar Board owns or controls 25,211 shares or 86.25% of the outstanding stock. First Bolivar common stock is not actively traded and management knows of no market quotations by securities dealers.

     First Bolivar has earned a satisfactory rating concerning the bank holding company inspection from its primary regulator, the Federal Reserve Board.

INFORMATION ABOUT BANK

     Bank was organized under federal law in 1962. The purpose of the Bank is to serve the banking needs of Bolivar County. Bank's deposits are insured by the FDIC. Bank is a member of the Federal Reserve.

     Bank is engaged in the general retail banking business and provides financial products and services to individuals and small to medium size businesses. These services include consumer, commercial and agricultural loans and short term mortgage loans.

     Bank has received satisfactory ratings from the FRB indirectly and the Office of the Comptroller of Currency concerning safety and soundness issues. Bank has received satisfactory ratings concerning its information technology, consumer compliance and Community Reinvestment Act (CRA) activities. Neither First Bolivar nor Bank is under any type of bank regulatory administrative action. See "ADDITIONAL INFORMATION ABOUT FIRST BOLIVAR."

MANAGEMENT AND OPERATIONS AFTER THE MERGERS

     Following the completion of the Mergers the current directors and executive officers of First M&F will continue. First M&F currently expects that the Bank will be merged with Merchants and Farmers Bank and will use the name Merchants and Farmers Bank.

PRICE RANGE OF COMMON STOCK

     First M&F is listed on the Nasdaq stock market under the trading symbol FMFC. As of November 1, First M&F common stock was held of record by approximately 568 persons.

     The following table sets forth the high and low closing sale prices of First M&F common stock as reported by Nasdaq.

QUARTERLY CLOSING
COMMON STOCK PRICE RANGES
----------------------------------------------------------------
                                First   Second   Third    Fourth
----------------------------------------------------------------
    1998:
    High                       $45.00   $48.00   $44.50
    Low                         37.75    42.00    33.50
    Close                       44.00    43.00    35.50

----------------------------------------------------------------
    1997:
    High                       $28.00   $29.25   $30.00   $44.00
    Low                         25.00    26.50    27.50    30.50
    Close                       27.00    28.00    30.00    40.00
----------------------------------------------------------------
    1996:
    High                       $24.00   $26.00   $27.00   $29.00
    Low                         22.00    24.00    25.00    29.00
    Close                       24.00    25.00    26.00    29.00

     Through November 3, 1998 the high price was $34.50, the low price was $31.00 and the close price was $33.00.

     First Bolivar common stock is not listed or quoted on any securities exchange or any quotation system and there is currently no established trading market for such securities. Due to the lack of an active trading market, First Bolivar does not have the available information to furnish specific high and low sales prices for all transactions in the stock or the range of high and low bid quotations for its stock. Management is not aware of any trades of First Bolivar common stock over the past two years.

     Bank common stock is not listed or quoted on any securities exchange or quotation system and there is currently no established trading market for such securities. Due to the lack of an active trading market, Bank does not have the available information to furnish specific high and low sales prices for all transactions in the stock or the range of high and low bid quotations for its stock. Management is not aware of any trades of Bank common stock over the past two years.

DIVIDENDS

     The following table sets forth dividends declared per share of First M&F common stock, First Bolivar common stock and Bank common stock, respectively, for the periods indicated. The ability of either First M&F, First Bolivar or Bank to pay dividends to its respective shareholders is subject to certain restrictions. See "--First M&F Capital Stock" and "--Comparative Rights of Shareholders of First M&F, First Bolivar and Bank."

                                FIRST M&F  FIRST BOLIVAR    BANK
                                ---------  -------------    -----
                                DIVIDENDS    DIVIDENDS    DIVIDENDS
                                ---------    ---------    ---------

YEAR ENDED DECEMBER 31, 1996:
   First Quarter                   $0.17        --            --
   Second Quarter                   0.19        --            --
   Third Quarter                    0.19        --            --
   Fourth Quarter                   0.20        --         $3.10
YEAR ENDED DECEMBER 31, 1997:
   First Quarter                    0.20        --            --
   Second Quarter                   0.22        --            --
   Third Quarter                    0.22        --            --
   Fourth Quarter                   0.24        --          3.33
YEAR ENDED DECEMBER 31, 1998:
   First Quarter                    0.24        --            --
   Second Quarter                   0.24        --            --
   Third Quarter                    0.24        --            --

     First Bolivar is restricted under the Merger Agreement from paying dividends. The Bank is also restricted under the Merger Agreement from paying dividends except for dividends from the Bank to First Bolivar to enable First Bolivar to service First Bolivar corporate indebtedness and to pay expenses related to the Mergers.

FIRST M&F CAPITAL STOCK

     AUTHORIZED AND OUTSTANDING CAPITAL STOCK. The amended Articles of Incorporation (the "Articles") of First M&F authorize the issuance of 15,000,000 shares of common stock, par value $5.00 per share. On the Record Date, there were 3,394,656 shares of common stock outstanding.

     In addition, the Articles authorize First M&F to issue 1,000,000 shares of Class A voting preferred stock, no par value, and 1,000,000 shares of Class B non-voting preferred stock, no par value. On the Record Date, there were no shares of either class of preferred stock outstanding. The shares of each class of preferred stock may be issued from time to time by the Board of Directors in one or more series, and the variations, relative rights and preferences as between different series of each class may be fixed and determined by resolution of the Board of Directors with respect to the rate of dividend, redemption, liquidation payments, sinking fund provisions and conversion.

     VOTING RIGHTS. The holders of First M&F's common stock are entitled to one vote for each share of common stock held. Holders of common stock have cumulative voting rights in the election of directors.

     A holder of Class A voting preferred stock would be entitled to voting rights equivalent to those of a holder of common stock, including one vote per share on matters submitted to a vote at a meeting of stockholders and cumulative voting in the election of directors. A holder of Class B non-voting preferred stock would have no voting rights as a holder of such stock, except as specifically required by law.

     DIVIDEND RIGHTS. The holders of common stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefor. Substantially all of the funds available to First M&F for payment of dividends on the common stock are derived from dividends paid by Bank.

     The payment of dividends by First M&F is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) First M&F would not be able to pay its debts as they become due in the usual course of business; or (2) First M&F's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if First M&F were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

     The holders of Class A voting preferred stock and Class B non-voting preferred stock would be entitled to receive fully cumulative dividends, when and as declared by the Board of Directors, payable at periods fixed by the Board of Directors at the rates specified in the issuing resolution of the Board of Directors for the particular series thereof, and no more, before any dividend could be paid or set apart for payment upon the common stock.

     Additionally, the Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

     PREEMPTIVE RIGHTS. The holders of common stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of common stock that may be issued.

     FULLY PAID AND NONASSESSABLE. The shares of common stock presently outstanding are, and those shares of common stock to be issued in connection with the Mergers will be when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

     CUMULATIVE VOTING. First M&F's Bylaws provide that in the election of directors, each shareholder entitled to vote has the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of candidates.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding-up of First M&F, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

     INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. First M&F's Articles and Bylaws provide for indemnification by First M&F, to the fullest extent permitted by the MBCA, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling First M&F pursuant to the foregoing provisions, First M&F has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     TRANSFER AGENT AND REGISTRAR. The registered transfer agent and registrar is Registrar and Transfer Company, Cranford, New Jersey.

     PROVISIONS DISCOURAGING CHANGES IN CONTROL. Certain provisions of First M&F's Articles and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of First M&F. The classification of the Board of Directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the common stock to elect a new Board of Directors. The classes serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for First M&F's shareholders to effect a change in the majority of First M&F's directors, because replacement of a majority of the directors will normally require two annual meetings of shareholders. Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of First M&F.

     The Articles contain in Article Nine provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving First M&F and a substantial shareholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of First M&F or a disposition of all or substantially all of First M&F's assets. The Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if an "Interested Stockholder" (as defined) is a party to the transaction or its percentage equity interest in First M&F will be increased by the transaction. A majority of the "Continuing Directors" (as defined) of the Board of Directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Interested Stockholder. In addition, such 80% affirmative vote will not be required if certain price criteria and procedural requirements are satisfied.

     An "Interested Stockholder" generally is defined under Article Nine as the "beneficial owner" of 10% or more of the outstanding shares of stock of First M&F entitled to vote generally in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares to which the Interested Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Nine, an Interested Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an "Affiliate" or "Associate" (each as defined in paragraph
(C)(7) of Article Nine) of the Interested Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the substantial shareholder and (3) shares beneficially owned by any other person with whom the substantial shareholder or any of his Affiliates or Associates acts as a partnership, syndicate or other group pursuant to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of First M&F.

     A "business combination" subject to Article Nine includes: a merger or consolidation involving First M&F or any of its subsidiaries and an Interested Stockholder; a sale, lease or other disposition of a "substantial part" of the assets of First M&F or any of its subsidiaries (that is, assets constituting in excess of 5% of the book value of the total consolidated assets of First M&F) to an Interested Stockholder; an issuance of equity securities of First M&F or any of its subsidiaries to an Interested Stockholder for consideration aggregating 5% of the shareholders' equity; a liquidation or dissolution of First M&F (if, as of the Record Date for the determination of shareholders entitled to vote with respect thereto, any person is an Interested Stockholder); and a reclassification or recapitalization of securities (including any reverse stock split) of First M&F or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Interested Stockholder in any class of equity securities of First M&F or such subsidiary.

     A "Continuing Director" is defined as one serving as a director, or one elected or appointed prior to the time the Interested Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole Board of Directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

     Under those circumstances in which Article Nine would apply, a minority of First M&F's shareholders may prevent the consummation of a transaction favored by a majority of shareholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Nine is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in First M&F's voting shares. All directors and officers as a group may be deemed to beneficially own, as of October 1,

1998, approximately 31.48% of the outstanding common stock, excluding shares to which beneficial ownership is disclaimed. Thus, management and these persons could themselves, by failing to vote, defeat such a proposed transaction. Article Nine may deter unsolicited tender offers for First M&F, even if such tender offers are favored by and beneficial to the holders of a majority of First M&F's shares. The Board of Directors has no knowledge of any proposed tender offer for First M&F or other acquisition offer.

     Article Nine may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Interested Stockholder).

     Article Seven of the Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by Bylaw adopted by a majority of the Board of Directors (but in no event less than nine). This provision enables the Board of Directors to increase the size of the Board during the period between annual meetings of shareholders to accommodate the inclusion of persons it concludes would be valuable additions to the Board. It also enables the Board to decrease the number of directorships in order to respond to circumstances under which the Board deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available. It should be noted that, under the MBCA, the Board may only increase or decrease by 80% or less the number of directors last approved by the shareholders; the shareholders must approve any proposal by the Board to increase or decrease by more than 30% the number of directors last approved by the shareholders.

     Article Seven of the Articles also provides that (1) vacancies occurring on the Board of Directors may be filled only by the shareholders at an Annual Meeting, (2) directors may be removed with or without cause only by the holders of 80% of the shares eligible to vote and no individual director may be removed if the number of votes cast against removal would be sufficient to elect the director if such shares were voted cumulatively, and (3) Article Seven may not be amended or repealed without the approval of the holders of 80% of the outstanding common stock.

     These provisions may have the effect of making it more difficult for shareholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of First M&F which may (or may not) be in the best interests of the majority of the shareholders.

COMPARATIVE RIGHTS OF SHAREHOLDERS OF FIRST M&F, FIRST BOLIVAR AND BANK

     Both First Bolivar and First M&F are incorporated in the State of Mississippi and subject to the MBCA. Bank is a national banking association duly chartered, organized and existing under and pursuant to the laws of the United States of America. The rights of shareholders of First Bolivar are currently governed by Mississippi law and by First Bolivar's Articles of Incorporation (the "First Bolivar Articles") and Bylaws. The rights of shareholders of Bank are currently governed by the National Bank Act, Title 12, United States Code, Chapter 1 and 2 (the "NBA") and by Bank's Articles of Association (the "Bank Articles") and Bylaws. The First Bolivar shareholders and the Bank shareholders will become First M&F shareholders upon completion of the Mergers. As such, the rights of the former First Bolivar and Bank shareholders will be governed by Mississippi law and by First M&F's Articles of Incorporation (the "First M&F Articles") and Bylaws.

     While it is impractical to summarize all such differences, set forth below are the material differences between the rights of shareholders of First Bolivar, shareholders of Bank, and shareholders of First M&F. This summary is qualified in its entirety by the Articles of Incorporation and Bylaws of First Bolivar, Bank, and First M&F, respectively, and the MBCA and the NBA.

AUTHORIZED SHARES OF CAPITAL STOCK; DIVIDEND RIGHTS

     FIRST BOLIVAR. The First Bolivar Articles authorize the issuance of 1,000,000 shares of First Bolivar common stock having a par value of $10.00 per share. As of the date of this Joint Proxy Statement-Prospectus, 29,230 shares were issued and outstanding.

     The First Bolivar Articles provide that the Board of Directors may convert any authorized but unissued shares into preferred or special classes and the preferences of those preferred or special classes shall be as fixed and determined by the Board of Directors. As of the date of this Joint Proxy Statement-Prospectus, no preferred or special classes of stock have been authorized or issued by the Board of Directors.

     The Bylaws of First Bolivar authorize the Board of Directors to declare, and the corporation to pay, dividends on its outstanding shares, provided that, pursuant to the MBCA, no distribution, including dividend distributions, may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders who have superior preferential rights upon dissolution.

     BANK. The Bank Articles authorize the issuance of 30,000 shares of Bank common stock having a par value of $10.00 per share. As of the date of this Joint Proxy Statement-Prospectus, 30,000 shares were issued and outstanding.

     The NBA provides that the Board of Directors of a national banking association may quarterly, semiannually, or annually, declare dividends of so much of the undivided profits of the association, subject to the limitations of the NBA, except that until the surplus fund of such association shall equal its common capital, no dividends shall be declared unless there has been carried to the surplus fund not less than one-tenth part of the association's net income of the preceding half year in the case of quarterly or semiannual dividends, or not less than one-tenth part of its net income of the preceding two consecutive half-year periods in the case of annual dividends. No dividends may be declared or paid unless Bank has unimpaired surplus equal to fifty percent of the outstanding capital stock of Bank. Bank's unimpaired surplus cannot be reduced below fifty percent by the payment of the dividend. Prior approval of the Comptroller of the Currency shall be required if the total of all dividends declared and paid by the association during any one year would exceed the total of its net income of that year combined with the retained net income from the immediately preceding two years.

     FIRST M&F.    First M&F's Articles authorize the issuance of 15,000,000
shares of First M&F common stock having a par value of $5.00, 1,000,000 shares of Class A voting preferred stock having no par value, and 1,000,000 shares of Class B non-voting preferred stock having no par value (together, "First M&F Preferred Stock"). On November 1, 1998 there were 3,394,656 shares of common stock outstanding, no shares of Class A voting preferred stock outstanding, and there were no shares of Class B non-voting preferred stock outstanding.

     The shares of each class of preferred stock may be issued from time to time by the Board of Directors in one or more series, and the variations, relative rights and preferences as between different series of each class may be fixed and determined by resolution of the Board of Directors with respect to the rate of dividend, redemption, liquidation payments, sinking fund provisions and conversion.

     The sources of funds for payments of dividends by First M&F are its subsidiaries. Because the primary subsidiaries of First M&F are financial institutions, payments made by such subsidiaries of First M&F to its shareholders are limited by law and regulations of bank regulatory authorities.

     The Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

     In addition, during the time that any series of First M&F Preferred Stock is outstanding, no dividends may be declared or paid on First M&F common stock, unless dividends on all outstanding shares of First M&F Preferred Stock for the current and all past dividend periods have been declared and paid or provision made for the payment thereof. Dividends with respect to First M&F Preferred Stock are required to be cumulative.

     The MBCA further limits the payment of dividends by providing that no distribution, including dividend distributions, may be made if, after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders who have superior preferential rights upon dissolution.

BOARD OF DIRECTORS

     FIRST BOLIVAR. The First Bolivar Articles and Bylaws provide that the Board of Directors shall be composed of 8 directors. The directors hold office until the next annual meeting of shareholders and thereafter until their successors are elected.

     The MBCA provides that the articles of incorporation or bylaws may prescribe qualification for directors. The MBCA further provides that a director need not be a resident of this state or a shareholder of the corporation unless the articles of incorporation or bylaws so prescribe. Neither the First Bolivar Articles nor Bylaws contain qualifications for directors.

     Pursuant to the Bylaws and MBCA, a majority of directors constitute a quorum for the transaction of business and the affirmative vote of a majority of the directors present constitutes the action of the Board.

     The Board of Directors has the authority, pursuant to the MBCA, to fix the compensation of directors.

     BANK. The Bank Articles and Bylaws provide that the Board of Directors of Bank shall consist of not less than 5 nor more than 25 shareholders of the Bank. Pursuant to the Bank Articles and Bylaws, the number of directors are determined by a majority vote of the shareholders. The Bank's Board currently consists of 8 directors. The directors shall hold office for one year or until their successors are elected and have qualified.

     Pursuant to Section 72 of the NBA, every director must, during his whole term of service, be a citizen of the United States, and at least a majority of the directors must have resided in the State of Mississippi, or within one hundred miles of the location of the office of the association for at least one year immediately preceding their election, and during their continuance in office. Section 72 of the NBA further provides that each director shall own a minimum of $1,000 par value of stock. Any director who ceases to be the owner of the required number of shares of stock or who becomes in any other manner disqualified, is required under the NBA to vacate his place.

     The Bylaws of Bank provide that a majority of the directors constitute a quorum at any meeting.

     The Bank Articles, Bylaws, and NBA are silent regarding the compensation of directors, including the compensation of those directors serving on a committee.

     FIRST M&F. The Board of Directors of First M&F may consist of not less than 5 persons, and currently consists of 15 members. The directors shall hold office for one year or until their successors are elected and have qualified.

     The MBCA provides that the articles of incorporation or bylaws may prescribe qualification for directors. The MBCA further provides that a director need not be a resident of this state or a shareholder of the corporation unless the articles of incorporation or bylaws so prescribe. Neither the First M&F Articles nor Bylaws contain qualifications for directors.

     A majority of the number of directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

     The Bylaws of First M&F provide that by resolution of the Board of Directors, the directors may be paid their expenses of attendance at each meeting of the Board, and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director.

REMOVAL OF DIRECTORS

     FIRST BOLIVAR. The MBCA provides that the shareholders may remove one or more directors with or without cause, but no director may be removed if the number of votes cast against removal would be sufficient to elect the director if such shares were voted cumulatively.

     In addition, the MBCA provides that the chancery court may remove a director from office in a proceeding commenced by the corporation or by its shareholders holding at least 10% of the outstanding shares if the court finds that the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation and removal is in the best interest of the corporation.

     BANK. The NBA provides for the removal of a director who fails to maintain the required qualifications as discussed in "Board of Directors" above.

     FIRST M&F. First M&F's Articles provide that directors may be removed with or without cause only by the holders of 80% of the shares eligible to vote and no individual director may be removed if the number of votes cast against removal would be sufficient to elect the director if such shares were voted cumulatively.

     In addition, the MBCA provides that the chancery court may remove a director from office in a proceeding commenced by the corporation or by its shareholders holding at least 10% of the outstanding shares if the court finds that the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation and removal is in the best interest of the corporation.

VACANCIES IN THE BOARD OF DIRECTORS

     FIRST BOLIVAR. The MBCA provides that vacancies occurring on the Board of Directors may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum of the board, the vacancy may be filled by the affirmative vote of a majority of all the directors remaining in office. The MBCA provides that a term of a director elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected.

     BANK. The Bylaws of Bank provide that when any vacancy occurs on the Board of Directors, the remaining members of the Board may appoint a director to fill the vacancy. The Bylaws of Bank provide that a director elected to fill a vacancy shall hold office until the next regular election.

     FIRST M&F. First M&F's Bylaws provide that vacancies occurring on the Board of Directors may be filled by the shareholders.

AMENDMENT OF THE ARTICLES OF INCORPORATION

     FIRST BOLIVAR. The MBCA provides that, except with respect to certain limited amendments to the Articles of Incorporation which may be adopted by the Board of Directors without shareholder action, an amendment to the Articles of Incorporation must be recommended by the Board of Directors to the shareholders and approved by the affirmative vote of a majority of shares.

     BANK. The Articles of Bank provide that, subject to the provisions of the laws of the United States, the Articles may be amended at any meeting of the shareholders by the affirmative vote of the owners of a majority of the stock of Bank. However, with regard to an amendment which would increase or decrease the amount of capital stock, the NBA provides that such increase or decrease must be approved by a vote of the shareholders owning 2/3 of the stock of such association.

     FIRST M&F. Articles Seven and Nine of First M&F's Articles may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares. See "--First M&F Capital Stock -- Provisions Discouraging Changes in Control" for a fuller discussion of the terms of Articles Seven and Nine and the restrictions on their amendment or repeal. For all other amendments, the MBCA provides that, except with respect to certain limited amendments to the Articles of Incorporation which may be adopted by the Board of Directors without shareholder action, an amendment to the Articles of Incorporation must be recommended by the Board of Directors to the shareholders and approved by the affirmative vote of a majority of shares.

AMENDMENT OF THE BYLAWS

     FIRST BOLIVAR. The Bylaws of First Bolivar may be altered, amended or repealed and new bylaws may be adopted by the directors at any regular or special meeting of the Board of Directors. In addition, the MBCA authorizes the shareholders to amend or repeal the Bylaws.

     BANK.   The Bylaws of Bank may be amended upon a vote of a majority of the entire Board of Directors at any meeting of the Board of Directors, provided 10 days notice of the proposed amendment has been given to each director.

     FIRST M&F. The First M&F Bylaws may be altered, amended or repealed by the Board of Directors, at any regular or special meeting of the Board of Directors.

SPECIAL MEETINGS OF SHAREHOLDERS

     FIRST BOLIVAR. The Bylaws of First Bolivar provide that a special meeting of shareholders may be called for any purpose by the President, Chairman of the Board, Board of Directors, or by holders of not less than 50% of the outstanding shares entitled to vote at the meeting. In addition, the MBCA provides that shareholders having at least 10% of all votes entitled to be cast on an issue proposed to be considered at the proposed special meeting may call a special meeting.

     BANK. Under the Bank Articles and Bylaws, a special shareholders meeting may be called by the Board of Directors or any three or more shareholders owning, in the aggregate, not less than 10% of the stock of Bank.

     FIRST M&F. The First M&F Bylaws provide that special meetings may be called by the Chairman, Vice Chairman or at the request of the holders of not less than thirty-three and one-third percent (33 1/3%) of all the outstanding shares of First M&F entitled to vote at the meeting. In addition, the MBCA provides that the Board of Directors or shareholders having at least 10% of all votes entitled to be cast on an issue proposed to be considered at the proposed special meeting may call a special meeting.

PREEMPTIVE RIGHTS

     FIRST BOLIVAR.  First Bolivar's shareholders do not have preemptive rights.

     BANK. The Bank Articles grant Bank's shareholders preemptive rights. If the capital stock of Bank is increased by the sale of additional shares, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of capital stock owned by him. If the capital stock is increased by stock dividends, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of capital stock owned by him.

     FIRST M&F.  First M&F's shareholders do not have preemptive rights.

REPORTS TO SHAREHOLDERS

     FIRST BOLIVAR. The MBCA requires a corporation to furnish to its shareholders annual financial statements, including a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of changes in shareholders' equity for the year. In addition, the MBCA requires a corporation to report in writing (1) any indemnification or advance to a director and (2) the number of shares issued or authorized to be issued and the consideration received if the shares were issued or authorized in return for promissory notes or for promises to render services in the future.

     BANK. Bank's common stock is not registered under the Exchange Act and Bank does not provide its shareholders with annual reports containing audited financial statements of Bank.

     FIRST M&F.   The First M&F common stock is registered under the Exchange
Act, and, therefore, First M&F is required to provide annual reports containing audited financial statements to shareholders and to file such other reports with the SEC and solicit proxies in accordance with the rules of the SEC. First M&F also provides reports to its shareholders on an interim basis containing unaudited financial information.

     The MBCA also requires a corporation to furnish to its shareholders annual financial statements, including a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of changes in shareholders' equity for the year. In addition, the MBCA requires a corporation to report in writing (1) any indemnification or advance to a director and (2) the number of shares issued or authorized to be issued and the consideration received if the shares were issued or authorized in return for promissory notes or for promises to render services in the future.

VOTING RIGHTS

     FIRST BOLIVAR. Pursuant to the First Bolivar Articles and the MBCA, except with respect to the election of directors, each outstanding share is entitled to one vote on each matter submitted to a vote. With respect to the election of directors, each shareholder shall have cumulative voting, which means that the shareholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

     BANK. The Bank's Bylaws provide that in deciding questions at meetings of shareholders, except with regard to the election of directors, each shareholder shall be entitled to one vote on each share of stock held by him. In all elections of Bank's directors, each shareholder shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall think fit.

     FIRST M&F. Pursuant to the MBCA and First M&F's Bylaws, each outstanding share of First M&F stock is entitled to one (1) vote on each matter submitted to a vote. Holders of common stock have cumulative voting rights in the election of directors. A holder of Class A voting preferred stock would be entitled to voting rights equivalent to those of a holder of common stock, including one vote per share on matters submitted to a vote at a meeting of shareholders and cumulative voting in the election of directors. A holder of Class B non-voting preferred stock would have no voting rights as a holder of such stock, except as specifically required by law.

SHAREHOLDER INSPECTION RIGHTS

     FIRST BOLIVAR. Under the MBCA, any shareholder may inspect the shareholders' list, excerpts from minutes of any meeting of the Board of Directors, records of any action of a committee of the Board of Directors while acting in place of the Board of Directors, minutes of any meeting of the shareholders, records of action taken by the shareholder or board of directors without a meeting, accounting records of the corporation, and the record of shareholders, if the demand is made in good faith and for a proper purpose. Such shareholder must describe his purpose and establish that the items are directly connected to his purpose.

     BANK. Pursuant to the NBA, the president and cashier of every national banking association shall cause to be kept at all times a full and correct list of the names and residences of all the shareholders in the association, and the number of shares held by each, in the office where its business is transacted. Such list shall be subject to the inspection of all the shareholders.

     FIRST M&F. Under the MBCA any shareholder may inspect the shareholders' list, excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors, minutes of any meeting of the shareholders, records of action taken by the shareholder or board of directors without a meeting, accounting records of the corporation, and the record of shareholders, if the demand is made in good faith and for a proper purpose. Such shareholder must describe his purpose and establish that the item is directly connected to his purpose.

LIMITATION OF LIABILITY OF DIRECTORS

     FIRST BOLIVAR. Pursuant to the MBCA, a director is not liable for any action taken as director or for any failure to take any action, if he performs his duties according to the standard of conduct provided pursuant to the MBCA. However, a director who votes for or assents to any unlawful distribution will be personally liable.

     BANK. Neither the Bank Articles, Bylaws, nor NBA contain any provisions regarding the limitation of liability of directors.

     FIRST M&F. Pursuant to the MBCA, a director is not liable for any action taken as director or for any failure to take any action, if he performs his duties according to the standard of conduct provided pursuant to the MBCA. However, a director who votes for or assents to any unlawful distribution will be personally liable.

INDEMNIFICATION

     FIRST BOLIVAR. The MBCA provides that a director, officer or agent of a corporation may be indemnified for such service if he conducted himself in good faith, and he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and in all other cases that his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director must show that he had no reasonable cause to believe his conduct was unlawful. Indemnification permitted under this section in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

     The MBCA further authorizes a corporation to make further indemnity for actions that do not constitute gross negligence or wilful misconduct if authorized by the corporation's Articles of Incorporation.

     Under Mississippi law, the corporation may pay, prior to final disposition, the expenses (including attorneys' fees) incurred by a director or officer in defending a proceeding. Under Mississippi law, expenses incurred by an officer or director in defending any action may be advanced prior to final disposition upon receipt of an undertaking by the director or officer of the corporation to repay such advances if it is ultimately determined that he is not entitled to indemnification. Under Mississippi law, however, a determination must be made that the facts known to those making the determination would not preclude indemnification. Mississippi law does not require the undertaking to be secured and the undertaking may be accepted without reference to financial ability to make the repayment.

     BANK. Bank's Articles provide for the indemnification or reimbursement of directors, officers, or employees for reasonable expenses incurred in connection with any action, suit, or proceeding. However, Bank's Articles prohibit indemnification or reimbursement of any person in relation to any action, suit or proceeding in which he or she shall finally be adjudged to have been negligent in the performance of his or her duties or to have committed an act or failed to perform a duty for which there is a common-law or a statutory liability. Bank's Articles further prohibit indemnification or reimbursement in relation to any action, suit, or proceeding which has been made the subject of a compromise settlement, except with the approval of the holders of record of a majority of the outstanding shares.

     FIRST M&F. First M&F's Articles and Bylaws provide for indemnification by First M&F, to the fullest extent permitted by the MBCA, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

     The MBCA provides that a director, officer or agent of a corporation may be indemnified for such service if he conducted himself in good faith, and he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and in all other cases that his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director must show that he had no reasonable cause to believe his conduct was unlawful. Indemnification permitted under this section in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

     The MBCA further authorizes a corporation to make further indemnity for actions that do not constitute gross negligence or wilful misconduct if authorized by the corporation's Articles of Incorporation.

     Under Mississippi law, the corporation may pay, prior to final disposition, the expenses (including attorneys' fees) incurred by a director or officer in defending a proceeding. Under Mississippi law, expenses incurred by an officer or director in defending any action may be advanced prior to final disposition upon receipt of an undertaking by the director or officer of the corporation to repay such advances if it is ultimately determined that he is not entitled to indemnification. Under Mississippi law, however, a determination must be made that the facts known to those making the determination would not preclude indemnification. Mississippi law does not require the undertaking to be secured and the undertaking may be accepted without reference to financial ability to make the repayment.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling First M&F pursuant to the foregoing provisions, First M&F has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SUPERMAJORITY VOTING REQUIREMENTS; BUSINESS COMBINATIONS

     FIRST BOLIVAR. The MBCA requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of First Bolivar or a disposition of all or substantially all of First Bolivar's assets.

     BANK. Bank's Articles and Bylaws do not contain supermajority voting requirements for business combinations or other matters. However, certain transactions involving Bank as a national banking association, including liquidation, merger, consolidation, conversion, sale of substantially all assets or amendments to the Articles of Association which would increase or decrease authorized capital, require the affirmative vote of holders of at least two-thirds of the outstanding shares of Bank's common stock.

     FIRST M&F. First M&F's Articles contain provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving First M&F and a substantial shareholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of First M&F or a disposition of all or substantially all of First M&F's assets. The Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if an "Interested Stockholder" (as defined) is a party to the transaction or its percentage equity interest in First M&F will be increased by the transaction. A majority of the "Continuing Directors" (as defined) of the Board of Directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Interested Stockholder. In addition, such 80% affirmative vote will not be required if certain price criteria and procedural requirements are satisfied. See "--First M&F Capital Stock -- Provisions Discouraging Changes in Control" for a fuller discussion of this provision and for definitions of such terms.

DISSENTERS' APPRAISAL RIGHTS

     FIRST BOLIVAR. The MBCA provides appraisal rights to shareholders in any of the following corporate actions: (1) a merger if shareholder approval is required or if the corporation is a subsidiary that merges with its parent; (2) a plan of share exchange if the corporation is being acquired and the shareholder is entitled to vote; and (3) a sale or exchange of all or substantially all of the property of the corporation that is not in the usual and regular course of business, but not including a court ordered sale or sale pursuant to a plan where the shareholders will receive the proceeds within one
(1) year after the date of sale.

     BANK. The NBA provides for dissenters rights for conversion of national banks into state banks, consolidations of national banks in the same state and mergers of national banks into national banks. See "ADDITIONAL INFORMATION -- Dissenters' Appraisal Rights."

     FIRST M&F. The MBCA provides appraisal rights to shareholders in any of the following corporate actions: (1) a merger if shareholder approval is required or if the corporation is a subsidiary that merges with its parent; (2) a plan of share exchange if the corporation is being acquired and the shareholder is entitled to vote; and (3) a sale or exchange of all or substantially all of the property of the corporation that is not in the usual and regular course of business, but not including a court ordered sale or sale pursuant to a plan where the shareholders will receive the proceeds within one (1) year after the date of sale.

                  ADDITIONAL INFORMATION ABOUT FIRST BOLIVAR

PRINCIPAL BUSINESS

     First Bolivar conducts no business other than ownership of the Bank. At June 30, 1998, First Bolivar had total consolidated assets of approximately $39.50 million and shareholders' equity of approximately $3.47 million. The Bank provides traditional consumer and commercial agricultural deposit and loan services to individuals, families and businesses in Bolivar County, Mississippi, through a full service office. In addition to traditional bank services, the Bank offers short term mortgage loans. Bank's deposits are insured by the FDIC. At June 30, 1998, Bank had total assets of approximately $38.84 million and total deposit liabilities of approximately $32.35 million.

COMPETITION

     The Bank's main office is in Cleveland, Mississippi, Bolivar County. The Bank's primary market area, Bolivar County, Mississippi, has a population of approximately 40,915, as of April, 1998. Its main competitors in this county are Cleveland State Bank, Union Planters National Bank, Cleveland Community Bank and the Valley Bank.

SEASONALITY OF BUSINESS AND CONCENTRATION OF CUSTOMERS

     Historically, the business of Bank has not been seasonal in nature, and management of Bank does not anticipate any seasonal trends in the future. Bank does not rely on foreign sources of funds or income.

     The Bank has two significant depositors. Bolivar Medical, a hospital in Cleveland, Mississippi had $3,327,104 in deposits at June 30, 1998, which was 10.34% of the Bank's total deposits. LT Corporation, owned by James I. Tims, is a propane tank manufacturer and had $3,557,712 on deposit with the Bank at June 30, 1998, which was 11.05% of the Bank's total deposits. There are no significant concentration of loans to a single borrower or few borrowers. The Bank's loans at June 30, 1998 include 8% in the agricultural industry, 15% in the small business retail industry and 5% in the service industry.

EMPLOYEES

     As of the date of this Joint Proxy Statement-Prospectus, First Bolivar and Bank have, in the aggregate, approximately 16 full-time employees and 2 part-time employees. None of such employees is represented by labor unions. Management of First Bolivar and the Bank considers its relationship with its employees to be good.

PROPERTY

     The executive offices of First Bolivar and the Bank's main office are located in the same building in Cleveland, Mississippi. The facility and the real property upon which it is situated are owned and occupied by the Bank. Management considers the building and premises to be in good condition.

LEGAL PROCEEDINGS

     There are no legal proceedings which either First Bolivar or the Bank is a party or to which its property is subject.

OWNERSHIP OF FIRST BOLIVAR STOCK

     The following tables set forth, as of the Record Date, certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of First Bolivar common stock for (1) each person who is the beneficial owner of more than five percent of any class of the outstanding voting securities of First Bolivar; (2) each director and executive officer of First Bolivar; and (3) all directors and executive officers of First Bolivar as a group. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

                                          NUMBER
NAME OF BENEFICIAL OWNER                 OF SHARES        PERCENT (1)
------------------------                 ---------        -------
James I. Tims                          11,618 (2)(4)        39.75%
 525 Hillcrest Circle
 Cleveland, MS 38732

Robert Tims                             3,462 (3)(4)        11.84
 437 McKnight Road
 Cleveland, MS 38732

Donald Blackwood                        5,767               19.73
 803 First Street
 Cleveland, MS 38732

Roy L. Collins                          1,797                6.15
 P.O. Box 1008
 Cleveland, MS 38732

Ned Mitchell                              766                2.62
Thomas N. Sledge                          350                1.20
Doug Springer                           1,100                3.76
Jimmy Yeager                              351                1.20

8 directors and executive
 officers as a group                   25,211               86.25%


(1) The percentages are calculated based on 29,230 shares issued and outstanding on the Record Date.
(2) Includes 10,076 shares owned by Frances C. Tims, Mr. Tims' spouse, and 10 shares held by spouse as custodian for their minor child. Also includes 1,432 shares owned by LT Corporation which is wholly-owned by the Family of James I. and Frances C. Tims.
(3) Includes 3,292 shares owned by Lynne H. Tims, Mr. Tims' spouse, and 70 shares held by Mr. Tims as custodian for Walter C. Tims.
(4)  James Tims and Robert Tims are brothers.

TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of Bank, including associates and members of their immediate families, have been customers of and had transactions including loans and commitments to lend with Bank in the ordinary course of business. All such loans and commitments were made by Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On June 30, 1998, the aggregate of these related party loans was approximately $2.212 million or approximately 12.46% of total consolidated loans of Bank.

FIRST BOLIVAR MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     The following provides a narrative discussion and analysis of significant changes in First Bolivar's financial condition and results of operations. For a complete understanding of this discussion, reference should be made to the consolidated financial statements, the accompanying notes, and other financial data presented in this report.

RESULTS OF OPERATIONS

     Net income for 1997 was $232,287, or $7.95 per share, which was slightly below net income for 1996 of $233,541, or $7.99 per share. Net income for 1996 was up by 80.81% over net income for 1995, which was $129,166, or $4.42 per share. The primary causes of the increased net income in 1996 were securities gains taken in 1996 in excess of 1995 of $43,866 and a reduction in loan loss accruals in 1996 of $34,000 from 1995 due to improvements in the loan portfolio. Other items affecting net income are discussed in the following paragraphs.

NET INTEREST INCOME

     Net interest income is the largest component of First Bolivar's net income and represents the income earned on interest-bearing assets less the cost of interest-bearing liabilities. This major source of income represents the earnings from First Bolivar's primary business of gathering funds from deposit sources and investing those funds in loans and securities. First Bolivar's long-term objective is to manage those assets and liabilities to provide the largest amount of income, while balancing interest-rate, credit, liquidity and capital risks.

     Net interest income remained relatively stable in 1997 as compared to 1996. Interest and fees on loans decreased in 1997 even though earning assets grew slightly. Loans as a percentage of earning assets also increased from 37.66% in 1996 to 43.73% in 1997. However, the strongest loan growth occurred in the latter half of the year. Income from the investment portfolio made the largest contribution to the overall increase in interest income of 4.09%. Interest expense increase slightly in 1997 due primarily to increases in interest on deposits. However, at the end of 1997, the ratio of non-interest bearing deposits to total deposits had increased from 11.39% in 1996 to 15.84% in 1997.

PROVISION AND RESERVE FOR POSSIBLE LOAN LOSSES

     The estimate of the loan loss reserve and provision for possible loan losses is determined by management after considering the following factors: (1) review of recent loan loss experience relative to loans outstanding; (2) management reviews of problem loans and portfolio quality; (3) examinations of the loan portfolio conducted by Federal supervisory authorities; (4) management's analysis of economic conditions and their expected impact on borrowers' financial condition; and (5) the relationship of the reserve for possible loan losses to outstanding loans. The provision for loan losses was $12,000 in 1997 and 1996. First Bolivar has continued to make significant efforts to strengthen the loan portfolio through sound lending practices and careful monitoring of existing loans.

     A summary of the reserve for possible loan losses follows:

                                                1997        1996
                                                ----        ----
Balance at beginning of period                $134,587    $122,976
Charge-offs:
  Installment                                   16,974       5,458

Recoveries:
  Installment                                   15,464
  Commercial                                                 5,069
                                              --------    --------
Net charge-offs                                  1,510         389

Provision for possible loan losses              12,000      12,000
                                              --------    --------
Balance at end of period                      $145,077    $134,587

   A summary of selected ratios follows:

                                                  1997        1996
                                                  ----        ----
Net charge-offs to average net
  loans                                           .01%        .00%

Net charge-offs to reserve for
  loan losses                                    1.04%        .29%
Reserve for loan losses to net
year end loans                                    .92%       1.00%
NON-INTEREST INCOME

     Non-interest income decreased by $53,981 in 1997 as compared to 1996. Service charges and fees on deposit accounts decreased from $178,923 in 1996 to $165,598 in 1997. This was due to a decrease in opportunity for charges rather than a decrease in pricing or in numbers of accounts. Surcharge income from ATMs was also down by $22,344 in 1997 due to decreased usage. Gains on the sale of securities also decreased by $21,677 from 1996 to 1997. This was due mainly to the lack of good sale and replacement opportunities.

     A summary of non-interest income follows:

                                                  1997        1996
                                                  ----        ----
Service charges and fees on
  deposits                                     $165,598    $178,923
ATM surcharge income                             31,478      53,822
Credit insurance income                           3,544       2,729
Safe deposit rental                               3,798       4,406
Other income                                     47,313      44,155
                                                251,731     284,035
Securities gains                                 23,638      45,315
                                               --------    --------
                                               $275,369    $329,350

NON-INTEREST EXPENSE

     Non-interest expenses decreased by 2.39% from 1996 to 1997. Non-interest expenses had previously decreased by 1.54% in 1996 as compared to 1995. The largest decreases for 1997 and 1996 occurred in FDIC assessments and other expenses. First Bolivar has continued to apply its efforts to reducing non-interest expenses without affecting the quality of customer service.

     A summary of non-interest expense follows:

                                                  1997        1996
                                                  ----        ----
Salaries                                      $  462,140   $  452,743
Employee benefits                                126,206      113,795
Occupancy expense                                173,163      169,070
Data processing expenses                          10,172        9,944
Advertising and public relations                  29,823       30,831
FDIC assessment                                    4,898       42,939
Comptroller examination fees                      17,877       19,255
Postage                                           21,178       19,773
Stationery and supplies                           27,375       35,081
Amortization of intangible assets                 67,796       67,796
Other expenses                                   198,301      205,601
                                              ----------   ----------
                                              $1,138,929   $1,166,828
INCOME TAXES

     Income tax expense for 1997 was $80,231 compared to $11,439 in 1996 and a benefit of $12,105 in 1995. A reduction in interest on municipal securities was the most significant cause of the increase in tax expenses for 1997. The effective tax rate was 25.49% in 1997 as compared to 4.63% in 1996. Although First Bolivar does not plan to significantly increase the percentage of investments allocated to municipal securities, it will continue to evaluate tax-exempt opportunities based upon the best tax-effective yields and First Bolivar's tax position.

FINANCIAL CONDITION

     Loans increased by 17.26% in 1997 and decreased by 18.84% in 1996. The primary source of the decreases in 1996 were commercial loans, while the primary sources of the 1997 increases were installment loans and mortgage loans. The amortized cost of the investment portfolio decreased by 16.71% in 1997 after increasing by 54.02% in 1996. The mortgage-backed securities portfolio showed the greatest fluctuation, as it increased by $5,020,871 in 1996 and decreased by $2,514,319 in 1997.

     The funding of earning assets in 1997 was made primarily through increases in deposits. The following table shows the 1997 increases and decreases in earning assets and liability funding:

                                         December 31
                                     1997          1996          Change
                                  -----------   -----------   ------------
Federal funds sold                $ 1,500,000             -   $ 1,500,000
Investments, amortized cost        18,063,228    21,686,286    (3,623,058)
Loans                              15,713,421    13,400,909     2,312,512
Other investments                     570,050       541,150        28,900
                                  -----------   -----------   -----------
   Earning assets                  35,846,699    35,628,345       218,354

Noninterest-bearing deposits        5,263,196     3,724,906     1,538,290
NOW accounts                        3,471,507     3,708,182      (236,675)
MMDA and savings deposits           5,996,809     8,483,172    (2,486,363)
Certificates of deposit            18,491,414    16,782,981     1,708,433
                                  -----------   -----------   -----------
   Interest-bearing deposits       27,959,730    28,974,335    (1,014,605)
                                  -----------   -----------   -----------
   Total deposits                  33,222,926    32,699,241       523,685
Long-term debt                      3,556,731     3,821,737      (265,006)
                                  -----------   -----------   -----------
   Liability funding              $36,779,657   $36,520,978   $   258,679

     A comparison of the percentage composition of the investment portfolio, at amortized cost, as of December 31, follows:

                                           1997      1996
                                         -------   -------
U.S. Treasury and government agency       24.22%    22.28%
Mortgage-backed securities                62.61%    63.75%
States and political subdivisions         11.81%    12.45%
Other                                      1.36%     1.52%
                                         ------    ------
                                         100.00%   100.00%

     First Bolivar's primary use of funds in 1997 was increased loan volume. This contrasts with 1996 when decreasing loan volumes were allocated into the investment portfolio. A summary of the loan portfolio at December 31, follows:

                                    1997            1996          Change
                                -----------     -----------   -----------
Commercial loans                $ 4,607,949     $ 4,135,160   $   472,789
Real estate loans                 9,420,782       8,315,549     1,105,233
Installment loans                 1,665,615         947,569       718,046
Overdrafts                           19,075           2,631        16,444
                                -----------     -----------   -----------

                                $15,713,421     $13,400,909   $ 2,312,512

     A schedule of loan maturities at December 31, 1997 follows:

                             One Year  After One but    After
                              Or Less   Within Five  Five Years     Total
                              -------   -----------  ----------     -----
1-4 family residential      $    1,033  $ 1,092,492  $4,694,204  $ 5,787,729
Commercial and real estate   2,524,902    2,878,954   2,837,146    8,241,002
Installment loans              638,128    1,026,834      19,728    1,684,690
                             ---------- -----------  ----------  -----------
                             $3,164,063 $ 4,998,280  $7,551,078  $15,713,421

     A summary of interest rate sensitivity at December 31, 1997 follows:

                                   Fixed Rate   Variable Rate     Total
                                   ----------   -------------     -----
Due after one but
within five years                $ 4,474,535     $   523,745   $   523,745
Due after five years               4,376,770       3,174,308     7,551,078
                                 -----------     -----------   -----------
                                 $ 8,851,305     $ 3,698,053   $12,549,358

     First Bolivar had no loans that were in nonaccrual status or past due
90 days or more at December 31, 1997 and 1996. The policy of First Bolivar is to place loans on nonaccrual status if they are past due by over 90 days, and the collateral value is insufficient to provide for the repayment of the loan.

     The following table sets forth the amortized cost (book value) of the maturities (and estimated prepayments for mortgage-backed securities) of investment securities available for sale at December 31, 1997, and the weighted average yields of such securities. Tax equivalent adjustments (using a 34% rate) have been made in calculating yields on obligations of states and political subdivisions.

                                                         Maturity
                --------------------------------------------------------------------------------------------------
                                                  After One                After Five
                         Within                   But Within               But Within               After
                        One Year                  Five Years               Ten Years              Ten Years
                  Amount        Yield        Amount        Yield        Amount     Yield      Amount       Yield
                ----------   -----------   ----------   -----------   ----------   ------   ----------   ---------
U.S.
Treasury
and
agency                   -            -    $  287,022         7.04%   $3,497,509    6.85%   $  591,019       6.78%
Mortgage
-backed
Securities      $  798,201         4.28%    5,080,406         6.09%    1,948,866    6.20%    3,482,467       6.02%
State and
political
subdivis.          215,053         6.42%      909,527         6.73%      819,618    6.87%      188,400       7.70%
Other                    -            -        95,000         9.07%      150,140    9.01%            -          -
                ----------   ----------    ----------         ----    ----------    ----    ----------       ----
 Total          $1,013,254         4.69%   $6,371,955         6.27%   $6,416,133    6.71%   $4,261,886       6.21%

DEPOSITS

     As a primary source of funds, average total deposits increased by 3.04% in 1997 and by 4.10% in 1996. Management expects deposit growth to continue at a steady pace, and to remain the primary funding source for asset growth.

     A summary of the average balances of deposits is as follows:

                                            1997          1996
                                         -----------   -----------
Non-interest bearing demand              $ 4,000,160   $ 3,498,966
Interest bearing demand and savings       11,329,545    12,152,702
Certificates of deposit                   17,697,200    16,401,549
                                         -----------   -----------
   Total deposits                        $33,026,905   $32,053,217

     Time deposits in excess of $100,000 as a percentage of total deposits were 25.63% and 23.22% at December 31, 1997 and 1996. Maturities of time deposits of $100,000 or more at December 31, 1997, are as follows:

Three months or less                  $4,103,096
Over three through twelve months       2,750,065
Over twelve months                     1,673,039
                                      ----------
  Total                               $8,526,200

     First Bolivar has not needed to utilize short-term borrowings for 1996 and 1997. However, First Bolivar does use borrowings, primarily from the Federal Home Loan Bank to fund long-term real estate loans. This funding source is used in order to mitigate the interest rate risk inherent in long-term financial assets such as mortgages.

     The following is a summary of the borrowings for 1996 and 1997:
                                        1997          1996
                                     -----------   -----------
Year end balance                     $3,556,731    $3,821,737
Average balance                       3,873,940     3,930,463
Maximum month end balance
   during the year                    4,402,390     4,039,188
Interest paid                           230,001       267,325
Average rate                               5.94%         6.80%

LIQUIDITY AND CAPITAL RESOURCES

     The primary objective of asset/liability management is to provide a balance between safety, liquidity and impact on net interest income. Asset/liability management remained a priority in 1997 and 1996 as management worked toward decreasing the impact of fluctuating short-term interest rates. Management implemented a formal analysis program in 1997 designed to determine the impact of rate changes on the net interest margins of First Bolivar. Management also continues to address liquidity, and funds are available to provide for continued loan growth.

     The GAP position of First Bolivar at December 31, 1997, is set forth in the following table:

                                      0-3           4-12           1-5           Over
                                    Months         Months         Years         5 Years
                                 ------------    -----------    -----------   -----------
Federal funds sold               $  1,500,000              -              -             -
Investment securities                 253,314    $   759,940    $ 6,371,955   $10,678,019
Loans                                 791,016      2,373,047      4,998,280     7,551,078
Other investments                     520,818              -              -             -
                                 ------------    -----------    -----------   -----------
   Total earning assets             3,065,148      3,132,987     11,370,235    18,229,097

Interest-bearing demand and
   savings deposits                 9,468,316              -              -             -
Time deposits                       7,477,168      8,188,182      2,826,064             -
Borrowings                             58,619        175,855      1,008,308     2,313,949
                                 ------------    -----------    -----------   -----------
   Total interest-bearing
      liabilities                  17,004,103      8,364,037      3,834,372     2,313,949
                                 ------------    -----------    -----------   -----------
   Interest sensitivity gap      $(13,938,955)   $(5,231,050)   $ 7,535,863   $15,915,148

     Variable rate instruments are presented based upon repricing frequency. Mortgage-backed investments are included in the schedule based upon expected payment activity. Interest earning assets and interest bearing liabilities that do not have contractual maturity dates are included in the 0-30 day category.

     First Bolivar has a negative gap for a one year horizon, meaning that if interest rates increase, then liability costs will increase faster than earning asset yields. If interest rates decrease, then liability costs will decrease faster than the decrease in earning asset yields. The ability of First Bolivar to effect the desired result depends on its ability to reprice interest-bearing deposits other than certificates of deposit. Management believes that it is well positioned to manage its interest rate risk.

     First Bolivar's capital-to-assets ratio was 8.49% at December 31, 1997 and 7.82% at December 31, 1996. The risk-based capital ratios for First Bolivar at December 31, 1997 and 1996 were far in excess of the minimum required regulatory levels. The Tier one capital ratio was 13.31% and 11.55% while the total risk-based capital ratio was 14.10% and 12.27%. These ratios exceed the requirements for a well-capitalized institution. Management expects the capital position to remain strong during 1998 through earnings retention.

     The following table illustrates First Bolivar's regulatory capital ratios at December 31, under the year-end requirements:

                                                       1997            1996
                                                   ------------   -------------

Tier one capital                                   $ 2,470,024      $ 2,169,941
Tier two capital adjustment                            145,077          134,587
                                                   -----------      -----------
   Total qualifying capital                          2,615,101        2,304,528

Risk adjusted total assets                          18,552,137       18,781,563

Tier one capital ratio                                  13.31%           11.55%
Total risk based capital ratio                          14.10%           12.27%
Leverage ratio                                           6.24%            5.57%

1997 AVERAGE BALANCE SHEETS AND INTEREST DATA

                                           Average                     Average
                                          Balance      Interest       Yield or Rate
                                        -----------    -----------    -------------
Interest-bearing bank balances
   and Federal funds sold               $   462,500    $    61,445            13.29%
Taxable investments                      18,165,584      1,138,742             6.27%
Tax-exempt investments                    2,516,700        185,636             7.38%
Loans                                    15,568,043      1,322,117             8.49%
                                        -----------    -----------      -----------
   Total earning assets                  36,712,827      2,707,940             7.38%
Cash and due from banks                   1,854,225
Fixed assets                                561,531
Intangible assets                           949,684
Reserve for loan loss                      (136,297)
Other assets                                454,467
                                        -----------
   Total assets                          40,396,437

Interest-bearing demand and
   savings deposits                      11,329,545        336,533             2.97%
Certificates of deposit                  17,697,200        888,021             5.02%
Borrowings                                3,873,940        230,001             5.94%
                                        -----------    -----------      -----------
   Total interest-bearing liabilities    32,900,685      1,454,555             4.42%
Noninterest-bearing deposits              4,000,160
Other liabilities                           276,510
Stockholders' equity                      3,219,082
                                        -----------
   Total liabilities & equity            40,396,437

Average yield on earning assets                                                7.38%
Average cost of liabilities                                                    4.42%
Interest rate spread                                                           2.96%
Cost of funds supporting earning
   assets                                                                      3.96%
Net interest margin                                                            3.41%

Tax equivalent adjustment                              $    63,116

     Yields and corresponding income amounts for non-taxable investments are presented on a tax-equivalent basis, using a marginal tax rate of 34%.

1996 AVERAGE BALANCE SHEETS AND INTEREST DATA

                                             Average                      Average
                                             Balance       Interest    Yield or Rate
                                           ------------   ----------   --------------
Interest-bearing bank balances
   and Federal funds sold                  $ 2,100,000    $  140,055            6.67%
Taxable investments                         15,128,469       807,978            5.34%
Tax-exempt investments                       3,201,032       321,954           10.06%
Loans                                       14,956,257     1,380,314            9.23%
                                           -----------    ----------           -----
   Total earning assets                     35,385,758     2,650,301            7.49%
Cash and due from banks                      1,907,575
Fixed assets                                   581,174
Intangible assets                            1,017,084
Reserve for loan loss                         (128,782)
Other assets                                   511,808
                                           -----------
   Total assets                             39,274,616

Interest-bearing demand and
   savings deposits                         12,152,702       341,053            2.81%
Certificates of deposit                     16,401,549       835,809            5.10%
Borrowings                                   3,930,463       267,325            6.80%
                                           -----------    ----------           -----
   Total interest-bearing liabilities       32,484,714     1,444,187            4.45%
Noninterest-bearing deposits                 3,498,966
Other liabilities                              273,922
Stockholders' equity                         3,017,015
                                           -----------
   Total liabilities & equity               39,274,616

Average yield on earning assets                                                 7.49%
Average cost of liabilities                                                     4.45%
Interest rate spread                                                            3.04%
Cost of funds supporting earning
   assets                                                                       4.08%
Net interest margin                                                             3.41%

Tax equivalent adjustment                                 $  109,464

     Yields and corresponding income amounts for non-taxable investments are presented on a tax-equivalent basis, using a marginal tax rate of 34%.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997

     The following provides a narrative discussion and analyses of significant changes in First Bolivar's results of operations and financial condition. This discussion should be read in conjunction with the interim consolidated financial statements presented elsewhere in this report.

     Net income for the first six months of 1998 was $82,172, or $2.81 per share, as compared to $132,053, or $4.52 per share for the six months ended
June 30, 1997. This decrease was primarily the result of a $27,718 decrease in non-interest income and a $48,732 increase in non-interest expenses. Non-interest income was down due to First Bolivar incurring $4,031 in securities losses in 1998 as compared to $10,716 in securities gains in 1997. Also, First Bolivar incurred approximately $17,000 in non-recurring revenues in 1997 through the receipt of developer fees related to the financing of low income housing projects.

NET INTEREST INCOME

     Net interest income for First Bolivar was $577,826 for the first six months of 1998, a 1.76% increase over the same period in 1997. Interest on loans increased by 15.68%, while interest on deposits increased by 9.20%. Interest on Fed funds sold was approximately $30,000 higher in 1998 than in 1997 due to liquidity brought about by deposit growth early in 1998. First Bolivar increased its investment in municipal securities in 1998 as compared to 1997 due to the favorable tax-equivalent yields offered by municipals relative to the Treasury yield curve.

LOANS

     Loans have grown by 12.59% during 1998, and have grown by 10.84% since June, 1997. This growth has come in both commercial and consumer areas. At June 30, 1998, loans represented 44.79% of assets and 54.71% of deposits. This compares favorably to loans at December 31, 1997, which were 38.74% of assets and 47.30% of deposits. As interest rates have fallen over the last two years, loan demand has remained strong.

OTHER EARNING ASSETS

     First Bolivar has managed its liquid assets around its loan portfolio needs. Therefore, First Bolivar has maintained a policy of classifying all investment securities as available-for-sale. First Bolivar manages its investments for total return. Therefore, investments are sold when a better long-term replacement rate of return is available. The average life of the investment portfolio at June 30, 1998 was approximately 2 years. Approximately 60% of the securities portfolio is invested in mortgage-backed securities. This segment of the portfolio has provided liquidity and return over the last year.

DEPOSITS

     Total deposits as of June 30, 1998 were down by 2.66% from December 31, 1997 and up by 1.43% over June 30, 1997. Non-interest bearing deposits represented 11.66% of total deposits at June 30, 1998. At June 30, 1998, certificates of deposit were $17,644,483, as compared to $16,467,102 at June 30, 1997. CDs of $100,000 or more were $7,287,098 at June 30, 1998, or 22.53% of deposits. Commercial checking accounts represent over $6 million of deposits for First Bolivar, thereby providing a source of strong core deposits. The Bolivar county market has experienced strong competition during 1997 and 1998 for certificates of deposit. First Bolivar has tried to focus on consumer and commercial deposit accounts as a more stable source of funds.

OTHER BORROWINGS

     First Bolivar borrows primarily from the Federal Home Loan Bank in order to fund long-term real estate secured loans. This strategy is used in order to reduce interest rate risk in the company's overall portfolio of financial instruments.

ASSET/LIABILITY MANAGEMENT

     First Bolivar uses a third party consultant to quantify interest rate risk and set strategies related to the maintenance of certain interest margin targets. At June 30, First Bolivar had a negative 1-year maturity gap of approximately 35% of total assets. Using only accounts with stated maturities, the negative gap is approximately 11%. This puts First Bolivar in a position to take advantage of falling interest rates. An increase in interest rates would negatively impact the net interest margin of First Bolivar. First Bolivar has chosen to manage the gap in a negative to neutral position until interest rates are expected to increase.

CAPITAL

     First Bolivar had a capital-to-assets ratio of 8.78% as compared to 8.49% at December 31, 1997. The tier 1 capital ratio at June 30, 1998 was 15.16% as compared to 15.79% at December 31, 1997. First Bolivar is adequately capitalized, and maintains a policy of retaining earnings rather than paying dividends. Management does not know of any plans for spending that will require the raising of additional capital.

YEAR 2000

     The year 2000 problem is a data processing problem related to how computer systems and other electronic systems recognize dates. Most computers recognize years by the last two digits of the year. However, when the year 2000 arrives, this programming may read the "00" as 1900 rather than 2000. This could cause computer and other electronic equipment malfunctions that may interrupt the business process. First Bolivar has had a program of assessing year 2000 risk for the past year. Vendors who provide the mainframe equipment and data processing software state that the computer system is year 2000 compliant. First Bolivar has plans to test the hardware and software for year 2000 compliance prior to year-end, 1998. Plans have been made to upgrade equipment that is not year 2000 compliant. First Bolivar has preliminary estimates that year 2000 upgrades will cost approximately $20,000 to $30,000 over the next 12 months.


                            ADDITIONAL INFORMATION

DISSENTERS' APPRAISAL RIGHTS

     First Bolivar Capital Corporation. Under Section 79-4-13.01 et seq. of the Mississippi Business Corporation Act (the "MBCA") (a copy of which is attached hereto as Appendix B), any holder of record of shares of First Bolivar common stock, who files a written objection to the Company Merger prior to or at the Meeting at which the vote on the Company Merger is taken, and who does not vote in favor of the Company Merger, may demand in writing that First M&F pay to such shareholder the fair cash value of such shares ("Appraisal Rights"). A person who is a beneficial owner, but not a registered owner, of shares of First Bolivar common stock who wishes to exercise the rights of a dissenting shareholder under the MBCA must submit to First Bolivar the record shareholder's written consent to the dissent not later than the time the beneficial owner asserts dissenter's rights and he must do so with respect to all shares of which he is the beneficial shareholder.

     Any shareholder of record contemplating making a demand for appraisal is urged to review carefully the provisions of Section 79-4-13.21 of the MBCA, particularly the procedural steps required to perfect Appraisal Rights thereunder. APPRAISAL RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF
SECTION 79-4-13.21 ARE NOT FULLY SATISFIED.

     Set forth below is a summary of the procedures relating to the exercise of appraisal rights. The following summary does not purport to be a complete statement of the provisions of Article 13 of the MBCA and is qualified in its entirety by reference to Appendix B hereto and to any amendments to such sections as may be adopted after the date of this Joint Proxy Statement-Prospectus.

     Before the shareholders' vote is taken on the proposal to approve the Company Merger, a shareholder of record who intends to exercise appraisal rights (a "Dissenter") must deliver to First Bolivar a written notice of his intent to demand payment for his shares if the proposed Company Merger is effectuated and must not vote the shares of First Bolivar common stock held by such Dissenter (the "Shares") in favor of the proposed Company Merger. Such written notice may be sent to First Bolivar at 308 E. Sunflower Road, Cleveland, Mississippi 38732, telephone number (601) 843-4321 to the attention of Doug Springer. The return of a proxy by a Dissenter with instructions to vote the Shares represented thereby against the Company Merger (or abstaining from voting) is not sufficient to satisfy the requirement of delivering written objection to First Bolivar. The submission of a signed blank proxy will serve to waive Appraisal Rights.

     Within ten (10) days after the First Bolivar Effective Date First Bolivar will notify each Dissenter who has purported to comply with the provisions of
Section 79-4-13.21 of the MBCA that the Company Merger has become effective (the "First Bolivar Notice"). The First Bolivar Notice shall be sent by registered mail, addressed to the Dissenter at such Dissenter's last address on First Bolivar's records immediately prior to the First Bolivar Effective Date.

     Within thirty (30) days after the delivery to the Dissenter of the First Bolivar Notice, any Dissenter must file with First Bolivar a demand for payment (the "Demand") for their Dissenter's Shares as of the day prior to the

Meeting. The Demand must comply with the provisions of Article 13 and must specify the Dissenter's name and mailing address, the number of shares of First Bolivar common stock owned and state that the Dissenter is demanding payment of his or her shares. The Dissenter must also certify that the Dissenter had beneficial ownership of the shares before the date set forth in the First Bolivar Notice, which is September 9, 1998, the date of the first announcement of the proposed Company Merger to the news media. Simultaneously with the filing of the Demand, the Dissenter shall also deposit the certificate in accordance with the terms of the First Bolivar Notice. A Dissenter who fails to satisfy any of the foregoing conditions within the proper time periods will conclusively be presumed to have acquiesced in the Company Merger and will lose his appraisal rights. The Demand may be sent to First Bolivar at 308 E. Sunflower Road, Cleveland, Mississippi 38732, telephone number (601) 843-4321 to the attention of Doug Springer.

     Upon receipt of the Demand, First Bolivar shall pay Dissenters who complied with Article 13 the amount First Bolivar estimates to be the fair value of the Dissenter's Shares plus accrued interest. Certain financial information concerning First Bolivar, its estimate of the value of the shares, an explanation of how interest was calculated, and a statement of rights to demand payment along with a copy of Article 13, must accompany such offer or payment.

     A Dissenter may notify First Bolivar in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or a Dissenter may reject First Bolivar's payment and demand in writing payment based on his own estimate of the fair value of his shares and amount of interest due. To be entitled to such rights, the Dissenter must notify First Bolivar of his demand in writing within thirty (30) days after First Bolivar made payment for the shares. If a Dissenter has rejected First Bolivar's payment and demanded payment of the fair value of the shares and interest due and the demand for payment remains unsettled, First Bolivar shall commence a judicial proceeding within sixty (60) days after receiving the payment demand and petition an appropriate court, as described in Article 13, to determine the fair value of the shares and accrued interest. If First Bolivar does not commence such action within the required sixty (60) day period, it shall pay each Dissenter whose demand remains unsettled the amount demanded.

     First Bolivar shall make all Dissenters whose demands remain unsettled parties to the proceeding and all parties must be served with a copy of the petition. Each Dissenter made a party to the proceeding is entitled to judgment for either the amount by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by First Bolivar or for the fair value of his shares, plus accrued interest, after acquired shares for which First Bolivar elected to withhold payment under Section 79-4-13.27.

     Dissenters considering exercising appraisal rights should bear in mind that the fair cash value of their Shares determined under Section 79-4-13.30 of the MBCA could be more than, the same as or less than the consideration they would otherwise receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares.

     The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. Additionally, the court may assess fees of legal counsel and of experts for the respective parties. The court shall assess the costs against First Bolivar, except that the court may assess costs against all or some of the Dissenters to the extent the court finds the Dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under
Article 13, or the court may assess counsel fees against the Dissenters who were benefited.

     Any First Bolivar shareholder who desires to exercise appraisal rights should carefully review the MBCA and is urged to consult such shareholder's legal advisor before exercising or attempting to exercise such rights.

     Bank. Any holder of record of shares of common stock of Bank who follows the procedures specified in Section 214a of Title 12 of the United States Code is entitled to have the "value" of his shares at the time of the meeting appraised as set forth in Section 214a and to receive in cash the amount so determined. A copy of Section 214a is attached to this Joint Proxy Statement-Prospectus as Appendix C. The following discussion of appraisal rights is qualified in its entirety by reference to Appendix C.

     The address to which dissenting shareholders should send any communication regarding their rights is: First Bolivar at 308 E. Sunflower Road, Cleveland, Mississippi 38732, telephone number (601) 843-4321, Attention:

Doug Springer. All communications of dissenting shareholders should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of the Bank.

     If a holder of shares of the common stock of Bank elects to exercise his rights to an appraisal under Section 214a, such shareholder must do one of the following:

     (i) Vote against approval of the Merger Agreement at the meeting and, within 30 days after the effective time of the Bank Merger, make written request for payment and accompany such written request by surrender of the shareholder's stock certificate; or

     (ii) Give notice in writing to Bank at or prior to the meeting that the shareholder dissents from the Merger Agreement and, within 30 days after the effective time of the Bank Merger, make written request for payment and accompany such written request by surrender of the shareholder's stock certificates.

     In order to be considered as having voted against approval of the Merger Agreement, a shareholder must personally vote against approval or deliver a proxy (which is not revoked prior to the meeting) containing directions to vote the shares represented thereby against approval of the Merger Agreement. A mere failure to vote will not be considered a vote against the approval of the Merger Agreement.

     In order to be considered as having given notice in writing to Bank at or prior to the meeting that the shareholder dissents from the Merger Agreement, a shareholder must deliver a written notice to Bank before the taking of the vote with respect to the Merger Agreement, which notice must reasonably inform Bank of the identity of the shareholder and that the shareholder intends thereby to dissent from the Merger Agreement and must be executed by or for the holder of record. In addition, a shareholder who wishes to be considered as having delivered notice of dissent must not deliver a proxy in favor of the Merger Agreement. A failure to deliver such proxy will satisfy this condition, but voting in favor of, or delivering a proxy (which is not revoked prior to the meeting) containing directions to vote the shares represented thereby in favor of approval of, the Merger Agreement (or not containing directions as to how the shares represented thereby are to be voted), will nullify any previously filed notice of dissent and constitute a waiver of such shareholder's right of appraisal.

     In the event the Merger Agreement is approved, in order to maintain a shareholder's rights of appraisal a shareholder who gave notice of dissent prior to the meeting or who voted against approval at the meeting must make written request for payment within 30 days after the conversion and accompany such request by surrender of the shareholder's stock certificates. Such written request for payment should reasonably inform Bank of the identity of the shareholder and that the shareholder intends thereby to request payment pursuant to the right of appraisal and must be executed by or for the holder of record. Requests for payment should be addressed to Doug Springer as provided above. If stock certificates are sent by mail, it is recommended that registered or certified mail, return receipt requested, be used.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the notice of dissent and/or request for payment should be made in such capacity; and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such notice and/or request should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the notice and/or request for a shareholder of record; however, the agent must identify the record owner or owners.

     In general, a shareholder may not exercise the right of appraisal with respect to less than all shares owned by such shareholder. However, a record owner, such as a broker, who holds shares as a nominee for others, may exercise his right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners.

     In the event the Merger Agreement is approved, within five days after the effective time of the Bank Merger, the resulting state bank will give to each shareholder who gave timely notice of dissent or who voted against approval of the Merger Agreement a notice of the effective time and of the actions required in order to maintain each such shareholder's appraisal rights.

     The value of a dissenting shareholder's shares is to be determined by an appraisal made by a committee of three persons, one chosen by the dissenting shareholder(s), one by the directors of the Merchants & Farmers Bank and one by the two appraisers so selected. All expenses incurred in connection with such an appraisal will be allocated equally between the Merchants & Farmers Bank and the dissenting shareholder(s). Bank will bear the costs of appraisal proceedings. If any appraiser is not selected within ninety (90) days of consummation of the consolidation, or the appraisers fail within such period to determine a value, or if a dissenting shareholder is dissatisfied with the appraised value and appeals within five (5) days of notice of the appraisal, the Comptroller will make a final determination of value, which will be binding on all parties. The expenses of the Comptroller in making such a reappraisal or appraisal, as the case may be, will be paid by the Merchants & Farmers Bank.

LEGAL MATTERS

     Certain legal matters in connection with the First M&F common stock being offered hereby will be passed upon by Watkins Ludlam Winter & Stennis, P.A., counsel for First M&F.

EXPERTS

     The consolidated financial statements of First Bolivar as of and for the years ended December 31, 1997 and 1996 contained in this Joint Proxy Statement-Prospectus have been audited by Taylor Powell Wilson & Hartford, P.A., independent auditors, as set forth in their report with respect thereon appearing elsewhere herein, and have been included in reliance upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of First M&F incorporated in this Joint Proxy Statement-Prospectus by reference from the First M&F Annual Report on Form 10-K have been audited by Shearer, Taylor & Co., P.A., independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

     At the time of the preparation of this Joint Proxy Statement-Prospectus, neither First Bolivar nor Bank had been informed of any matters to be presented by or on behalf of First Bolivar, Bank or their management for action at the Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment. Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the First Bolivar and the Bank Board and return it at once in the enclosed envelope.

WHERE YOU CAN FIND MORE INFORMATION

     First M&F has filed with the SEC a Registration Statement under the Securities Act that registers the distribution to First Bolivar and Bank shareholders of the shares of First M&F common stock to be issued in connection with the Mergers (the "Registration Statement"). The Registration Statement including the attached exhibits and schedules, contain additional relevant information about First M&F and the First M&F common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this Joint Proxy Statement-Prospectus.

     In addition, First M&F files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

  Public Reference Room       New York Regional Office      Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
  Room 1024                   Suite 1300                    Suite 1400
  Washington, D.C. 20549      New York, New York 10048      Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issues, like First M&F, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can view and download a copy of the Registration Statement (including exhibits) at this web site.

     You can also inspect reports, proxy statements and other information about First M&F at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows First M&F to "incorporate by reference" information into this Joint Proxy Statement-Prospectus. This means that First M&F can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Joint Proxy Statement-Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     This Joint Proxy Statement-Prospectus incorporates by reference the documents set forth below that First M&F has previously filed with the SEC. They contain important information about First M&F and its financial condition.

First M&F SEC Filings                    Period
---------------------------------   ----------------

Annual Report on Form 10-K          Year ended December 31, 1997, as filed March 19, 1998
Quarterly Reports on Form 10-Q           Quarters ended:
                                                                  .     March 31, 1998, as
                                                                        filed May 12, 1998
                                                                  .     June 30, 1998, as filed
                                                                        August 13, 1998
Current Reports on Form 8-K         .    Filed  September 14, 1998

     First M&F incorporates by reference additional documents that it may have filed with the SEC between the date of this Joint Proxy Statement-Prospectus and the date of the Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     First M&F has supplied all information contained or incorporated by reference in the Joint Proxy Statement-Prospectus relating to First M&F, as well as all pro forma financial information, and First Bolivar and the Bank has supplied all such information relating to First Bolivar and the Bank.

     You can obtain any of the documents incorporated by reference in this document through First M&F, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Joint Proxy Statement-Prospectus by requesting them in writing or by telephone from:

                                Bobby Thompson

                            Chief Financial Officer
                             First M&F Corporation
                             221 Washington Street
                         Kosciusko, Mississippi 39090
                           Telephone (601) 289-5121

     If you would like to request documents from First M&F, please do so by ___________, 1998 to receive them before the Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     You should rely only on the information contained in or incorporated by reference in this Joint Proxy Statement-Prospectus in considering how to vote your shares at the Meeting. Neither First M&F nor First Bolivar and the Bank has authorized anyone to provide you with information that is different from the information in this document. This Joint Proxy Statement-Prospectus is dated November ____, 1998. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of the Joint Proxy Statement-Prospectus nor the issuance of First M&F common stock in the Mergers shall create any implication to the contrary.

                  INDEX TO FIRST BOLIVAR FINANCIAL STATEMENTS



INDEPENDENT AUDITORS' REPORT                                      F-2

FINANCIAL STATEMENTS - DECEMBER 1997 AND 1996

  Consolidated balance sheets                                     F-3
  Consolidated statements of income                               F-4
  Consolidated statements of changes in stockholder's equity      F-5
  Consolidated statements of cash flows                           F-6
  Notes to consolidated financial statements                      F-8

FINANCIAL STATEMENTS - JUNE 30, 1998 AND 1997
(Unaudited)

  Consolidated balance sheets                                     F-18
  Consolidated statements of income                               F-19
  Consolidated statements of cash flows                           F-20
  Notes to consolidated financial statements                      F-21

                    Taylor, Powell, Wilson & Hartford, P.A.
                         Certified Public Accountants
                             Post Office Box 8240
                       Greenwood, Mississippi 38935-8240
                                 601-453-6432



                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of First Bolivar Capital Corporation


We have audited the consolidated balance sheets of First Bolivar Capital Corporation and its subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Bolivar Capital Corporation and its subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



January 14, 1998

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                       -------------------------
                                                          1997          1996
                                                       -----------   -----------
     ASSETS

Cash and due from banks                                $ 2,875,489   $ 2,336,530
Federal funds sold                                       1,500,000
Investment securities - available for sale              18,148,671    21,640,523
Loans                                                   15,713,421    13,400,909
  Less:  Allowance for loan losses                        -145,077      -134,587
                                                       -----------   -----------
  Net loans                                             15,568,344    13,266,322
                                                       -----------   -----------
Premises and equipment, net of
  accumulated depreciation                                 520,818       597,735
Other investments - stock in Federal Reserve
  and FHLB (at cost)                                       570,050       541,150
Intangible assets                                          915,373       983,169
Accrued interest receivable                                361,745       431,479
Deferred income tax benefit                                 23,524        77,956
Other assets                                                73,286        41,609
Current income tax overpayment                                               552
                                                       -----------   -----------

     Total assets                                      $40,557,300   $39,917,025
                                                       ===========   ===========


     LIABILITIES

Deposits:
  Non-interest bearing deposits                        $ 5,263,196   $ 3,724,906
  Interest bearing deposits                             27,959,730    28,974,335
                                                       -----------   -----------
     Total deposits                                     33,222,926    32,699,241

Accrued income tax payable                                  28,409
Accrued interest payable                                   219,466       189,800
Other liabilities                                           64,232        61,019
Long term debt                                           3,556,731     3,821,737
                                                       -----------   -----------
     Total liabilities                                  37,091,764    36,771,797

Minority interest                                           24,179        22,090


     STOCKHOLDERS' EQUITY

Common stock, without par value, 1,000,000 shares
  authorized, 29,230 shares outstanding                    292,300       292,300
Capital surplus                                            967,740       967,740
Retained earnings                                        2,125,357     1,893,070
Net unrealized gains, losses (-) on investments
   (net of applicable income tax)                           55,960       -29,972
                                                       -----------   -----------
     Total shareholders' equity                          3,441,357     3,123,138
                                                       -----------   -----------

     Total liabilities and shareholders' equity        $40,557,300   $39,917,025
                                                       ===========   ===========

See Notes to Consolidated Financial Statements.

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                  FOR YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                         December 31,
                                                    -----------------------
                                                       1997         1996
                                                    ----------   ----------

INTEREST INCOME:
  Interest and fees on loans                        $1,322,117   $1,380,314
  Interest on Investment Activities:
   U.S. Treasury Securities and obligations
     of U.S. Government agencies                     1,138,742      807,978
   Obligations of states and political
     sub-divisions                                     122,520      212,490
   Interest on federal funds sold                       59,482      137,295
   Other interest                                        1,963        2,760
                                                    ----------   ----------
    Total interest income                            2,644,824    2,540,837

INTEREST EXPENSE:
  Interest on deposits                               1,224,554    1,176,862
  Interest on borrowed money                           230,001      267,325
                                                    ----------   ----------
    Total interest expense                           1,454,555    1,444,187

Net interest income                                  1,190,269    1,096,650
Provision for loan losses                              -12,000      -12,000
                                                    ----------   ----------
Net interest income after provision
 for loan losses                                     1,178,269    1,084,650

OTHER INCOME:
  Service fees and commission                          201,070      235,474
  Gain on sale of securities                            23,638       45,315
  Other                                                 50,661       48,561
                                                    ----------   ----------
    Total other income                                 275,369      329,350

OTHER EXPENSES:
  Salaries                                             462,140      452,743
  Employee benefits                                    126,206      113,795
  Occupancy expense                                    173,163      169,070
  FDIC insurance assessment                              4,898       42,939
  Other expense                                        372,522      388,281
                                                    ----------   ----------
    Total expense                                    1,138,929    1,166,828
                                                    ----------   ----------

Income before income tax and minority interest         314,709      247,172
Income tax                                              80,231       11,439
                                                    ----------   ----------
Income before minority interest                        234,478      235,733
Minority interest                                        2,191        2,192
                                                    ----------   ----------

    Net income                                      $  232,287   $  233,541
                                                    ==========   ==========

See Notes to Consolidated Financial Statements.

               FIRST BOLIVAR CAPITAL CORPORATION  AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR YEARS ENDED DECEMBER 31, 1997 AND 1996





                                      common stock
                                   ------------------   Capital     Retained
                                   Shares     Amount    Surplus     Earnings      Total
                                   -------   --------   --------   ----------   ----------

Balance, January 1, 1996            29,230   $292,300   $967,740   $1,659,529   $2,919,569
                                   -------   --------   --------   ----------   ----------

Net income                                                            233,541      233,541
                                   -------   --------   --------   ----------   ----------

   Balance, December 31, 1996       29,230    292,300    967,740    1,893,070    3,153,110

Net income                                                            232,287      232,287
                                   -------   --------   --------   ----------   ----------

   Balance, December 31, 1997       29,230   $292,300   $967,740   $2,125,357   $3,385,397
                                   =======   ========   ========   ==========   ==========




See Notes to Consolidated Financial Statements.

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                           1997           1996
                                                        -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                            $   232,287   $    233,541
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation and amortization                        147,280        143,329
       Provision for loan losses                             12,000         12,000
       Amortization of premium on investment
            securities                                       19,594          8,143
       Accretion of discount on investment
               securities                                   -14,685        -19,894
       Gain(-) or loss on sale of securities                -23,638        -45,315
     Increase(-), decrease in:
       Accrued interest receivable                           69,734        -34,819
       Deferred income tax benefit                            9,158             99
       Other assets                                         -31,677         14,709
       Income tax overpayment                                   552           -552
     Increase, decrease(-) in:
       Accrued interest payable                              29,666         26,695
       Accrued income tax payable                            28,409        -35,000
       Other liabilities                                      3,111          4,087
     Minority interest in net income of subsidiary            2,191          2,192
                                                        -----------   ------------

       Net cash provided by operating activities            483,982        309,215
                                                        -----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales and maturities of
    investment securities                                12,654,921      8,285,383
  Purchases of investment securities                     -9,013,134    -16,012,969
  Increase in other investments                             -28,900
  Net increase(-), decrease in loans                     -2,314,022      3,110,307
  Purchase of bank premises and equipment                    -2,567       -108,623
                                                        -----------   ------------

       Net cash provided, used(-) by
          investing activities                            1,296,298     -4,725,902
                                                        -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase, decrease(-) in deposits -
    non interest bearing                                  1,538,290        451,881
  Net increase, decrease(-) in deposits -
    interest bearing                                     -1,014,605        840,168
  Principal payments on debt                               -265,006       -217,451
                                                        -----------   ------------

       Net cash provided by financing activities            258,679      1,074,598
                                                        -----------   ------------

See Notes to Consolidated Financial Statements.





               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



(Cont'd)
                                                           1997         1996
                                                        ----------   -----------

INCREASE, DECREASE(-) IN CASH AND CASH EQUIVALENTS      $2,038,959   $-3,342,089

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR           2,336,530     5,678,619
                                                        ----------   -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                $4,375,489   $ 2,336,530
                                                        ==========   ===========

SUPPLEMENTAL INFORMATION:
  Amount paid for interest                              $1,424,889   $ 1,417,492
                                                        ==========   ===========

  Amount paid for income taxes                          $   51,895   $    59,498
                                                        ==========   ===========


See Notes to Consolidated Financial Statements.

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of First Bolivar Capital Corporation (First Bolivar) and its subsidiary, First National Bank of Bolivar County (Bank) conform to practices within the banking industry and are based on generally accepted accounting principles. A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements are as follows:

Principles of Consolidation - The consolidated financial statements include the accounts of First Bolivar Capital Corporation and Bank. All significant intercompany items have been eliminated in consolidation. As of December 31, 1997, First Bolivar Capital Corporation owned 99.23% of the outstanding common stock of the Bank.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities - Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 requires that investments in debt securities that have readily determinable fair values, and all investments in debt securities, be classified into one of three categories:

     Debt securities for which management has both the intent and ability to hold to maturity are classified as "held-to-maturity securities" and are reported at amortized cost;

     Debt and equity securities that are purchased with the intent of being sold in the near future are classified as "trading securities" and are reported at estimated fair value, with unrealized gains and losses being included in earnings; and

     All debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities," with unrealized gains and losses being excluded from earnings and reported in a separate component of shareholders' equity.

In December 1996, all debt securities that were previously classified as held-to-maturity securities were transferred to available-for-sale securities. In accordance with the provisions of FAS 115, the unrealized net loss on investments classified as available-for-sale has been recorded as a separate component of shareholders' equity.

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Cont'd)

Loans - Loans are stated at the amount of unpaid principal, an allowance for loan losses. Interest income is calculated by using the simple interest method on daily balances of the principal amount outstanding. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance, which is based on evaluations of the collectibility of loans and prior loan loss experience, is an amount that management believes will be adequate to absorb probable losses on loans existing at the reporting date. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect a borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of principal or interest is doubtful. Loan origination fees and certain direct origination costs are immaterial and are recognized as income when received or expense when paid.

Effective January 1, 1996, the Bank adopted Statements of Financial Accounting Standards Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," respectively. Under these pronouncements a loan is considered to be impaired when, based on current information and events, it is probable that the Bank will not collect all principal and interest amounts according to the contractual terms of the loan agreement.

The adoption of these pronouncements had no effect on the financial statements or results of operations of the Bank.

Premises and Equipment - The assets are stated at cost less accumulated depreciation and amortization, which are computed using the straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

Income Taxes - First Bolivar Capital Corporation and Bank file a consolidated tax return for federal income tax purposes. Federal income taxes are computed for each company as though the company filed separate income tax returns. The current tax expense recognized for financial accounting purposes by Bank is remitted to First Bolivar Capital Corporation. First Bolivar Capital Corporation retains the difference between total taxes reflected by Bank, and the consolidated provision for income taxes.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Refer to Note 7 for the detail of temporary differences which give rise to deferred tax assets and liabilities.

Intangible Assets - Goodwill is amortized over 40 years on the straight-line method. Core deposit intangibles are amortized over a 10-year period on the straight-line method.

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Cont'd)

Profit Sharing Plan - The Bank has a qualified non-contributory profit sharing plan which covers substantially all employees. Contributions to the plan by the Bank are discretionary and are funded as declared.

Minority Interest in Equity of Subsidiary - Minority interest in equity of subsidiary represents the minority shareholders' proportionate share of the equity of the Bank.

Disclosures About Estimated Fair Value of Financial Instruments - In December of 1997 the Financial Accounting Standards Board (FASB) issued Statement No. 126 ("FASB 126"), that amended FASB 107 to except certain entities from certain disclosures about financial instruments. The Company is exempt under tax statement and has not presented these disclosures.

Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

NOTE 2 - INVESTMENT SECURITIES:

The amortized cost and estimated market value of investment securities classified as available for sale are as follows:

                                                  Gross         Gross      Estimated
                                   Amortized    Unrealized    Unrealized     Market
December 31,1997:                    Cost         Gains        Losses        Value
-------------------------------   -----------   ----------   ----------   -----------
   U.S. Treasury securities
     and obligations of U.S.
     Government Corporations
     and Agencies                 $ 4,375,550     $ 20,832     $ 14,425   $ 4,381,957
   U.S. Government mortgage-
     backed securities             11,309,940      116,360       41,827    11,384,473
   Obligations of states and
     political subdivisions         2,132,598        5,836        3,098     2,135,336
   Other                              245,140        1,765                    246,905
                                  -----------     --------     --------   -----------

      Total                       $18,063,228     $144,793     $ 59,350   $18,148,671
                                  ===========     ========     ========   ===========


                                                   Gross        Gross      Estimated
                                    Amortized   Unrealized   Unrealized      Market
December 31,1996:                      Cost        Gains       Losses        Value
-------------------------------   -----------   ----------   ----------   -----------
   U.S. Treasury securities
     and obligations of U.S.
     Government Corporations
     and Agencies                 $ 4,830,990     $ 20,466     $ 36,222   $ 4,815,234
   U.S. Government mortgage-
     backed securities             13,824,259       30,381      146,290    13,708,350
   Obligations of states and
     political subdivisions         2,699,320       47,416       20,022     2,726,714
   Other                              331,717       58,508                    390,225
                                  -----------     --------     --------   -----------

      Total                       $21,686,286     $156,771     $202,534   $21,640,523
                                  ===========     ========     ========   ===========

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



NOTE 2 - INVESTMENT SECURITIES:  (Cont'd)

Securities with aggregate book value of approximately $10,214,007 and approximate market value of $10,273,127 were pledged to secure public funds and for other purposes as required by law.

The amortized cost and estimated market value of securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Estimated
                                             Amortized      Market
                                               Cost          Value
                                            -----------   -----------
Due in one year or less                     $   239,111   $   239,490
Due after one year through five years         1,338,057     1,350,634
Due after five years through ten years        5,552,760     5,547,756
Due after ten years                          10,933,300    11,010,791
                                            -----------   -----------

     Total                                  $18,063,228   $18,148,671
                                            ===========   ===========

The market values of obligations of state and political subdivisions are based on available market data, which often reflect transactions of a relatively small size and are not necessarily indicative of the price at which large amounts of particular issues could be readily sold. Management does not anticipate a requirement to sell at a loss any of the Bank's investment securities for liquidity or other operating purposes.

Proceeds from sales, maturities and calls of investment securities in 1997 were $12,654,921. Gross gains of $50,943 and losses of $27,305 were incurred on these dispositions. Proceeds from sales, maturities and calls of investment securities in 1997 were $8,285,383, gross gains were $52,410 and gross losses were $7,095.

The change in the net unrealized loss on available-for-sale securities that has been included in the separate component of shareholders' equity was as follows for the year ended December 31, 1997 (net of income taxes):

  Net unrealized loss at beginning of year      $-29,972
  Net realized gains on sale of securities        23,638
  Net increase in value of securities held
     at year end                                  62,294
                                                --------

       Net unrealized gains at end of year      $ 55,960
                                                ========

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



NOTE 3 - LOANS:

A summary of the loan portfolio as of December 31, 1997 and 1996 is given below:

                                                     December 31,
                                               -------------------------
                                                  1997          1996
                                               -----------   -----------
Commercial                                     $ 4,607,949   $ 4,135,160
Mortgage                                         9,420,782     8,315,549
Installment                                      1,665,615       947,569
Overdrafts                                          19,075         2,631
                                               -----------   -----------

  Total                                        $15,713,421   $13,400,909
                                               ===========   ===========

Loans are made primarily to customers in Bolivar and surrounding counties. Although the bank has a diversified loan portfolio, the ability of its debtors to honor their contracts is dependent upon the local Agri Business Economic Sector.

Changes in the allowance for loan losses were as follows:

                                                 1997       1996
                                               --------   --------
  Balance at January 1                         $134,587   $122,976
  Provision for losses charged to expense        12,000     12,000
  Loans charged off                             -16,974     -5,458
  Recoveries                                     15,464      5,069
                                               --------   --------

       Balance at December 31                  $145,077   $134,587
                                               ========   ========

At December 31, 1997, the Bank had no significant impaired loans and the average recorded investment in impaired loans during the year ended December 31, 1997 was negligible.

NOTE 4 - PREMISES AND EQUIPMENT:

Major classifications of premises and equipment at December 31, 1997 and 1996 are summarized as follows:

                                                  1997         1996
                                               ----------   ----------
  Land and improvements                        $  100,250   $  100,250
  Buildings                                       648,925      648,925
  Furniture, fixtures and equipment               735,396      732,830
                                               ----------   ----------
                                                1,484,571    1,482,005
  Less accumulated depreciation                  -963,753     -884,270
                                               ----------   ----------

  Premises and equipment, net                  $  520,818   $  597,735
                                               ==========   ==========

Depreciation and amortization of premises and equipment was $79,484 and $75,500 for 1997 and 1996 respectively.

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



NOTE 5 - INTANGIBLE ASSETS:

Intangible assets consist of the following:

                                                            1997         1996
                                                         ----------   ----------
   Goodwill                                              $1,075,037   $1,075,037
   Core deposit intangible                                  401,167      401,167
                                                         ----------   ----------
                                                          1,476,204    1,476,204
   Less accumulated amortization                           -560,831     -493,035
                                                         ----------   ----------

                                                         $  915,373   $  983,169
                                                         ==========   ==========

NOTE 6 - LONG-TERM DEBT:

Long-term debt consists of the following:

                                                               1997         1996
                                                         ----------   ----------
   Notes payable to Federal Home Loan Bank in
     variable monthly payments including interest
     through July 2008, at rates varying from 5.87%
     to 7.83%, collateralized by mortgage loans          $3,187,064   $3,382,570

   Note payable to bank, in annual principal
     installments of $40,000 plus interest at the
     bank's prime (8.50% at December 31, 1997),
     collateralized by stock of the Bank                    281,167      321,167

   Note payable to bank in annual principal
     installments of $29,500, plus interest at
     the bank's prime rate (8.50% at December
     31, 1997), through December 2000,
     collateralized by stock of the Bank                     88,500      118,000
                                                         ----------   ----------

                                                         $3,556,731   $3,821,737
                                                         ==========   ==========

The Federal Home Loan Bank ("FHLB") notes are collateralized by the Bank's related loans, stock in FHLB and certain funds on deposit at FHLB.

Principal payments required to be made for each of the next five fiscal years and thereafter are as follows:

  1998            $  234,474
  1999               246,505
  2000               259,414
  2001               243,764
  2002               258,625
  Thereafter       2,313,949
                  ----------

     Total        $3,556,731
                  ==========

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



NOTE 7 - INCOME TAXES:

The components of income tax expense, benefit(-) are as follows:

                                                             1997      1996
                                                            -------   -------
  Currently payable                                         $70,409   $11,340
  Deferred                                                    9,822        99
                                                            -------   -------

       Total                                                $80,231   $11,439
                                                            =======   =======

A reconciliation of income tax expense as reflected in the statement of income with income tax expense calculated at the statutory rate of 34% is as follows:

                                                              1997       1996
                                                            --------   --------

  Tax at statutory rate                                     $107,001   $ 83,292
  Increase, reduction(-) in tax resulting from:
     Tax exempt interest                                     -40,837    -72,247
     Amortization of goodwill                                  9,138      9,138
     Interest to carry tax exempt securities                   6,419      8,634
     Other                                                    -1,490    -17,378
                                                            --------   --------

       Taxes on income, benefit(-)                          $ 80,231   $ 11,439
                                                            ========   ========

The components of the net deferred income tax asset at December 31, 1997 and 1996 consist of the following:

                                                                1997       1996
                                                            --------   --------
Deferred income tax assets:
  Alternative minimum tax credits                           $ 43,376   $ 54,216
  Allowance for loan losses                                   11,585     10,122
  Amortization of core deposit intangible                      7,601      5,663
  Unrealized losses on securities                                        15,559
                                                            --------   --------

       Total deferred income tax assets                       62,562     85,560
                                                            --------   --------

Deferred income tax liability
  Depreciation                                                 9,988      7,604
  Unrealized gains of securities                              29,050
                                                            --------   --------
       Total deferred income tax assets                       39,038      7,604
                                                            --------   --------

       Net deferred income tax asset                        $ 23,524   $ 77,956
                                                            ========   ========

The Corporation has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will eventually be realized.

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 8 - RELATED PARTY TRANSACTIONS:

The Bank has made loans to its directors and officers and affiliated companies owned by directors. Such loans outstanding are as follows:

                                 1997         1996
                              ----------   ----------
  Affiliated companies        $  291,582   $  516,635
  Directors and officers       1,308,085      795,013
                              ----------   ----------

       Total                  $1,599,667   $1,311,648
                              ==========   ==========

NOTE 9 - COMMITMENTS AND CONTINGENCIES:

The Bank had outstanding commitments to extend credit of $4,923,187 at December 31, 1997. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. The Bank is also contingently liable for outstanding letters of credit totaling $35,000 at December 31, 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending a loan.

NOTE 10 - EMPLOYEE RETIREMENT PLAN:

The Company has a defined contribution profit sharing plan covering substantially all employees with more than one year of service and who have attained the age of 21.

The Company's contribution to the plan for 1997 was $22,848 and for 1996 was $15,973.

NOTE 11 - REGULATORY MATTERS:

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct and material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). The minimum required ratios of Total and Tier I capital to risk-weighted assets and Tier I capital to average assets are 8.0%, 4.0% and 4.0%, respectively. Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE 11 - REGULATORY MATTERS: (CONT'D)

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Company's subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company's subsidiary banks must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios of 10.0%, 6.0% and 5.0%, respectively. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                        To be Well Capitalized
                                                                   For Capital          Under Prompt Corrective
                                   Actual                        Adequacy Purposes         Action Provisions
                          ----------------------               --------------------     -----------------------
                          Amount           Ratio               Amount         Ratio       Amount        Ratio
                          ------           -----               ------         -----       ------        -----

Total Capital
 (to Risk
  Weighted Assets)      $3,046,478         16.56%            $1,471,026      *8.0%       $1,838,783     *10.0%

Tier I Capital
 (to Risk
  Weighted Assets)       2,901,401         15.79                735,513      *4.0         1,103,270      *6.0

Tier I Capital
 (to Average
  Assets)                2,901,401          7.19              1,612,015      *4.0         2,015,019      *5.0

*   greater than or equal to


NOTE 12 - SUMMARIZED FINANCIAL INFORMATION OF FIRST BOLIVAR CAPITAL CORPORATION. (PARENT COMPANY ONLY):

                                BALANCE SHEETS

                                                December 31,
                                           -----------------------
                                              1997         1996
                                           ----------   ----------
Assets:
  Investment in subsidiary                 $3,129,655   $2,859,207
  Goodwill                                    662,940      689,816
  Other                                        18,429       13,282
                                           ----------   ----------

                                           $3,811,024   $3,562,305
                                           ==========   ==========

Liabilities and Stockholders' Equity:
  Long-term debt                           $  369,667   $  439,167
  Stockholders' equity                      3,441,357    3,123,138
                                           ----------   ----------

                                           $3,811,024   $3,562,305
                                           ==========   ==========

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 12 - SUMMARIZED FINANCIAL INFORMATION OF FIRST BOLIVAR CAPITAL CORPORATION. (PARENT COMPANY ONLY): (CONT'D)

                            STATEMENTS OF EARNINGS

                                             Years Ended December 31,
                                             ------------------------
                                                1997          1996
                                             -----------  -----------

Dividends received from subsidiary            $ 99,134      $ 92,287
Excess equity in earnings of subsidiary
  over dividends received                      184,517       199,473
Other expenses                                 -63,979       -68,666
Income tax credit                               12,615        10,447
                                              --------      --------

     Net earnings                             $232,287      $233,541
                                              ========      ========

                           STATEMENTS OF CASH FLOWS

                                            Year Ended December 31,
                                            -----------------------
                                               1997         1996
                                            ----------   ----------

Cash flows from operating activities -
 dividends from subsidiary                    $ 99,134      $ 92,287
Interest paid on debt                          -37,074       -41,790
Other                                            9,865        10,001
                                              --------      --------
                                                71,925        60,498
                                              --------      --------

Cash flows from financing activities -
 payments on long-term debt                    -69,500       -69,500
                                              --------      --------
  Net increase, decrease(-) in cash              2,425        -9,002
Cash, beginning                                  2,836        11,838
                                              --------      --------

Cash, ending                                  $  5,261      $  2,836
                                              ========      ========

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                     June 30      December 31      June 30
                                                      1998           1997           1997
                                                    Unaudited       Audited       Unaudited
ASSETS
Cash and due from banks                            $ 1,261,599    $ 2,875,489    $ 1,488,545
Federal funds sold                                     250,000      1,500,000              -
Investment securities - available for sale          18,308,609     18,148,671     19,811,055
Loans                                               17,691,813     15,713,421     15,961,991
   Less: Allowance for loan losses                    (151,352)      (145,077)      (136,992)
                                                   -----------    -----------    -----------
   Net loans                                        17,540,461     15,568,344     15,824,999
Premises and equipment, net of
   accumulated depreciation                            505,425        520,818        562,144
Other investments - stock in Federal Reserve
   and FHLB (at cost)                                  225,050        570,050        557,079
Intangible assets                                      881,935        915,373        949,821
Accrued interest receivable                            387,374        361,745        393,275
Deferred income tax benefit                             68,434         23,524        108,321
Other assets                                            69,177         73,286         54,555
                                                   -----------    -----------    -----------
      Total assets                                 $39,498,064    $40,557,300    $39,749,794
                                                   ===========    ===========    ===========

LIABILITIES
Deposits:
   Non-interest bearing deposits                   $ 3,771,323    $ 5,263,196    $ 3,866,961
   Interest bearing deposits                        28,567,516     27,959,730     28,015,337
                                                   -----------    -----------    -----------
      Total deposits                                32,338,839     33,222,926     31,882,298
Accrued income tax payable                                   -         28,409         13,185
Accrued interest payable                               204,292        219,466        184,564
Other liabilities                                       29,511         64,232         37,125
Long term debt                                       3,432,116      3,556,731      4,402,390
                                                   -----------    -----------    -----------
      Total liabilities                             36,004,758     37,091,764     36,519,562

Minority interest                                       24,585         24,179         22,948

STOCKHOLDERS' EQUITY
Common stock, without par value, 1,000,000
   shares authorized, 29,230 shares                    292,300        292,300        292,300
   outstanding
Capital surplus                                        967,740        967,740        967,740
Retained earnings                                    2,207,529      2,125,357      2,025,123
Net unrealized gains (losses) on available-              1,152         55,960        (77,879)
 for sale securities                                __________     __________     __________

      Total shareholders' equity                     3,468,721      3,441,357      3,207,284
                                                   -----------    -----------    -----------
      Total liabilities and shareholders'          $39,498,064    $40,557,300    $39,749,794
         equity                                    ===========    ===========    ===========


               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED INCOME STATEMENTS
                                  (UNAUDITED)

                                               Three Months Ended June 30,        Six Months Ended June 30,
                                                   1998           1997             1998               1997
                                                 ---------     ----------      ----------        -----------
INTEREST INCOME:
Interest and fees on loans                       $366,949        $315,970     $  706,479          $  610,716
Interest on Investment Activities:
   U.S. Treasury securities and obligations
      of U.S. Government agencies                 224,257         298,014        488,683             590,042
   Obligations of states and political
      sub-divisions                                48,344          28,649         78,340              59,776
Interest on federal funds sold                     16,344             957         41,592              11,903
Other interest                                        649             554          1,279               1,127
                                                 --------        --------     ----------          ----------
      Total interest income                       656,543         644,144      1,316,373           1,273,564

INTEREST EXPENSE:
Interest on deposits                              304,591         277,771        611,664             560,148
Interest on borrowed money                         63,468          78,996        126,883             145,566
                                                 --------        --------     ----------          ----------
      Total interest expense                      368,059         356,767        738,547             705,714
                                                 --------        --------     ----------          ----------
Net interest income                               288,484         287,377        577,826             567,850
Provision for loan losses                           3,000           3,000          6,000               6,000
                                                 --------        --------     ----------          ----------
Net interest income after provision
   for loan losses                                285,484         284,377        571,826             561,850

OTHER INCOME:
Service fees and commissions                       59,613          52,922        108,141             104,496
Gain (loss) on sale of securities                  (4,074)          6,262         (4,031)             10,716
Other                                               3,441          19,807          4,065              20,681
                                                 --------        --------     ----------          ----------
      Total other income                           58,980          78,991        108,175             135,893

OTHER EXPENSES:
Salaries                                          126,185         115,838        237,494             229,180
Employee benefits                                  35,689          27,127         68,316              55,180
Occupancy expense                                  62,082          46,339        114,716              90,343
FDIC insurance assessment                           1,640           1,698          3,430               1,698
Other expense                                      81,551          81,530        161,414             160,237
                                                 --------        --------     ----------          ----------
      Total expense                               307,147         272,532        585,370             536,638
                                                 --------        --------     ----------          ----------
Income before income tax and minority
   Interest                                        37,317          90,836         94,631             161,105
Income tax                                          3,474          17,162         11,621              27,828
                                                 --------        --------     ----------          ----------
Income before minority interest                    33,843          73,674         83,010             133,277
Minority interest                                     370             668            838               1,224
                                                 --------        --------     ----------          ----------
      Net income                                 $ 33,473        $ 73,006     $   82,172          $  132,053
                                                 ========        ========     ==========          ==========

Earnings per share                                  $1.15           $2.50          $2.81               $4.52

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOW
                                  (UNAUDITED)


                                                   For the six month periods ending
                                                         June 30        June 30
                                                          1998            1997
                                                      -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                            $     82,172    $   132,053
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation and amortization                         73,805         71,088
      Provision for loan losses                              6,000          6,000
      Amortization of premium on investment
         Securities                                         16,712          1,740
      Accretion of discount on investment
         Securities                                         (7,242)        (3,845)
      Loss (gain) on sale of securities                      4,031        (10,716)
   Decrease (increase) in:
      Accrued interest receivable                          (25,629)        38,204
      Deferred income tax benefit                          (16,676)        (5,686)
      Other assets                                           3,677        (12,760)
   Increase (decrease) in:
      Accrued interest payable                             (15,174)        (5,236)
      Accrued income tax payable                           (28,409)        13,185
   Minority interest in net income of subsidiary               838          1,224
                                                      ------------    -----------
      Net cash provided by operating activities             59,384        201,357

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of
   securities available for sale                         7,693,395      2,790,221
Purchases of securities available for sale              (7,949,876)    (1,020,518)
Decrease (increase) in other investments                   345,000        (15,929)
Net decrease (increase) in loans                        (1,978,117)    (2,564,677)
Purchase of bank premises and equipment                    (24,974)        (2,149)
                                                      ------------    -----------
      Net cash provided (used) by
         Investing activities                           (1,914,572)      (813,052)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits -
   non interest bearing                                 (1,491,873)       142,055
Net increase (decrease) in deposits -
   interest bearing                                        607,786       (958,998)
Principal payments on debt                                (124,615)       580,653
                                                      ------------    -----------
      Net cash provided by financing activities         (1,008,702)      (236,290)
                                                      ------------    -----------
Increase (decrease) in cash and cash equivalents       ($2,863,890)     ($847,985)
Cash and cash equivalents at beginning of year           4,375,489      2,336,530
                                                      ------------    -----------
Cash and cash equivalents at June 30                  $  1,511,599    $ 1,488,545
                                                      ============    ===========

SUPPLEMENTAL INFORMATION:
   Amount paid for interest                           $    753,721    $   710,950
                                                      ============    ===========
   Amount paid for income taxes                       $     56,706    $    20,329
                                                      ============    ===========

               FIRST BOLIVAR CAPITAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

Note 1:   Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The consolidated financial statements for First Bolivar Capital Corporation include the financial statements of its 99.23% owned subsidiary, First National Bank of Bolivar County.

For the purpose of presentation of the Statements of Cash Flows, Cash and cash equivalents are defined as cash and due from banks plus Federal funds sold.

                                  APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the 9th day of September, 1998, is made between First Bolivar Corporation, Cleveland, Mississippi, a Mississippi corporation ("First Bolivar"), First M&F Corporation, Kosciusko, Mississippi, a Mississippi corporation ("First M&F"), First National Bank of Bolivar County, Cleveland, Mississippi, a national association ("Bank"), and Merchants & Farmers Bank, Kosciusko, Mississippi, a Mississippi state bank ("M&F Bank").

     The Boards of Directors of First Bolivar, First M&F, Bank and M&F Bank have duly approved this Agreement and have authorized the execution hereof by their respective Presidents. First Bolivar and Bank have directed that this Agreement be submitted to a vote of their shareholders, in accordance with
Article 11 of the Mississippi Business Corporation Act ("MBCA"), and 12 U.S.C.
(S)214a of the National Banking Act codified at 12 U.S.C. (S)214, et seq. and Miss. Code Ann. (S)81-5-85, respectively, and the terms of this Agreement.

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of First Bolivar with and into First M&F and the merger of Bank with and into M&F Bank and prescribe the terms and conditions of such mergers and the mode of carrying them into effect, which shall be as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

     1.1 "Agreement" shall mean this Agreement and Plan of Merger by and between First Bolivar, First M&F, Bank, and M&F Bank and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

     1.2 "Bank" means First National Bank of Bolivar County, a national banking association duly chartered on October 23, 1962, organized and existing under and pursuant to the laws of the United States of America and maintaining its principal place of business and registered address at 308 E. Sunflower Road, in Cleveland, Bolivar County, Mississippi 38732.

     1.3 "Business Day" shall mean a day on which M&F Bank is open for business and which is not a Saturday, Sunday or legal bank holiday.

     1.4 "First Bolivar" means First Bolivar Capital Corporation, a corporation duly chartered on October 23, 1981, organized, and existing under and pursuant to the laws of the State of Mississippi; maintaining its principal place of business at 308 E. Sunflower Road in Cleveland, Bolivar County, Mississippi; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

     1.5 "Closing" The closing (the "Closing") of the transactions contemplated herein will take place at a place and on a date that is mutually agreed to by the parties ("Closing Date") that is within five (5) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, the date the Registration Statement (the "Registration Statement") filed with the SEC is declared effective, the date the First Bolivar shareholders approve the Agreement, or such earlier or later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Mergers (as defined in Section 2.1 hereof) as may reasonably be required (including material required to be delivered under this Agreement).

     1.6 "Effective Date" The Company Merger shall become effective as of the date and time specified in Articles of Merger certified, executed, acknowledged and delivered to the Secretary of State of the State of Mississippi (the "Secretary") for filing pursuant to and in accordance with the provisions of
Article 11 of the MBCA.

     The Bank Merger shall become effective as of the date and time specified in Articles of Merger certified, executed, acknowledged and delivered to the Mississippi Department of Banking and Consumer Finance (the "MDBCF") for filing pursuant to and in accordance with the provisions of Miss. Code Ann. (S)81-5-85.

     1.7 "FDIC" means that agency of the United States of America known as the Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

     1.8 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

     1.9 "First M&F" means First M&F Corporation, a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi; maintaining its principal place of business at 221 E. Washington, in Kosciusko, Attala County, Mississippi; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

     1.10 "M&F Bank" means Merchants & Farmers Bank, a Mississippi banking corporation, duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business at 221 Washington in Kosciusko, Attala County, Mississippi.

     1.11 "MDBCF" means the Department of Banking and Consumer Finance of the State of Mississippi having regulatory authority over M&F Bank or any successor Mississippi governmental agency exercising such regulatory authority.

     1.12 "OCC" means Office of the Comptroller of the Currency having regulatory authority over Bank.

     1.13 "Party" shall mean First M&F, M&F Bank, First Bolivar, or Bank and "Parties" shall mean First M&F, M&F Bank, First Bolivar and Bank.

     1.14 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     1.15 "SEC" means that agency of the United States of America known as the Securities and Exchange Commission.


                                   ARTICLE 2
                        THE MERGERS AND RELATED MATTERS

     2.1 Mergers. On the Effective Date, First Bolivar shall be merged with and into First M&F under the Articles of Incorporation of First M&F, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in, Article 11 of the MBCA (the "Company Merger") and the Company Merger Agreement in substantially the form of Exhibit A hereto (the "Company Merger Agreement"). On the Effective Date and contemporaneously with the Company Merger, Bank shall be merged with and into M&F Bank under the Articles of Incorporation of M&F Bank, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in 12 U.S.C. (S)214a and Miss. Code Ann. (S)81-5-85 (the "Bank Merger" and together with the Company Merger, the "Mergers") and the Bank Merger Agreement in substantially the form of Exhibit B hereto (the "Bank Merger Agreement" and, together with the Company Merger Agreement, the "Merger Agreements"). For federal income tax purposes, it is intended that the Company Merger shall qualify as a non-taxable reorganization under and in accordance with Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. In addition, for federal income tax purposes, it is intended that the Bank Merger shall also qualify as a non-taxable reorganization under and in accordance with Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. The Parties expect that the Mergers will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

     2.2  The Closing.

          a. The closing of the transactions contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in Article 8 hereof, on the date provided in Section 1.5.

          b. At the Closing (i) First Bolivar and Bank, on the one hand, and First M&F and M&F Bank, on the other hand, shall each provide to the other such proof or other indication of satisfaction of the conditions set forth in Article 8 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates, letters and opinions required by Article 8 shall be delivered, (iii) the appropriate officers of the parties shall complete the execution, acknowledgment and delivery of the Merger Agreements and (iv) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreements.

     2.3 Effect of Company Merger. Upon consummation of the Company Merger, the separate corporate existence of First Bolivar shall cease and First M&F shall continue as the surviving corporation. The name of First M&F, as the surviving corporation, shall by virtue of the Company Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by First Bolivar, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of First M&F, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by First Bolivar prior to such merger, and First M&F shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of First Bolivar shall remain unimpaired, and First M&F, on the Effective Date of the Company Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

     2.4 Effect of Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of Bank shall cease and M&F Bank shall continue as the surviving corporation. The name of M&F Bank, as the surviving corporation, shall by virtue of the Bank Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by Bank, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of M&F Bank, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Bank prior to such merger; and M&F Bank shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Bank shall remain unimpaired, and M&F Bank, on the Effective Date of the Bank Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.


                                   ARTICLE 3
                              CONVERSION OF STOCK

     3.1  Conversion of First Bolivar Stock and Bank Stock.

          a. On the Effective Date, each share of the Common Stock, $5.00 par value, of First M&F ("First M&F Common Stock") issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of Common Stock, $5.00 par value, of First M&F.

          b. On the Effective Date, each share of common stock, $10.00 par value, of First Bolivar ("First Bolivar Common Stock") issued and outstanding immediately prior to the Effective Date, other than shares of First Bolivar Common Stock owned by shareholders who pursuant to the MBCA perfect dissenters' rights, shall by virtue of the Company merger be converted into (i) that number of shares of common stock, $5.00 par value per share, of First M&F ("First M&F Common Stock") equal to (x) $9,000,000 (the "Aggregate Merger Consideration Value") divided by $37.00, the average of the closing sale prices of a share of First M&F Common Stock on the Nasdaq stock market on August 7, 1998 (the "Average Market Price"), divided by the (y) the number of outstanding shares of First Bolivar Common Stock immediately preceding the Effective Date.

          c. The formula set forth above shall be adjusted to take into account any change in the number of shares of First M&F Common Stock outstanding as a result of a stock split or stock dividend (as it may be so adjusted, the "Conversion Number").

          d. On the Effective Date, each share of Common Stock, $10.00 par value, of Bank ("Bank Common Stock") issued and outstanding immediately prior to the Effective Date other than shares of Bank Common Stock owned by First Bolivar and other than shares of Bank Common Stock owned by shareholders who pursuant to 12 U.S.C. (S)214a perfect dissenters' rights, shall by virtue of the Bank Merger be converted into 8.32169 shares of First M&F Common Stock. If the Conversion Number is adjusted as provided in Section 3.1(c), the number of shares of First M&F Common Stock herein shall be adjusted to equal the Conversion Number.

          e. As a result of the Mergers and without any action on the part of the holder thereof, all shares of First Bolivar Common Stock and Bank Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of First Bolivar Common Stock or Bank Common Stock shall thereafter cease to have any rights with respect to such shares of First Bolivar Common Stock or Bank Common Stock, except the right to receive, without interest, the First M&F Common Stock in accordance with Section 3.1(b) and
     (d), and cash for fractional shares of First M&F Common Stock in accordance with Section 3.2(e) upon the surrender of such Certificate.

          f. Each share of First Bolivar Common Stock and Bank Common Stock issued and held in First Bolivar's and Bank's treasury, respectively, at the Effective Date shall, by virtue of the Mergers, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

     3.2 Exchange of Certificates Representing First Bolivar Common Stock and Bank Common Stock.

          a. As of the Effective Date, First M&F shall deposit, or shall cause to be deposited, with M&F Bank Trust Department, as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of First Bolivar Common Stock and Bank Common Stock, for exchange in accordance with this Article 3, certificates representing the shares of First M&F Common Stock and cash (such certificates for shares of First M&F Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.1 and paid pursuant to this Section 3.2 in exchange for outstanding shares of First Bolivar Common Stock and Bank Common Stock.

          b. Promptly after the Effective Date, First M&F shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (other than those representing Bank Common Stock held by First Bolivar or other than those representing shares with respect to which the holder thereof has perfected appraisal rights under the MBCA or 12 U.S.C.
     (S)214a and has not subsequently lost, withdrawn or forfeited such rights)
     (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as First M&F may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of First M&F Common Stock, and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of First M&F Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the value of any First M&F Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of First Bolivar Common Stock which is not registered in the transfer records of First Bolivar, a certificate representing the proper number of shares of First M&F Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such First Bolivar Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          c. Notwithstanding any other provisions of this Agreement, no dividends on First M&F Common Stock shall be paid with respect to any shares of First Bolivar Common Stock or Bank Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of First M&F Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of First M&F Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of First M&F Common Stock, less the amount of any withholding taxes which may be required thereon.

          d. On or after the Effective Date, there shall be no transfers on the stock transfer books of First Bolivar or Bank of the shares of First Bolivar Common Stock or Bank Common Stock, respectively, which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to First M&F, they shall be canceled and exchanged for certificates for shares of First M&F Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3. Certificates surrendered for exchange by any person constituting an "affiliate" of First Bolivar or Bank for purposes of Rule 145(c) under the Securities Act of 1933 (the "Securities Act") shall not be exchanged until First M&F has received a written agreement from such person as provided in Section 4.1.

          e. No fractional shares of First M&F Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of First M&F Common Stock pursuant to Section 3.1(b), cash adjustments will be paid to holders in respect of any fractional share of First M&F Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Market Price.

          f. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of First M&F Common Stock) that remains unclaimed by the former stockholders of First Bolivar or Bank one year after the Effective Date shall be delivered to First M&F. Any former stockholders of First Bolivar or Bank who have not theretofore complied with this Article 3 shall thereafter look only to First M&F for payment in respect of their shares, in any event without any interest thereon.

          g. None of First M&F, First Bolivar, M&F Bank, Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of First Bolivar Common Stock or Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          h. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by First M&F, the posting by such person of a bond in such reasonable amount as First M&F may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of First M&F Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of First M&F Common Stock as provided in Section 3.2(c), deliverable in respect thereof pursuant to this Agreement.


                                   ARTICLE 4
                           ACCOUNTING AND TAX MATTERS

     4.1 Affiliates. First Bolivar, Bank and First M&F shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of First Bolivar or Bank within the meaning of Rule 145(c) or Rule 144 (as applicable) under the Securities Act. First Bolivar and Bank shall use its best efforts to cause each person so identified to deliver to First M&F, not later than twenty (20) days after execution of this Agreement, a written agreement in substantially the form set forth in Exhibit C attached hereto. First M&F shall be entitled to place appropriate legends on the certificates evidencing shares of First M&F Common Stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for First M&F Common Stock.

     4.2 Accounting Treatment. It is intended by the Parties hereto, that the Mergers will qualify for pooling of interest accounting treatment under generally accepted accounting principles.

     4.3 Tax Consequences. It is the intention of the Parties hereto, that the Mergers shall constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of merger" for purposes of Section 368 of the Code.

     4.4 Accounting and Tax Representations. Each Party hereto represents and warrants that the statements made with respect to it in the Statement of Representations attached hereto on Schedule 4.4 and made a part hereof, are true and correct as of the date hereof and will be true and correct on the Effective Date.


                                   ARTICLE 5
                    FIRST BOLIVAR'S COVENANTS AND AGREEMENTS

     5.1 Operation of Business. Between the date hereof and the Effective Date, or until the termination of this Agreement, First Bolivar covenants and agrees that it will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and, First Bolivar will cause the Bank to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and without prior written consent of First M&F, First Bolivar will not, and First Bolivar will cause Bank not to:

          a. Amend or otherwise change its respective articles of incorporation or bylaws (except to the extent required in order to effect the Mergers as contemplated herein), as each such document is in effect on the date hereof;

          b. Issue or sell, or authorize for issuance or sale, the shares of First Bolivar or Bank or any additional shares of any class of capital stock of First Bolivar or Bank (except to the extent required to effect the Mergers as contemplated herein);

          c. Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating First Bolivar or Bank to issue securities;

          d. Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock except dividends from the Bank to First Bolivar consistent with past practices and to enable First Bolivar to service existing First Bolivar corporate indebtedness and to pay the expenses related to the transactions contemplated hereby.

          e. Maintain a level of consolidated capital of not less than $3,115,000 and a loan loss reserve at Bank of not less than $149,000.

          f. Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock respectively;

          g. Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $20,000;

          h. Extend any new, or renew any existing, loan, credit, lease, or other type of financing which individually exceeds $50,000 or renew any such type of financing which individually exceeds $25,000 and does not meet Bank's loan policy requirements except in connection with the workout of loans;

          i. Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of First Bolivar or Bank;

          j. Excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto;

          k. Impose or suffer the imposition, on any share of stock held by First Bolivar in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist;

          l. Establish or add any automated teller machines or branch or other banking offices;

          m. Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except to the extent required in order to effect the Mergers as contemplated herein and except in the ordinary course of business in connection with foreclosures or similar actions;

          n.  Enter into, extend, or renew any lease for office or other space;

          o. Except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of First Bolivar or Bank;

          p. Grant any increase in compensation to any director, officer, or employee or representative of First Bolivar or Bank except in the ordinary course of business consistent with past practice; or

          q. Enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of First Bolivar or Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by First M&F, provided, however, prior to the Effective Date, First Bolivar and Bank shall terminate any and all employment contracts with the persons listed on Schedule 5.1.p. with no liability therefor on the part of First Bolivar or Bank;

          r. Take any action or omit to take any action which would cause any of First Bolivar's or Bank's representations or warranties to be untrue or misleading in any material respect or any covenant of First Bolivar or Bank under this Agreement incapable of being performed; or

          s. Take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect First Bolivar's ability to perform its covenants and agreements hereunder;

          t.  Agree in writing or otherwise to do any of the foregoing.

     5.2 Preservation of Business. Between the date hereof and the Effective Date, First Bolivar will, and will cause Bank to, use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it.

     5.3 Insurance. Pending the Closing, First Bolivar shall cause the real property owned by First Bolivar and Bank to be insured reasonably against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

     5.4 Stockholders' Meeting. First Bolivar will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its and Bank's shareholders as soon as practicable for the purpose of approving this Agreement, the Merger agreements and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, and (ii) cooperate and consult with First M&F with respect to each of the foregoing matters. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. Except as may be required by fiduciary obligations, First Bolivar and its directors and principal stockholders will support and vote in favor of a stockholder resolution approving this Agreement and the Company Merger, and First Bolivar agrees to vote all of the shares of Bank owned by it in favor of the Bank Merger of the Bank special shareholders' meeting called to consider and vote upon the Bank Merger.

     First Bolivar's Consolidated Group shall cooperate in preparing the registration statement and the proxy statement, and will promptly furnish all such data and information relating to it as First M&F may reasonably request for the purpose of including such data and information in the registration statement.

     5.5 Property Transfers. From time to time, as and when requested by First M&F and to the extent permitted by Mississippi law, the officers and directors of First Bolivar and Bank last in office shall be authorized to execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to First M&F title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of First Bolivar and Bank, and otherwise to carry out the purposes of this Agreement.

     5.6 First Bolivar and Bank Financial and Other Reports. First Bolivar shall (and shall cause Bank to) make available to First M&F and M&F Bank the following statements and other reports and documents:

          a. First Bolivar's Consolidated Balance Sheets as of June 30, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995 (audited) and Statements of Income for the three-month periods ended June 30, 1998 and 1997 (unaudited) ("First Bolivar Financial Statements");

          b. All correspondence with the OCC, the FRB and the Internal Revenue Service from January 1, 1997 through the date of Closing except as may be restricted by legal limitations); and

          c. Such additional financial or other information as may be required for the regulatory applications and Registration Statement in connection with the consummation of the Mergers (subject to any legal limitations).

     5.7 Due Diligence. In order to afford First M&F access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of First Bolivar and Bank to be acquired as a result of the Mergers, First Bolivar shall (and shall cause the Bank to), upon reasonable notice, afford First M&F and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties; books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of First Bolivar and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to First M&F such information as First M&F may reasonably request to perform such review. All information obtained by First M&F shall be subject to the Confidentiality Agreement heretofore executed.

     5.8 No Solicitation. Prior to the Effective Date, neither First Bolivar nor Bank shall authorize or knowingly permit any of their officers, directors, employees, representatives, agents or other persons controlled by First Bolivar or Bank to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any persons, entity or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, First Bolivar or Bank except as contemplated by this Agreement or as required by fiduciary obligations. First Bolivar and Bank shall promptly communicate to First M&F the identity and terms of any proposal which they may receive with respect to any such transaction.

     5.9 Covenant Not to Compete. The Directors of First Bolivar and Bank each agree that for the period from the date hereof until one year after the Effective Date, they will not become directly, indirectly or beneficially an employee, five percent or more stockholder or director of any bank, savings bank, savings association, trust company, financial institution or other similar business enterprise which competes with M&F Bank (as successor to Bank) within Bolivar County, Mississippi. The directors of First Bolivar and Bank further agree not to initiate any action to induce any employee of M&F Bank (as successor to Bank) to leave M&F Bank's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee of M&F Bank to leave such employment for the period of the date hereof until one (1) year after the Effective Date.


                                   ARTICLE 6
                 FIRST BOLIVAR'S REPRESENTATIONS AND WARRANTIES

     First Bolivar represents and warrants to First M&F and M&F Bank as follows: for purposes of this Agreement, except in Section 6.1 and where the context requires otherwise, any reference to First Bolivar in this Article 6 shall be deemed to include First Bolivar and Bank and any reference to "material," material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of First Bolivar and Bank taken as a whole.

     6.1 Organization and Authority. First Bolivar is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Each of First Bolivar and Bank has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

     6.2 Authorization. The execution, delivery and performance of this Agreement by First Bolivar and Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of First Bolivar and Bank, subject to regulatory approval. No other corporate proceedings on the part of First Bolivar or Bank are necessary to authorize consummation of this Agreement, except for the approval of the transaction by First Bolivar's and Bank's stockholders, and the performance by First Bolivar and Bank of the terms hereof. This Agreement is a valid and binding obligation of First Bolivar and Bank enforceable against First Bolivar and Bank in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

     Neither the execution, delivery or performance of this Agreement by First Bolivar, nor the consummation of the transactions contemplated hereby, nor compliance by First Bolivar with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of First Bolivar or Bank under any terms, conditions or provisions of (i) First Bolivar's or Bank's Charter or Bylaws or other charter documents of First Bolivar or Bank or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Bolivar or Bank is a party or by which First Bolivar or Bank may be bound, or to which First Bolivar or Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First Bolivar or Bank or any of its properties or assets.

     6.3 Capital Structure of First Bolivar. As of the date hereof, the authorized capital of First Bolivar consists solely of 1,000,000 shares of common stock of the par value of $10.00 each and no preferred stock. As of the date hereof 29,230 shares of such authorized common stock were issued and outstanding. The outstanding shares of capital stock of First Bolivar are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of First Bolivar. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of common stock of First Bolivar.

     6.4 Ownership of Other Organizations. First Bolivar does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank. The presently authorized capital of Bank consists solely of 30,000 shares of common stock of the par value of $10.00 each and no preferred stock. As of the date hereof, 30,000 shares of common stock were issued and outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, nonassessable and, 29,770 of such shares are owned by First Bolivar, free and clear of all liens, claims and encumbrances.

     6.5 First Bolivar Financial and Other Reports. First Bolivar has made available to First M&F true and correct copies of (a) the consolidated balance sheets as of December 31, 1997, 1996 and 1995 of First Bolivar and its consolidated subsidiaries and the related consolidated statements of income, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (the "First Bolivar Audited Financial Statements") and the consolidated balance sheets of June 30, 1998 and 1997 (unaudited), and consolidated statements of income for the three- month periods ended June 30, 1998 and 1997 (unaudited), and (b) all correspondence between First Bolivar, Bank (the "First Bolivar Consolidated Group") and the OCC, the FRB, the SEC and the Internal Revenue Service since January 1, 1997, except as may be prohibited by law. First Bolivar's Financial Statements (i) have been prepared in accordance with generally accepted accounting principles, consistently applied, and (ii) present fairly the consolidated results of operations of the First Bolivar Consolidated Group for the periods covered thereby and the consolidated financial condition of the First Bolivar Consolidated Group as of the dates thereof.

     6.6 No Material Adverse Change. Since June 30, 1998, there has been no event or condition of any character (whether actual, or to the knowledge of First Bolivar or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of First Bolivar or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

     6.7 Tax Liability. The amounts set up as liabilities for taxes in the First Bolivar Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

     6.8 Tax Returns: Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of First Bolivar or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before June 30, 1998, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to First Bolivar or the Bank except as reserved against in the First Bolivar Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and First Bolivar's reserves for bad debts at December 31, 1997, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Code.

     6.9 Litigation and Proceedings. Except as set forth on Schedule 6.9 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against First Bolivar or Bank that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of First Bolivar and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

     6.10 Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of First Bolivar or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement.

     6.11 Contingent Liabilities. Except as disclosed on Schedule 6.11 hereto or as reflected in the First Bolivar Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1998, neither First Bolivar nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to First Bolivar and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after June 30, 1998, or from any action omitted to be taken during such period that, to the knowledge of First Bolivar, could reasonably be expected to result in any such material obligation or liability.

     6.12  Title to Assets; Adequate Insurance Coverage.

     Except as described on Schedule 6.12:

          a. As of June 30, 1998, First Bolivar and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the First Bolivar Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the First Bolivar Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 1998, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and
     (v) capital leases and leases, if any, to third parties for fair and adequate consideration. First Bolivar and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by First Bolivar or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by First M&F in such lease of such property.

          b. Except as disclosed on Schedule 6.12 with respect to each lease of any real property or a material amount of personal property to which First Bolivar or the Bank is a party, except for financing leases in which First Bolivar or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

          c. Neither First Bolivar nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          d. To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of First Bolivar and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which First Bolivar or the Bank is named insured meet the applicable standards of the American Bankers Association.

     6.13 Liabilities. To the best knowledge and belief of its management, all liabilities of First Bolivar and Bank were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither First Bolivar nor Bank has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of First Bolivar or Bank; and First Bolivar and Bank have no knowledge of any claim of ownership to any account other than as shown on the written ownership records of First Bolivar and Bank for each account, and First Bolivar and Bank have no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

     6.14 Loans. To the best knowledge and belief of its management, each loan reflected as an asset of First Bolivar in the First Bolivar Financial Statements, as of June 30, 1998, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to First Bolivar, except as disclosed in writing to First M&F on or prior to the date hereof.

     6.15 Allowance for Loan Losses. The allowances for possible loan losses shown on the consolidated balance sheets of First Bolivar as of June 30, 1998 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 1998, and each such allowance has been established in accordance with GAAP.

     6.16 Investments. Except for investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the First Bolivar Financial Statements under the heading "Investment Securities," and none of the investments made by First Bolivar or the Bank since June 30, 1998, and none of the assets reflected in the First Bolivar Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of First Bolivar or the Bank freely to dispose of such investment at any time except as disclosed in Schedule 6.16. With respect to all repurchase agreements to which First Bolivar or the Bank is a party, First Bolivar or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

     6.17 Information for Registration and Proxy Statements. None of the information supplied or to be supplied by First Bolivar for inclusion in (a) the Registration Statement to be filed by First M&F with the SEC (b) the Notice of Meeting and Proxy Statement to be mailed by First Bolivar and Bank to stockholders in connection with the meetings referred to in Section 5.4 hereof (the "Proxy Statement"), and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of First Bolivar's and Bank's stock, as may be amended at the time of First Bolivar and Bank Stockholders' Meetings, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which First Bolivar and Bank shall provide for filing with the SEC and any regulatory agency in connection with the Mergers will comply with generally accepted accounting principles.

     6.18 Commitments and Contracts. Neither First Bolivar nor Bank is a party or subject to any of the following (whether written or oral, express or implied):

          a. Except as listed on Schedule 5.1.p. attached hereto and with a complete copy provided to First M&F, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by First Bolivar or Bank);

          b. Except as listed on Schedule 5.1.n. attached hereto and with a complete copy provided to First M&F, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

          c. Any contract not made in the ordinary course of business containing covenants which limit the ability of First Bolivar or Bank to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, First Bolivar or Bank may carry on its respective business (other than as may be required by law or applicable regulatory authorities).

     6.19 Employee Plans. To the best of First Bolivar's knowledge and belief, it, the Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by First Bolivar or the Bank:

               i. is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

               ii. has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

     6.20 Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under
Section 4971 of the Code, all of which have been fully paid, neither First Bolivar nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code.

     6.21 Vote Required. The affirmative vote of the holders of at least a majority of the voting power of First Bolivar present, is the only vote of the stockholders of First Bolivar necessary to approve the Company Merger and related transactions contemplated hereby. The affirmative vote of the holders of at least two-thirds of the voting power present is the only vote of the stockholders of Bank necessary to approve the Bank Merger and related transactions contemplated hereby.

     6.22 Continuity of Interest. To the best knowledge of First Bolivar and Bank, there is no plan or intention by the First Bolivar or Bank shareholders who own 1% or more of the First Bolivar Common Stock or Bank Common Stock, and to the best of the knowledge of management of First Bolivar and Bank, there is no plan or intention on the part of the remaining First Bolivar or Bank shareholders to sell, exchange or otherwise dispose of a number of shares of First M&F Common Stock, to be received in the Mergers that would reduce First Bolivar or Bank stockholders' ownership of the First M&F Common Stock to a number of shares having a value, as of the date of the Mergers, of less than 50% of the value of all of the formerly outstanding First Bolivar or Bank Common Stock as of the same date. For purposes of this representation, shares of First Bolivar or Bank Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of First Bolivar or Bank Common Stock will be treated as outstanding First Bolivar or Bank Common Stock on the date of the Mergers. Furthermore, shares of First Bolivar or Bank Common Stock and shares of First M&F Common Stock held by First Bolivar or Bank stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Mergers are considered in this assumption. See Schedule 4.4 for additional representations regarding continuity of shareholder interest under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code of 1986, as amended.

     6.23 Continuity of Business Enterprise. First Bolivar operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

     6.24 Environmental Matters. Except as set forth on Schedule 6.24; neither First Bolivar nor the Bank nor, to the best knowledge of its management, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by First Bolivar or the Bank or used by First Bolivar or the Bank in their respective business ("First Bolivar Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about First Bolivar Properties except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters ("Environmental Laws"). Neither First Bolivar nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to First Bolivar Properties.

     6.25 Accuracy of Information. To the best of First Bolivar's and its officers' and directors' knowledge, all information furnished by First Bolivar or Bank to First M&F and M&F Bank relating to the assets, liabilities, and this Agreement is accurate, and First Bolivar has not omitted to disclose any information which is or would be material to this Agreement.

     6.26 Compliance with Laws and Contracts. To the best of First Bolivar's and its officers' and directors' knowledge, neither First Bolivar nor the Bank is in violation of any laws, regulations, or agreements to which it is a party and have failed to file any material reports required by any governmental or other regulatory body.

                                   ARTICLE 7
       FIRST M&F'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

     First M&F represents and warrants to First Bolivar as follows: for purposes of this Agreement, except in Section 7.1 and where the context requires otherwise, any reference to First M&F in this Article 7 shall be deemed to include First M&F and M&F Bank and any reference to "material," material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of First M&F and its subsidiaries including M&F Bank taken as a whole.

     7.1 Organization and Authority. Each of First M&F and M&F Bank is a corporation or bank duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

     7.2 Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of First M&F are validly issued and outstanding, fully paid and nonassessable and all of such shares of M&F Bank are owned directly or indirectly by First M&F free and clear of all liens, claims, and encumbrances. The shares of First M&F common stock to be issued in connection with the Mergers pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

     7.3 Authorization. The execution, delivery and performance of this Agreement by First M&F and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of First M&F and M&F Bank, subject to regulatory approval. No other corporate proceedings on the part of First M&F are necessary to authorize the execution and delivery of this Agreement and the performance by First M&F of the terms hereof. This Agreement is a valid and binding obligation of First M&F enforceable against First M&F in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

     7.4 No Material Adverse Change. Since June 30, 1998, there has been no event or condition of any character (whether actual, or to the knowledge of First M&F or M&F Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to First M&F would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of First M&F or M&F Bank excluding changes in laws or regulations that affect banking institutions generally.

     7.5 Loans. To the best knowledge and belief of its management, and management of M&F Bank, each loan reflected as an asset of First M&F in the unaudited consolidated balance sheet contained in First M&F's quarterly report to shareholders for the period ended June 30, 1998, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to First M&F, except as disclosed on
Schedule 7.5 hereto.

     7.6 Litigation. Except as disclosed on Schedule 7.6 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of First M&F and its subsidiaries taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

     7.7 Contingent Liabilities. Except as disclosed on Schedule 7.7 hereto or reflected in the First M&F reports filed with the SEC and except in the case of First M&F's subsidiaries for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1998, neither First M&F nor any of its subsidiaries had any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to First M&F and its subsidiaries taken as a whole.

     7.8 Allowances for Possible Loan Losses. The allowances for possible loan losses shown on the balance sheet of First M&F contained in the First M&F reports filed with the SEC as of June 30, 1998, were or will be, as the case may be, adequate in all material respects under the requirements of GAAP to provide for possible loan losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the respective date of such balance sheet and such allowance has been or will have been established in accordance with GAAP. To the knowledge of First M&F's and M&F Bank's management, First M&F is not likely to be required to materially increase the provision for loan losses between the date hereof and the Effective Date.

     7.9 Benefit Plans. To the knowledge and belief of First M&F's senior management, First M&F, each of its subsidiaries and all "employee benefit plans," as defined in Section 3(3) of ERISA, that cover one or more employees employed by First M&F or any of its subsidiaries:

               i. is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

               ii. has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes; regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise or permit or governmental authorization, and is subject to no agreement or written understanding with any such governmental authorities with respect to its assets or business.

     7.10 Pooling Treatment; CRA. First M&F and M&F Bank know of no reason why Pooling Treatment will not be available or regulatory approval will not be given, nor has First M&F or any of its affiliates received a CRA rating of less than satisfactory.

     7.11 Year 2000 Compliance. First M&F and M&F Bank are Year 2000 compliant.

     First M&F covenants and agrees as follows:

     7.12 Conduct of Business. First M&F agrees to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but nothing herein shall be construed as limiting or restricting First M&F in its assets, liability, or capital structure or limiting any action of First M&F or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of First M&F stock pending consummation of the transactions contemplated hereby; provided however, that First M&F and M&F Bank shall not, and shall instruct their executive officers, directors, and control persons and any affiliates of any of the foregoing not to, effect any transactions in First M&F Common Stock in violation of Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise for the purpose, or with the effect, of manipulating the trading price of First M&F Common Stock.

     7.13 Due Diligence. In order to afford First Bolivar access to such information as it may reasonably deem necessary to perform its due diligence review with respect to First M&F and its assets in connection with the Mergers, First M&F shall (and shall cause M&F Bank to), (a) upon reasonable notice, afford First Bolivar and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish First Bolivar and such representatives with such financial and operating data and other information of any kind respecting its business and properties as First Bolivar shall from time to time reasonably request to perform such review, (b) furnish First Bolivar with copies of all reports filed by First M&F with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and
(c) promptly advise First Bolivar of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of First M&F, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to First M&F, would reasonable be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

     7.14 Registration Statement. (a) First M&F will prepare and file on Form S-4 a registration statement under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the First M&F Common Stock which will be issued to the holders of First Bolivar Common Stock and Bank Common Stock pursuant to the Mergers. First M&F shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the First M&F Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

          (b) First M&F will indemnify and hold harmless each member of First Bolivar's consolidated group and each of their respective directors, officers, agents and other persons, if any, who control First Bolivar within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgements (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that First M&F shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to First M&F by First Bolivar.

     7.15 Application to Regulatory Authorities. First M&F shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers and provide copies thereof to First Bolivar and its counsel.

     7.16 Continuity of Business Enterprise. It is the present intention of First M&F to continue at least one significant historic business line of First Bolivar, namely, financial services, and to use at least a significant portion of First Bolivar's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

                                   ARTICLE 8
                             CONDITIONS TO CLOSING

     The obligations of First Bolivar, Bank, First M&F and M&F Bank under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

     8.1 Conditions to Each Party's Obligations to Effect the Mergers. The respective obligation of each party to effect the Mergers shall be subject to the following conditions:

          a. Stockholder Approval. The Company Merger shall have been approved by the requisite vote of the holders of the outstanding shares of First Bolivar Common Stock at First Bolivar's Stockholders' Meeting.

          b. Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by all governing regulatory authorities, without any condition or requirement that either First M&F or First Bolivar deem burdensome, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of First M&F, M&F Bank, First Bolivar or Bank after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.

          c. Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

          d. No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreements or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Merger Agreements or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

          e. Pooling Treatment. First M&F shall be satisfied that the Mergers will qualify for accounting by First M&F as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the SEC.

     8.2 Conditions to Obligations of First Bolivar to Effect the Mergers. The obligations of First Bolivar to effect the Mergers shall be subject to the following additional conditions:

          a. Representations and Warranties. The representations and warranties of First M&F set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by First Bolivar.

          b. Performance of Obligations. First M&F and M&F Bank shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and First M&F shall deliver at Closing appropriate certificates setting forth such.

          c. No Material Adverse Change. There shall not have occurred any material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of First M&F and its subsidiaries taken as a whole.


          d. Legal Opinion. An opinion of Watkins Ludlam Winter & Stennis, P.A., special counsel to First M&F, shall be delivered to First Bolivar dated the Closing Date and in form and substance reasonably satisfactory to First Bolivar and its counsel to the effect that:

               i. First M&F is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

               ii. M&F Bank is a Mississippi banking corporation, duly organized and validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

               iii. First M&F had and has corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of First M&F and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

               iv.  All required regulatory approvals have been obtained;

               v. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against First M&F relating to the participation in or consummation of this Agreement by First M&F and consummation will not violate any other contract, agreement, charter or bylaw of First M&F; and

               vi. All shares of First M&F Common Stock to be issued pursuant to the Mergers have been duly authorized and, when issued pursuant to the Merger Agreements, will be validly and legally issued, fully paid and non-assessable and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

          e. Tax Opinion. First Bolivar shall have received from Watkins Ludlam Winter & Stennis, P.A. an opinion of counsel, dated the Closing Date as to certain tax aspects of the transactions contemplated by this Agreement and the Merger Agreements, including that such transactions as to stockholders of First Bolivar and Bank will constitute a tax-free reorganization.

     8.3 Conditions to Obligations of First M&F to Effect the Mergers. The obligations of First M&F to effect the Mergers shall be subject to the following additional conditions:

          a. Representations and Warranties. The representations and warranties of First Bolivar and Bank set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by First M&F.

          b. Performance of Obligations. First Bolivar and Bank shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and First Bolivar shall deliver at Closing appropriate certificates setting forth such.

          c. No Material Adverse Change. There shall not have occurred any material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of First Bolivar and its subsidiaries taken as a whole.

          d. Affiliate Agreement. An Affiliate Agreement substantially in the form specified on Exhibit C hereto (as contemplated by Section 4.1 hereof) shall have been executed by each person who serves as an executive officer or director of First Bolivar or Bank or who beneficially owns 10% or more of the First Bolivar Common Stock outstanding; and First M&F shall have received from each such person a written confirmation dated not earlier than five business days prior to the Closing Date to the effect that each representation made in such person's Affiliate Agreement is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

          e. Legal Opinion. An Opinion of Jacks, Adams and Westerfield, counsel to First Bolivar, shall be delivered to First M&F dated the Closing Date, and in form and substance reasonably satisfactory to First M&F to the effect that:

               i. First Bolivar is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

               ii. Bank is a national banking association, duly organized and validly existing and in good standing under the laws of the United States of America, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

               iii. First Bolivar and Bank had and have corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of First Bolivar and Bank and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

               iv. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against First Bolivar or Bank relating to the participation in or consummation of this Agreement by First Bolivar or Bank and consummation will not violate any other contract, agreement, charter or bylaw of First Bolivar or Bank; and

               v. First Bolivar and Bank have complied with all laws and regulations relating to dissenters' rights and all stock in First Bolivar and Bank will be acquired by First M&F pursuant to the terms of this Agreement and that the title and/or ownership interest in the shares of First Bolivar and Bank stock are as represented in First Bolivar's and Bank's certificate at Closing and that no known dispute exists as to the title and/or ownership of any such shares.

                                   ARTICLE 9
                                    CLOSING

     9.1 Closing. The Closing shall be held at the offices of M&F Bank or such other place as First M&F and First Bolivar shall mutually designate.

     9.2 Deliveries at Closing. At the Closing, all documents and instruments shall be duly and validly executed and delivered by all the Parties hereto, and possession of all liabilities and assets shall be transferred and delivered accordingly.

     9.3 Documents. The Parties shall execute any and all documents reasonably requested by them or their legal counsel for the purpose of effecting the transaction contemplated, including but not limited to the following:

          a. endorsement, negotiation, and/or assignment of all original notes and Security Agreements relating to all loans;

          b.  warranty deeds for the real property;

          c.  commitments for owners title insurance for the real property;

          d. such other endorsements, assignments or other conveyances as may be appropriate or necessary to effect the transfer to First M&F of the assets, duties, responsibilities and obligations as referred to herein; and

          e. listing of dissenting stockholders, if any, including name, address, and number of shares owned.


                                  ARTICLE 10
                               EMPLOYMENT MATTERS

     10.1 Employees. Neither First M&F nor M&F Bank shall be obligated to retain in any capacity any of First Bolivar's or Bank's officers, directors, or employees or to pay any stipulated compensation to any employees. First M&F will make reasonable efforts to maintain compensation levels for any retained personnel commensurate with the employees' experience and qualifications, and in accordance with First M&F and M&F Bank's salary administration program. With regard to any retained employee, First M&F and M&F Bank shall be free of any obligation to honor any past agreement of First Bolivar or Bank to such person.

     With respect to First Bolivar's and Bank's group health and life benefit plan as it relates to employees, First M&F shall have the option of either: (1) continuing such plan on and after the Effective Date of the Mergers; or (2) discontinuing such plan upon the Effective Date and thereafter, all retained employees will be eligible to participate in M&F Bank's group health and life benefit plan based on the provisions in the plan. The ninety (90) day employment period will be waived for eligible retained employees in accordance with M&F Bank's plan. M&F Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel.

     10.2 Retirement Plan. First Bolivar and Bank currently maintain a Basic Savings Plan and 401(k) Plan which will remain operative and in effect through the Effective Date of the Mergers (the "Plans"). The Plans will be terminated as of the Effective Date of the Mergers and distributed to vested employees of First Bolivar and Bank in accordance with the terms of the Plans after the normal and customary contributions have been made consistent with past practices. The trustees for the Plans will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the IRS, Department of Labor and other government agencies. All such termination costs will be paid from the Plans' assets, if permitted by law.

     Upon the Effective Date of the Mergers, all retained employees will be eligible to enter the M&F Bank Plans based on the provisions set forth in the respective plans.

     10.3 Other Benefit Plans. Other First Bolivar and Bank benefit plans will continue through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in all M&F Bank employment benefit plans not set forth in Sections 10.1 and 10.2 hereof, based on the provisions set forth in the plans.

     10.4 Notices. First Bolivar shall be (and shall cause Bank to be) responsible for notifying its employees of the terms of this Agreement as it affects and/or relates to them and for complying with any applicable laws regarding such notices.


                                  ARTICLE 11
                                   REMEDIES

     For purposes of this Agreement, any reference to First M&F in this Article 11 shall be deemed to include First M&F and M&F Bank and any reference to First Bolivar in this Article 11 shall be deemed to include First Bolivar and Bank.

     11.1 Parties' Joint Remedies. In the event regulatory authorities impose requirements which do not materially alter this Agreement and which are not otherwise burdensome or objectionable to the Parties, then the Parties agree to amend this Agreement to conform to such regulatory requirements, and specific performance shall be available as a remedy for this purpose.

     11.2 First Bolivar's Remedies. In the event First M&F breaches this Agreement, then First Bolivar shall give First M&F notice of the breach, and First M&F shall have a reasonable amount of time to cure the breach, and First M&F shall be liable for such economic damages that are the direct result of any uncured breach, but First M&F shall not be liable for consequential or punitive damages. If First M&F breaches a warranty, representation, covenant or agreement that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

     11.3 First M&F's Remedies. In the event First Bolivar breaches this Agreement, then First M&F shall give First Bolivar notice of the breach, and First Bolivar shall have a reasonable amount of time to cure the breach, and First Bolivar shall be liable for such economic damages that are the direct result of any uncured breach, but First Bolivar shall not be liable for consequential or punitive damages. If First Bolivar breaches a warranty, representation, covenant or agreement that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the First Bolivar Exchange Ratio.

     11.4 Attorney Fees. Each Party shall bear its own attorney fees except attorney fees may be awarded by the presiding judge if the trier of fact finds that the other Party has committed fraud against the other Party.


                                  ARTICLE 12
                                  TERMINATION

     12.1 Termination. This Agreement may be terminated, either before or after approval by the stockholders of First Bolivar and Bank as follows:

          a. Mutual Consent. At any time on or prior to the Effective Date, by the mutual consent in writing of a majority of the members of each of the Board of Directors of the Parties hereto;

          b. Expiration of Time. By the Board of Directors of First M&F in writing or by the Board of Directors of First Bolivar in writing, if the Mergers shall have not become effective on or before March 31, 1999, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date;

          c. Breach of Representation, Warranty or Covenant. By either Party hereto, in the event of a breach by the other Party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching Party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the Party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching Party's performance of this Agreement.

          d. Regulatory Approval. By either Party hereto, at any time after the FRB, FDIC, or MDBCF has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Mergers and the time-period for all appeals or requests for reconsideration thereof has run.

          e. Shareholder Approval. By either Party hereto, if the Company Merger is not approved by the required vote of shareholders of First Bolivar.

          f. Dissenters. By First M&F, if holders of ten percent (10%) or more of the outstanding First Bolivar Common Stock exercise statutory rights of dissent and appraisal pursuant to Article 11 of the MBCA.


                                  ARTICLE 13
                               APPRAISAL RIGHTS

     13.1 Appraisal Rights of First Bolivar. Notwithstanding any other provision of this Agreement to the contrary, dissenting stockholders of First Bolivar who comply with the procedural requirements of Article 13 of the MBCA will be entitled to receive payment of the fair cash value of their shares if the Company Merger is effected.

     13.2 Appraisal Rights of Bank. Notwithstanding any other provision of this Agreement to the contrary, dissenting stockholders of Bank (other than First Bolivar) who comply with the procedural requirements of 12 U.S.C. (S)214a will be entitled to receive payment of the fair cash value of their shares if the Bank Merger is effected.


                                  ARTICLE 14
                                 MISCELLANEOUS

     14.1 Entire Agreement. This Agreement embodies the entire understanding of the Parties in relation to the subject matter herein and supersede all prior understandings or agreements, oral or written, between the Parties hereto other than the Confidentiality Agreement heretofore executed by the Parties.

     14.2 Effect of Termination or Consummation; Survival. (a) Upon termination of this Agreement pursuant to Article 12, the Merger Agreements shall also terminate, and this

Agreement and the Merger Agreements shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreements, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of the covenant in Section 7.14(c).

     (b) None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party prior to the Closing Date shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Article 8 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority. Each covenant of the Parties to be performed after the Effective Time shall survive the Effective Time and may be enforced by the person or persons in whose favor it runs.

     14.3 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     14.4 Duplicate Originals. This Agreement may be executed in any number of duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

     14.5 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Mississippi.

     14.6 Successors: No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of First Bolivar and First M&F. Except as otherwise specifically provided in this Agreement, including Section 14.2 nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than First Bolivar and First M&F any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of First Bolivar and First M&F and for the benefit of no other person.

     14.7 Modification; Assignment. No amendment or other modification of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

     14.8 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                                 First Bolivar
               First Bolivar Capital Corporation
               308 E. Sunflower Road
               Cleveland, MS 38732
               Attn: Doug Springer
               Fax Number: (601) 843-4234

               Copy to:  Gerald Jacks, Esq.
                         Jacks, Adams and Westerfield
                         106 South Pearman
                         Cleveland, MS 38732
                         Fax Number: (601) 843-6176


                                   First M&F
               First M&F Corporation
               221 E. Washington
               Kosciusko, MS 39090
               Attn: Scott M. Wiggers
               Fax Number: (601) 289-5121

               Copy to:  Craig N. Landrum
                         Watkins Ludlam Winter & Stennis, P.A.
                         633 N. State Street
                         Jackson, MS 39205
                         Fax Number: (601) 949-4804

     14.9 Waiver. First Bolivar and First M&F may waive their respective rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of First Bolivar or First M&F to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by First Bolivar or First M&F under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

     14.10 Costs, Fees and Expenses. Each Party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants, financial advisors and counsel. First M&F will be responsible for preparing the applications, regulatory filings and registration statement necessary to obtain approval of the Mergers and the issuance of the First M&F common stock. First Bolivar will be responsible for the cost of its (and Bank's) accountants and legal counsel and will bear all costs related to conducting its stockholders' meetings and obtaining stockholders' approval of the Mergers.

     14.11 Press Releases. First Bolivar and First M&F shall consult with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit First M&F, following notification to First Bolivar, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

     14.12 Severability. If any provision of this Agreement is invalid or unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

     14.13 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


                              [signatures omitted]

                                   EXHIBIT A

                            COMPANY MERGER AGREEMENT


     This Company Merger Agreement is made and entered into as of the 9th day of September, 1998, between First M&F Corporation, Kosciusko, Mississippi, a Mississippi corporation ("First M&F") and First Bolivar Capital Corporation, Cleveland, Mississippi, a Mississippi corporation ("First Bolivar") (the "Company Merger Agreement").

                              W I T N E S S E T H:

     WHEREAS, First M&F and First Bolivar (collectively, the "Constituent Corporations") and their respective Boards of Directors deem it advisable that First Bolivar be merged into First M&F (the "Company Merger") pursuant to the provisions of the Mississippi Business Corporation Act and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and

     WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Company Merger;

     NOW THEREFORE, the Constituent Corporations hereby make, adopt and approve this Company Merger Agreement and prescribe the terms and conditions of the Company Merger and the mode of carrying the Company Merger into effect as follows:

                                  ARTICLE ONE

                               The Company Merger

     Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) First Bolivar shall be merged with and into First M&F and the separate existence of First Bolivar shall cease.

                                  ARTICLE TWO

                            Effective Date and Time

     The Company Merger shall be effective as of the date and time stated in Articles of Merger certified, signed and acknowledged in the manner required by law, and filed in the office of the Secretary of State of the State of Mississippi, such date to be determined by the resolution of the Board of Directors of First M&F (such time and date being herein referred to as the "Effective Time" and the "Effective Date," respectively).

                                 ARTICLE THREE

                     Conversion and Cancellation of Shares

     On the Effective Date, each share of Common Stock, $10.00 par value, of First Bolivar ("First Bolivar Common Stock") issued and outstanding immediately prior to the Effective Date, other than shares of First Bolivar Common Stock owned by stockholders who, pursuant to the MBCA, perfect dissenters' rights, shall, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into 8.32169 shares of First M&F Common Stock (the "First Bolivar Exchange Ratio") based upon 29,230 shares of First Bolivar Common Stock issued and outstanding. In the event the number of shares is greater than 29,230, the parties will determine whether an adjustment will be made. In the event First M&F Common Stock shall be changed before the Effective Date into a different number of shares by reason of recapitalization, split-up, stock dividend or the like, the First Bolivar Exchange Ratio shall be adjusted according to the Plan.

     The exchange of certificates representing First M&F Common Stock for certificates formerly representing First Bolivar Common Stock shall be effected as provided in the Plan. No fractional shares of First M&F Common Stock representing such fractional shares will be issued to the holders of First Bolivar Common Stock. Instead, a shareholder otherwise entitled to receive such fractional shares shall be entitled to a cash payment (without interest) as provided in the Plan.

                                  ARTICLE FOUR

                           Effects of Company Merger

     The Company Merger shall have the effects set forth in Miss. Code Ann.
(S) 79-4-11.06.

     The Charter and Articles of Incorporation and Bylaws of First M&F shall be the Charter and Articles of Incorporation and Bylaws of the merged corporation following the Effective Date of the Merger, unless and until the same shall be amended in accordance with the provisions hereof and the Act. The members of the Board of Directors and Officers of First M&F shall be the Board of Directors and Officers of the merged corporation until their respective successors are elected and qualified. The shares of common stock of First M&F as the surviving corporation outstanding immediately prior to the Effective Date of the Merger shall remain outstanding. The authorized capital stock of First M&F as the surviving corporation following the Effective Date of the Merger shall be 15,000,000 shares of common stock, $5.00 par value, unless and until the same shall be changed in accordance with the Act.

                                  ARTICLE FIVE

                       Filing of Company Merger Agreement

     If this Company Merger Agreement is approved by the shareholders of First Bolivar, then the fact of such approval shall be certified in Articles of Merger which shall be signed and acknowledged by the President or Vice President of each of the Constituent Corporations. Thereafter, a multiple original of the Articles of Merger, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Mississippi for filing and recordation in the manner required by law.

                                  ARTICLE SIX

                                 Miscellaneous

     The obligations of the Constituent Corporations to effect the Company Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Company Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Corporations or (b) pursuant to the terms and provisions of the Plan.

     IN WITNESS WHEREOF, this Company Merger Agreement is signed by a majority of the Directors of each of the Constituent Corporations as of the day first above written.

                              [signatures omitted]

                                   EXHIBIT B

                             BANK MERGER AGREEMENT

     This Bank Merger Agreement is made and entered into as of the 9th day of September, 1998, between Merchants & Farmers Bank, Kosciusko, Mississippi, a Mississippi banking corporation ("M&F Bank") and First National Bank of Bolivar County, Cleveland, Mississippi, a national banking association ("Bank") (the "Bank Merger Agreement") and joined in by First M&F Corp., a Mississippi corporation ("First M&F"), the parent of M&F Bank, for the purpose of its agreement to issue shares of its common stock to minority shareholders of Bank upon merger of Bank into M&F Bank.

                                  WITNESSETH:

     WHEREAS, M&F Bank and Bank (collectively, the "Constituent Banks") and their respective Boards of Directors deem it advisable that Bank be merged into M&F Bank (the "Bank Merger") pursuant to the provisions of the Mississippi Banking Laws and 12 U.S.C. (S) 214a and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and;

     WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Bank Merger;

     NOW THEREFORE, the Constituent Banks hereby make, adopt and approve this Merger Agreement and prescribe the terms and conditions of the Bank Merger and the mode of carrying the Bank Merger into effect as follows:

                                  ARTICLE ONE

                                The Bank Merger

     Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) Bank shall be merged with and into M&F Bank under the Charter of and with the name Merchants & Farmers Bank and the separate existence of Bank shall cease.

                                  ARTICLE TWO

                            Effective Date and Time

     The Bank Merger shall be effective as of the date and time stated in Articles of Merger certified, signed and acknowledged in the manner required by law and filed in the Office of the

Commissioner of Banking and Consumer Finance ("MDBCF") of the State of Mississippi, such date to be determined by resolution of the Board of Directors of M&F Bank (such time and date being herein referred to as the "Effective Time" and the "Effective Date," respectively).

                                 ARTICLE THREE

                     Conversion and Cancellation of Shares

     On the Effective Date, each share of Common Stock, $10.00 par value, of Bank (Bank Common Stock) issued and outstanding immediately prior to the Effective Date, other than shares of Bank Common Stock owned by First Bolivar Capital Corporation and other than shares of Bank Common Stock as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. (S) 214a of the National Banking Act shall by virtue of the Bank Merger and without any action on the part of the holder thereof, by converted into the right to 8.32169 shares of First M&F Corp. Common Stock ("Bank Exchange Ratio"). In the event First M&F Common Stock shall be changed before the Effective Date into a different number of shares by reason of recapitalization, split-up, stock dividend or the like, the Bank Exchange Ratio shall be adjusted according to the Plan. On the Effective Date each issued and outstanding share of Bank Common Stock, par value $10.00, shall be canceled.

     The exchange of certificates representing First M&F Common Stock for certificates formerly representing Bank Common Stock shall be effected as provided in the Plan. No fractional shares of First M&F Common Stock representing such fractional shares will be issued to the holders of Bank Common Stock. Instead, a shareholder otherwise entitled to receive such fractional shares shall be entitled to a cash payment (without interest) as provided in the Plan.

                                  ARTICLE FOUR

                             Effects of Bank Merger

     The Bank Merger shall have the effects set forth in Miss. Code Ann. (S) 81-5-85. Upon the Effective Date, the main office and each branch office maintained by Bank as a branch office immediately before the Bank Merger becomes effective, shall become a branch office of M&F Bank.

     The Charter and Articles of Incorporation and Bylaws of M&F Bank shall be the Charter and Articles of Incorporation and Bylaws of the merged corporation following the Effective Date of the Merger, unless and until the same shall be amended in accordance with the provisions hereof and the Act. The members of the Board of Directors and Officers of M&F Bank shall be the Board of Directors and Officers of the merged corporation until their respective successors are elected and qualified. The shares of common stock of M&F Bank as the surviving corporation outstanding immediately prior to the Effective Date of the Merger shall remain outstanding. The authorized capital stock of M&F Bank as the surviving corporation following the Effective Date of the Merger shall be 219 shares of common stock, $5.00 par value, unless and until the same shall be changed in accordance with the Act.


                                  ARTICLE FIVE

                           Filing of Merger Agreement

     If this Bank Merger Agreement is approved by the shareholders of Bank and M&F Bank, then the fact of such approval shall be certified in Articles of Merger which shall be signed and acknowledged by the President or Vice President of each of the Constituent Banks. Thereafter, a multiple original of the Articles of Merger, so certified, signed and acknowledged, shall be delivered to the MDBCF for filing and recordation in the manner required by law

                                  ARTICLE SIX

                                 Miscellaneous

     The obligations of the Constituent Banks to effect the Bank Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Bank Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Banks or (b) pursuant to the terms and provisions of the Plan.

     IN WITNESS WHEREOF, this Bank Merger Agreement is signed by a majority of the Directors of each of the Constituent Banks and First M&F Corporation as of the day first above written.

                              [signatures omitted]

                                   APPENDIX B

               ARTICLE 13 OF MISSISSIPPI BUSINESS CORPORATION ACT

                                   ARTICLE 13
                               DISSENTERS' RIGHTS

          SUBARTICLE A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

79-4-13.01 DEFINITIONS--ln this Article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     79-4-13.02 RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

     (1) Consummation of a Merger Agreement of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

     (2) Consummation of a Merger Agreement of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the Merger Agreement;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a Merger Agreement by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     (i) Alters or abolishes a preferential right of the shares;

     (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

     (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under
Section 79-4-6.04; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either
(i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

     (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     79-4-13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

          SUBARTICLE B.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     79-4-13.20 NOTICE OF DISSENTERS' RIGHTS. --(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Section 79-4-
13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

     79-4-13.21 NOTICE OF INTENT TO DEMAND PAYMENT.-- (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

     79-4-13.22 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more that sixty (60) days after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this article.

     79-4-13.23 DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required. each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

     79-4-13.24 SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertified shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     79-4-13.25 PAYMENT.--(a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     (2) A statement of the corporation's estimate of the fair value of the shares;
     (3) An explanation of how the interest was calculated;
     (4) A statement of the dissenters' right to demand payment under Section 79-4-13.28; and
     (5) A copy of this article.

     79-4-13.26 FAILURE TO TAKE ACTION.--(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

     79-4-13.27 AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

     79-4-13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

                   SUBARTICLE C. JUDICIAL APPRAISAL OF SHARES

     79-4-13.30 COURT ACTION.--(a) If a demand for payment under Section 79-4-
13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

     79-4-13.31 COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                   APPENDIX C

                      12 U.S.C. (S)214A NATIONAL BANK ACT

PROCEDURE FOR CONVERSION, MERGER, OR CONSOLIDATION; VOTE OF STOCKHOLDERS

     Section 214a (Act of August 17, 1950, Sec. 2). A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

APPROVAL OF BOARD OF DIRECTORS; PUBLICATION OF NOTICE OF SHAREHOLDERS' MEETING;
         WAIVER OF PUBLICATION; NOTICE BY REGISTERED OR CERTIFIED MAIL

     (a) The Merger Agreement of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the Merger Agreement, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks; Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     (b) A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the Merger Agreement, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraiser is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The Merger Agreement of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     First M&F's Articles provide for indemnification to the fullest extent allowed by law. The Articles of First M&F provide in Article Eleven certain provisions regarding the extent to which First M&F will provide indemnification of and advancement of expenses to its Directors, officers, employees and agents as well as persons serving at the request of First M&F as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise (collectively referred to as "Eligible Persons").

     First M&F's Bylaws currently contain a provision requiring First M&F to indemnify any Director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of First M&F, by reason of the fact that such person is or was a Director, officer, employee or agent of First M&F, or is or was serving at the request of First M&F as a Director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First M&F, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

     Unless limited by its Articles of Incorporation the Mississippi BCA mandates that First M&F indemnify any Director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding (the "Mandatory Provision"). The Mississippi BCA permits First M&F to indemnify a Director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the Director's conduct was in good faith, (2) in the case of conduct in his official capacity, the Director reasonably believed his conduct was in the best interests of First M&F , (3) in the case of conduct not in his official capacity, the Director reasonably believed his conduct was not opposed to the best interests of First M&F, (4) in the case of any criminal proceeding, the Director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of First M&F, the Director is not adjudged liable to First M&F, and (6) in the case of third-party claims, the Director is not adjudged liable on the basis that he derived an improper personal benefit (the "Permissive Provision"). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a "Disinterested Party"), that the director has met the applicable standard of conduct. The Mississippi BCA also provides that unless First M&F's Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to First M&F in a proceeding by or in the right of First M&F, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provide, however, that if the director was adjudged liable to First M&F, his indemnification is limited to reasonable expenses. The Mississippi BCA permits First M&F to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The Mississippi BCA also permits First M&F to indemnify officers, employees and agents of First M&F to the same extent permitted for directors. Finally, the Mississippi BCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

     Article Eleven of First M&F's Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the Mississippi BCA and, as permitted by the Mississippi BCA, requires First M&F to indemnify Eligible Persons beyond the scope of such provisions. First M&F must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to First M&F in a suit brought by or in the right of First M&F or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Eleven also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterest Party would not preclude indemnification.

     Article Eleven further provides that no amendment or repeal of its provisions maybe applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Eleven may not be taken away or diminished by an amendment in the event of a change in control of First M&F.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

     The following exhibits are furnished (or incorporated by reference) as a part of this Registration Statement:

     Exhibit Number              Description
     --------------              -----------

          2 Agreement and Plan of Merger dated as of September 9, 1998, included as Exhibit A to the Joint Proxy Statement/Prospectus contained herein.

          3.1 Articles of Incorporation of First M&F, as amended (*)

          3.2                    Bylaws of First M&F (*)

          4 Instruments defining the rights of security holders including indentures:
                                 First M&F Corporation has various instruments outstanding which define the rights of security holders and agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

          5 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding legality of common stock registered hereby.

          8 Form of Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding tax matters to be filed by amendment.

          10                     Material contracts:
                                 Documents relating to lines of credit (*)

          21                     Subsidiaries of the Registrant (*)

          23.1 Consent of Shearer Taylor & Co., P.A., independent public accountants.

          23.2 Consent of Taylor Powell Wilson & Hartford, P.A. independent public accountants.

          23.3 Consent of Watkins Ludlam Winter & Stennis, P.A. is contained in their opinion filed as
                                 Exhibit 5 to this Registration Statement.

          24 Power of attorney included as part of signature page.

          99                     Forms of Proxy.

(*) These documents were filed as Exhibits 3(a), 3(b), 10 and 22, respectively, on Form S-1 (File No. 33-08751) filed with the Commission on September 15, 1986, and are hereby specifically incorporated by reference herein.

          (b)  Financial Statement Schedules

          No Financial Statement Schedules are required to be filed.

          (c)  Report, Opinion or Appraisal.

          Not applicable.

ITEM 22.  UNDERTAKINGS

          (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (5) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, First M&F has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kosciusko, State of Mississippi on this the 9th day of November, 1998.

FIRST M&F CORPORATION
Registrant


BY:  /s/ Hugh S. Potts, Jr.
   -------------------------
    Chairman of the Board and Chief Executive Officer


        KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Robert C. Thompson, III (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and affix his or her name and signature to and file any and all documents relating to the registration under the Securities Act of 1933 of shares of First M&F Common Stock for issuance in accordance with the Agreement and Plan of Merger dated as of September 9, 1998, and do hereby grant to said attorney, full power and authority to do and perform each and every act and thing necessary to be done in and about the premises in order to effectuate such registration as fully to all intents and purposes as he or she might to personally, and do hereby ratify and confirm all that said attorney, may lawfully do or cause to be done by virtue hereof. The documents referred to include a Registration Statement under the Securities Act of 1933 on Form S-4, and any amendments (including post effective amendments) thereto, and all documents deemed necessary or desirable by said attorney-in-fact to be filed with departments or agencies of the several states regulating the qualification or registration of securities under Blue Sky laws of said states, together with any and all documents and all exhibits relating to the registration statement, amendments, or exhibits required to be filed with any administrative or regulatory agency or authority.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 9, 1998 by the following persons in the capacities indicated.

         SIGNATURE                                   TITLE
         ---------                                   -----

By: /s/ Hugh S. Potts, Jr.                  Chairman of the Board and
   --------------------------                 Director (Principal
                                              Executive Officer)

By: /s/ Scott M. Wiggers                    President and Director
   --------------------------

By: /s/ Fred A. Bell                        Director
   --------------------------

By:                                             Director
   ----------------------------
   John Crocker

By: /s/ Charles T. England                      Director
   ----------------------------

By:                                             Director
   ----------------------------
   Toxey Hall, III

By:                                             Director
   ----------------------------
   Barbara K. Hammond

By: /s/ J. Marlin Ivey                          Director
   ----------------------------

By:                                             Director
   ----------------------------
   Joseph M. Ivey

By:                                             Director
   ----------------------------
   R. Dale McBride

By:                                             Director
   ----------------------------
   Susan P. McCaffery

By: /s/ Otho E. Pettit, Jr.                     Director
   ----------------------------

By:                                             Director
   ----------------------------
   Charles W. Ritter, Jr.

By: /s/ W.C. Shoemaker                          Director
   ----------------------------

By: /s/ Edward G. Woodard                       Director
   ----------------------------

By: /s/ Robert C. Thompson, III                 Chief Financial Officer
   ----------------------------                   (Principal Accounting and
                                                  Financial Officer)

                               INDEX TO EXHIBITS



Exhibit Number                   Description
--------------                   -----------

     2 Agreement and Plan of Merger dated as of September 9, 1998, included as Exhibit A to the Joint Proxy Statement/Prospectus contained herein.

     3.1 Articles of Incorporation of First M&F, as amended (*)

     3.2                         Bylaws of First M&F (*)

     4 Instruments defining the rights of security holders including indentures: First M&F Corporation has various instruments outstanding which define the rights of security holders and agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

     5 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding legality of common stock registered hereby.

     8 Form of Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding tax matters to be filed by amendment.

     10                          Material contracts:
                                 Documents relating to lines of credit (*)

     21                          Subsidiaries of the Registrant (*)

     23.1                        Consent of Shearer Taylor & Co., P.A.,
                                 independent public accountants.

     23.2 Consent of Taylor Powell Wilson & Hartford, P.A. independent public accountants.

     23.3 Consent of Watkins Ludlam Winter & Stennis, P.A. is contained in their opinion filed as
                                 Exhibit 5 to this Registration Statement.

     24 Power of attorney included as part of signature page.

     99                          Forms of Proxy.

(*) These documents were filed as Exhibits 3(a), 3(b), 10 and 22, respectively, on Form S-1 (File No. 33-08751) filed with the Commission on September 15, 1986, and are hereby specifically incorporated by reference herein.